As filed with the Securities and Exchange Commission on July 20, 2010
Registration No. 333-168078
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in governing instruments)

2 Bethesda Metro Center, Suite 1530
Bethesda, MD 20814
(240) 507-1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jon E. Bortz
Chairman, President and Chief Executive Officer
2 Bethesda Metro Center, Suite 1530
Bethesda, MD 20814
(240) 507-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	James O’Connor Bartholomew A. Sheehan Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300 (212) 839-5599 (Telecopy)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Securities Being	Aggregate	Registration
Registered	Offering Price (1)(2)	Fee (3)
Common Shares of Beneficial Interest, $0.01 par value	$352,291,000	$25,118.35

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the offering price of common shares that may be purchased by the underwriters upon the exercise of their overallotment option.

(3)	Includes $24,955 which was previously paid by the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated July 20, 2010

PROSPECTUS

17,000,000 Shares

Common Shares

Pebblebrook Hotel Trust is an internally managed hotel investment company recently organized to opportunistically acquire and invest in hotel properties.

We are offering 17,000,000 common shares of beneficial interest, $0.01 par value per share, or common shares. Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “PEB.” The last reported sale price of our common shares on the NYSE on July 19, 2010 was $18.02 per share.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in qualifying as a REIT, among other reasons, ownership of our outstanding common shares by any person is limited to 9.8%, subject to certain exceptions. In addition, our declaration of trust contains various other restrictions on the ownership and transfer of our common shares. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.”

Investing in our common shares involves risks. You should read the section entitled “Risk Factors” beginning on page 19 of this prospectus for a discussion of these risks.

Per
	Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 2,550,000 common shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about July   , 2010.

Raymond James	BofA Merrill Lynch

Baird
Credit Agricole CIB
Janney Montgomery Scott
Piper Jaffray

The date of this prospectus is July   , 2010.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or another date specified herein. Our business, financial condition and prospects may have changed since such dates.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common shares. In this prospectus, references to “our company,” “we,” “us” and “our” mean Pebblebrook Hotel Trust, a Maryland real estate investment trust, and our consolidated subsidiaries, including Pebblebrook Hotel, L.P., a Delaware limited partnership, the subsidiary through which we conduct our business and which we refer to as our operating partnership, except where it is clear from the context that the term means only the issuer of the common shares, Pebblebrook Hotel Trust. The information included in this prospectus assumes a public offering price of $18.02 per share, the last reported sale price for our common shares on the NYSE on July 19, 2010. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ overallotment option is not exercised.

Our Company

We are an internally managed hotel investment company organized by our Chairman, President and Chief Executive Officer, Jon E. Bortz, in late 2009 to opportunistically acquire and invest in hotel properties located primarily in major United States cities, with an emphasis on the major coastal markets. As a result of construction costs and density, we believe these markets have significant barriers to entry and, as shown in historical industry data, we believe these markets will experience the most robust recovery in meeting and room-night demand as the U.S. economy improves. In addition, we may invest in resort properties located near our primary urban target markets, as well as in select destination markets such as Hawaii, south Florida and southern California. We seek geographic diversity in our investments, although attractive opportunities are more important than geographic mix in our investment activity. We focus on full-service hotel properties in the “upper upscale” segment of the lodging industry as defined by Smith Travel Research, Inc., or Smith Travel Research. In addition, we seek to acquire branded, upscale, select-service properties in our primary urban target markets. We believe that these investments can produce attractive risk-adjusted returns because we believe (i) there is an opportunity to acquire properties at cyclically low prices in the current economic and financing environment and (ii) our properties will benefit from increasing business and leisure travel as the economy improves. On December 14, 2009, we completed our initial public offering of common shares and a concurrent private placement of our common shares, resulting in net proceeds of approximately $379.6 million, after underwriting discounts and offering costs. Since the completion of our initial public offering, we have acquired three hotels for purchase prices aggregating approximately $262.1 million, and we have two hotels under contract for purchase prices aggregating approximately $110 million. We are organized and conduct our operations to qualify as a REIT for federal income tax purposes.

We believe that the current market environment presents a significant number of attractive investment opportunities and that our management team has the experience and expertise necessary to acquire a high-quality portfolio of hotel properties. Our management team is led by Mr. Bortz, the founder and former Chairman of the Board of Trustees and Chief Executive Officer of LaSalle Hotel Properties, a NYSE-listed hotel REIT. Prior to that, he founded and led Jones Lang LaSalle’s Hotel Investment Group. Mr. Bortz has over 29 years of lodging and real estate experience, having overseen more than $2.7 billion of lodging-related transactions.

Upon completion of this offering we will have approximately $408.8 million of cash, together with a $150 million senior secured revolving credit facility, to invest in additional hotel properties. Accordingly, we believe we will be well-positioned to take advantage of attractive investment opportunities that we expect will be available in the lodging industry.

Our Hotels

The following table sets forth certain operating information for each of our owned hotels. This information relates to periods prior to our acquisition of these hotels.

							For the Year Ended			For the Quarter Ended
			Year				December 31, 2009			March 31, 2010
		Date of	Opened/	Number	Purchase	Assumed	Occupancy(1)	ADR(2)	RevPAR(3)	Occupancy(1)	ADR(2)	RevPAR(3)
Property	Location	Acquisition	Renovated	of Rooms	Price	Debt	(%)	($)	($)	(%)	($)	($)

Doubletree Bethesda Hotel and Executive Meeting Center	Bethesda, Maryland	June 4, 2010	1971/2007	269	$67.1 million	—	70.7	160.20	113.24	57.8	157.13	90.78

Sir Francis Drake Hotel	San Francisco, California	June 22, 2010	1928/2009	416	90.0 million	—	76.4	138.51	105.80	66.3	135.13	89.57

InterContinental Buckhead Hotel	Atlanta, Georgia	July 1, 2010	2004	422	105.0 million	—	67.6	155.58	105.10	79.0	143.38	113.29

(1)	Occupancy is the average daily occupancy for the period presented.

(2)	ADR is average daily rate.

(3)	RevPAR is room revenue per available room.

Hotels Under Contract

The following table sets forth certain operating information with respect to the hotels we have under contract to purchase.

						For the Year Ended			For the Quarter Ended
		Year				December 31, 2009			March 31, 2010
		Opened/	Number	Purchase	Assumed	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Property	Location	Renovated	of Rooms	Price	Debt	(%)	($)	($)	(%)	($)	($)

Hotel Monaco Washington DC	Washington, D.C.	1839/2002	183	$74.0 million	$35.0 million	79.6	256.76	204.47	75.2	233.75	175.87

The Grand Hotel Minneapolis	Minneapolis, Minnesota	1915/2000	140	36.0 million	—	61.0	175.78	107.19	54.0	157.07	84.77

The closing of the acquisition of the Hotel Monaco Washington DC is subject to obtaining lender and ground lessor consents and the satisfaction of other customary closing requirements and conditions, and, although we expect to close on this transaction, there is no assurance that this acquisition will be consummated. The closing of the acquisition of The Grand Hotel Minneapolis also is subject to the satisfactory completion of significant on-going due diligence and the satisfaction of customary closing requirements and conditions. However, based on our due diligence activities to date, there is significant uncertainty as to whether this acquisition will be consummated. As described below, we have extended our due diligence period for this hotel and the likelihood that we will consummate the acquisition of The Grand Hotel Minneapolis has been reduced since the time that we entered into the purchase and sale agreement for that hotel. Due to the significant uncertainty regarding whether our acquisition of The Grand Hotel Minneapolis will be completed, or the terms of the acquisition, we are not including the effects of the acquisition of that property in our pro forma financial information in this prospectus. See ‘‘— Recent Developments.”

Recent Developments

In July 2010, we entered into a senior secured revolving credit facility to fund future acquisitions, as well as for property redevelopments, return on investment initiatives and working capital requirements. Currently, we have no outstanding borrowings under this credit facility. We intend to repay amounts outstanding under such credit facility from time to time with periodic common and preferred equity issuances, long-term debt financings and cash flows from operations.

The following chart summarizes certain terms of our senior secured revolving credit facility.

Facility
Lenders	Amount	Interest Rate	Term	Security

Bank of America, N.A.; Wells Fargo Bank, N.A.; US Bank N.A.; Credit Agricole Corporate and Investment Bank; Royal Bank of Canada; Raymond James Bank, FSB; Chevy Chase Bank	$150,000,000(1)	Our choice of (i) LIBOR(2) (minimum of 1.5%) + a margin between 3.0% and 4.0%, depending on our leverage ratio(3); or (ii) Base Rate(4) + 2.0% to 3.0%, depending on our leverage ratio	3 years (July 7, 2013) with a one-year extension at our option	All borrowing base properties,(5) including any related personal property, and the equity interests of certain of our subsidiaries

(1)	At our option and subject to the consent of the lenders, we may increase the facility amount by an additional $50,000,000 up to an aggregate balance of $200,000,000.

(2)	LIBOR means London Interbank Offered Rate.

(3)	Leverage ratio is the ratio of our total net debt to our EBITDA for the four fiscal quarters most recently ended at the time of calculation.

(4)	Base Rate means for any day a fluctuating annual rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the administrative agent bank’s then-current “prime rate” and (c) LIBOR (minimum 1.5%) plus 1.00%.

(5)	Borrowing base properties are subject to lender approval as set forth in the senior secured revolving credit facility agreements.

As we previously reported on May 27, 2010, we entered into a purchase and sale agreement to purchase an upscale full-service hotel in the Minneapolis-St. Paul region for $36.0 million. At that time we expected the closing of the transaction to occur within 60 days. On June 29, 2010, we agreed with the seller to extend our due diligence period with respect to this hotel, The Grand Hotel Minneapolis, for an additional 30 days until July 30, 2010. The additional time will allow us to continue our due diligence activities with respect to this hotel, including reviewing significant and unanticipated matters that we became aware of during our due diligence process. Pending further due diligence with respect to this hotel, we can provide no assurance that we will elect to move forward with our purchase of this hotel or that if we do elect to move forward, that the acquisition will close or the specific terms of the acquisition.

On June 30, 2010, Martin H. Nesbitt resigned from our board of trustees, effective July 1, 2010. Mr. Nesbitt resigned for personal reasons and not due to any disagreements or conflicts with us or our board of trustees. Our Nominating and Corporate Governance Committee expects to nominate for election by our board a suitable replacement to serve the remainder of Mr. Nesbitt’s term and until his or her successor is duly elected and qualifies once the committee has completed its evaluation and selection process.

The table below presents the estimated ranges for our general and administrative expenses and net loss for the three months ended June 30, 2010. These estimated ranges are preliminary and may change. We and our auditors have not completed our normal quarterly review procedures for the three months ended June 30, 2010, and there can be no assurance that our final results for this quarterly period will not differ from these estimates, including as a result of quarter-end closing procedures or review adjustments, and any such changes could be material. In addition, these estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP or as a measure of our performance. In addition, these preliminary results for the three months ended June 30, 2010, are not necessarily indicative of the results to be achieved for the remainder of 2010 or any future period:

Three Months Ended
June 30, 2010

General and administrative expenses:
Cash corporate general and administrative expenses(1)	$1,600,000 – $2,000,000
Non-cash corporate general and administrative expenses(2)	$500,000
Acquisition costs(3)	$3,100,000 – $3,500,000

Total general and administrative expenses	$5,200,000 – $6,000,000

Net loss attributable to shareholders	($3,800,000) – ($4,600,000)

(1)	Includes approximately $350,000 of expenses related to moving and other relocation expenses of senior management.

(2)	Non-cash compensation expense of equity awards made to our trustees and executive officers.

(3)	Acquisition costs incurred in connection with our acquisition of hotel properties and recognized as expenses as incurred pursuant to FASB Accounting Standards Codification Topic 805.

As a result of the foregoing considerations, investors are cautioned not to place undue reliance on this preliminary financial information. See “Risk Factors — Risks Related to Our Business and Properties — There are material limitations in estimating our results for prior periods before the completion of our and our auditors’ normal review procedures for such periods.”

Market Opportunity

The U.S. hotel industry has experienced substantial declines in fundamentals as a result of the global economic recession and its adverse impact on business and leisure travel. We believe that the significant number of hotel properties experiencing substantial declines in operating cash flow, coupled with the challenged credit markets, near-term debt maturities and, in some instances, covenant defaults relating to outstanding indebtedness, continue to present attractive investment opportunities in the lodging industry. Accordingly, we believe the following factors provide well-capitalized investors, such as our company, the opportunity to acquire high-quality hotel properties at prices significantly below replacement cost, with substantial appreciation potential as the U.S. economy recovers from the current recession:

•	Significant debt defaults. Cash flow at many hotel properties has declined to levels that are inadequate to support required debt service payments or that violate applicable covenants. Real Capital Analytics estimates that, as of May 31, 2010, there were over 1,600 hotel properties in distress (which includes default, deed-in-lieu of foreclosure, forced sales, foreclosure or bankruptcy), having an aggregate value of approximately $35 billion. We believe many of these hotel properties will be sold by lenders after foreclosure, while in receivership or in cooperation with the borrower.

•	Maturity defaults and lack of available financing. According to Standard & Poor’s, or S&P, hotel-related commercial mortgage-backed securities, or CMBS, with an aggregate principal amount of approximately $21 billion are scheduled to mature in the years 2010 through 2012. In the current economic environment, traditional lending sources, such as banks, insurance companies and pension funds have adopted more conservative lending policies and have materially decreased new lending commitments to hotel properties. We believe the current and projected cash flows at many hotel properties, when coupled with more conservative lending policies, will only support mortgage financing that is significantly less than the amounts currently borrowed against such properties. As a result, we expect many owners of hotel properties will be unable to refinance maturing debt without significant additional equity investment, which may result in sales or foreclosures.

•	Under-capitalized owners. Maintaining a hotel’s physical condition at the levels required by major hotel brands often requires significant capital investment. This is particularly true for hotels in urban markets and in the upper upscale segment of the lodging industry, where we focus our investment activity. We believe cash flow after debt service at many hotel properties may be insufficient to fund necessary capital expenditures and their owners may face capital investment demands that could require additional equity investments. We believe some hotel owners will be unable or unwilling to make the required equity investments and may choose or be compelled to sell their hotels.

Competitive Strengths

We believe our competitive strengths include:

•	Experienced leadership. Our senior executive management team is led by our Chairman, President and Chief Executive Officer, Mr. Bortz, who has a proven track record and substantial experience in the hotel industry. Mr. Bortz has over 29 years of lodging and real estate experience, including expertise in hotel and resort property acquisitions, divestitures, repositioning, redevelopment, asset management, branding and financing. Our company represents Mr. Bortz’s third lodging investment vehicle and his second publicly-listed venture. He most recently founded and served as Chief Executive Officer of LaSalle Hotel Properties, an internally managed, NYSE-listed hotel REIT, from its inception in April 1998 and as the Chairman of its Board of Trustees from January 2001 until his retirement in September 2009. Prior to LaSalle Hotel Properties, Mr. Bortz founded and led Jones Lang LaSalle’s Hotel Investment Group, which acquired 15 hotels over his four-year tenure as its President. Through his past professional experiences, Mr. Bortz has developed strong relationships with hotel owners, management companies, brand companies, brokers, lenders and institutional investors. Our Executive Vice President and Chief Financial Officer, Raymond D. Martz, has over 15 years of experience in the hotel and real estate industries, including having served as Chief Financial Officer in his last two positions and in senior finance positions at two NYSE-listed hotel REITs, including LaSalle Hotel Properties. Our Executive Vice President and Chief Investment Officer, Thomas C. Fisher, also has over 15 years of experience in the hotel and real estate industries, including having served as Managing Director in his last position with Jones Lang LaSalle Hotels, leading its national full-service hotel brokerage platform.

•	Proven acquirer with strong track record of growth. Throughout his career, Mr. Bortz has demonstrated the ability to acquire, redevelop and reposition hotel properties. During Mr. Bortz’s tenure as Chief Executive Officer of LaSalle Hotel Properties, he led transactions totaling $2.5 billion in asset value. During this period, LaSalle Hotel Properties’ portfolio increased from 10 hotel properties at the time of its initial public offering in April 1998 to 31 properties with over 8,400 rooms at the time of Mr. Bortz’s retirement in September 2009. In aggregate, Mr. Bortz oversaw the acquisition of 42 hotel and resort properties during his leadership tenure at LaSalle Hotel Properties and Jones Lang LaSalle’s Hotel Investment Group. Since the completion of our initial public offering on December 14, 2009, Mr. Bortz has overseen our acquisition of three hotels for purchase prices aggregating approximately $262.1 million. Mr. Bortz also established a strong capital sourcing network while at LaSalle Hotel Properties, overseeing that company’s raising of more than $3.0 billion of debt and equity capital to finance its significant growth over 11 years. During Mr. Bortz’s tenure at LaSalle Hotel Properties, that company experienced significant challenges resulting from severe industry downturns, such as the periods following September 11, 2001 and the global recession beginning in August 2008, during which LaSalle Hotel Properties reduced dividend distributions and capital investments due to substantial declines in revenues and earnings.

•	Focused property investment strategy. According to Smith Travel Research, U.S. hotel RevPAR grew in March 2010, after 19 months of declines, and industry analysts project that RevPAR growth will continue throughout 2010 and into 2011, thereby improving profitability. We believe that as the U.S. economy continues to recover and generate positive growth in U.S. gross domestic product, or GDP, transient and group travel is likely to rebound, allowing hotel owners to grow occupancy as demand growth exceeds diminishing supply growth, leading to increasing ADRs. We invest primarily in upper upscale, full-service, branded and independent hotels in major U.S. cities, with an emphasis on the major coastal markets, where we believe there are significant barriers to entry for new hotel supply and meeting and room-night demand will experience the most robust recovery as the U.S. economy improves. In addition, we expect to acquire resort properties located near our primary urban target markets as well as in select, unique destination markets. We also may invest in branded, upscale, select-service hotels in premium urban locations in these major cities. Within these markets, we intend to establish a diversified customer base by investing in urban, resort and convention hotels, each of which typically has a different mix of business transient, leisure transient and group and convention customers, all of which follow different demand trends.

•	Flexible and diversified operating strategy. Upon completion of this offering we will have approximately $408.8 million of cash, together with a $150 million senior secured revolving credit facility, to invest in additional hotel properties. All of our owned properties were recently acquired. We do not have the burden and distraction of legacy operating or legacy leverage issues that have adversely affected many existing hotel companies during the recent industry downturn, such as properties suffering from significant declines in cash flows or mortgage loan defaults. Since we are not affiliated with any hotel management company, we retain and plan to retain multiple branded and independent third-party hotel management companies to operate our hotels, based on our assessment of the operator most beneficial for each property. We believe this strategy of retaining multiple hotel managers assists us in identifying best practices that we implement across our portfolio, as appropriate.

•	Intensive asset management. We intend to employ a dedicated and experienced asset management team to proactively manage our third-party hotel management companies in order to improve operational performance and maximize our return on investment. Although we do not operate our hotel properties, both our asset management team and our executive management team actively participate with our hotel managers in all aspects of our hotels’ operations, including property positioning and repositioning, operations analysis, physical design, renovation and capital improvements, guest experience and overall strategic direction. Through these initiatives, we seek to improve property efficiencies, lower costs, maximize revenues, and enhance property operating margins. We also anticipate implementing certain value-added strategies, such as changing operators, re-branding and de-flagging, when appropriate.

•	Prudent capital structure. We expect to maintain a low-leverage capital structure and intend to limit the sum of the outstanding principal amount of our consolidated net indebtedness and the liquidation preference of any outstanding preferred shares to not more than 4.5x our earnings before interest, taxes, depreciation and amortization, or EBITDA, for the 12-month period preceding the incurrence of such debt or the issuance of such preferred shares. Our board of trustees may modify or eliminate this limitation at any time without the approval of our shareholders.

Business Strategy and Investment Criteria

We invest in hotel properties located primarily in major U.S. cities, such as Atlanta, Boston, Minneapolis, New York, Washington, D.C., Chicago, Los Angeles and San Francisco, with an emphasis on the major coastal markets. We believe these markets have significant barriers to entry and will experience the most robust recovery in meeting and room-night demand as the U.S. economy improves. In addition, we may invest in resort properties located near our primary urban target markets, as well as in select destination markets such as Hawaii, south Florida and southern California. We focus on both branded and independent full-service hotels in the “upper upscale” segment of the lodging industry as defined by Smith Travel Research based on ADRs. In addition, we seek to acquire branded, upscale, select-service hotels in our primary urban target markets. The full-service hotels on which we focus our investment activity generally have restaurant, lounge and meeting facilities and other amenities, as well as high service levels. The select-service hotels in which we may invest generally will not have comprehensive business meeting or banquet facilities and will have limited food and beverage outlets. We believe our target markets, including the coastal cities and resort markets, are characterized by significant barriers to entry and that long-term room-night demand and rate growth of these types of hotels will likely continue to outperform the national average, as they have historically.

We utilize extensive research to evaluate any target market and property, including a detailed review of the long-term economic outlook, trends in local demand generators, competitive environment, property systems and physical condition, and property financial performance. Specific acquisition criteria include, but are not limited to, the following:

•	premier locations, facilities and other competitive advantages not easily replicated;

•	significant barriers to entry in the market, such as scarcity of development sites, regulatory hurdles, high per room development costs and long lead times for new development;

•	acquisition price at a significant discount to replacement cost;

•	properties not subject to long-term management contracts with hotel management companies;

•	potential return on investment initiatives, including redevelopment, rebranding, redesign, expansion and change of management;

•	opportunities to implement value-added operational improvements; and

•	strong demand growth characteristics supported by favorable demographic indicators.

We believe that as the U.S. economy continues to recover and generate positive GDP growth, upper upscale full-service hotels and resorts and upscale select-service hotels located in major U.S. urban, convention and drive-to and destination resort markets are likely to generate the most favorable returns on investment in the lodging industry. Hotel developers’ inability to source construction financing over the past 18 to 24 months, and likely for the foreseeable future, creates an environment in which minimal new lodging supply is expected to be added through at least 2013. We believe that as transient and group travel rebounds, existing supply will accommodate incremental room-night demand allowing hotel owners to grow occupancy and ultimately increase rates, thereby improving profitability. We believe that portfolio diversification will allow us to capitalize from growth in various customer segments including business transient, leisure transient, and group and convention room-night demand.

We generally seek to enter into flexible management contracts with third-party hotel management companies for the operation of our hotels that provide us with the ability under certain circumstances to replace operators and/or reposition properties, to the extent that we determine to do so, and align our operators with our objective of generating the highest return on investment. In addition, we believe that flexible management contracts facilitate the sale of hotels, and we may seek to opportunistically sell hotels if we believe sales proceeds may be invested in hotel properties that offer more attractive risk-adjusted returns.

We currently do not intend to engage in significant development or redevelopment of hotel properties. However, we do expect to engage in partial redevelopment and repositioning of certain properties, as we seek to maximize the financial performance of the hotels that we acquire. In addition, we may acquire properties that require significant capital improvement, renovation or refurbishment. Over the long-term, we may acquire hotel and resort properties that we believe would benefit from significant redevelopment or expansion, including, for example, adding rooms, meeting facilities or other amenities.

We may consider acquiring outstanding debt secured by a hotel or resort property from lenders and investors if we believe we can foreclose on or acquire ownership of the property in the near-term. We do not intend to originate any debt financing or purchase any debt where we do not expect to gain ownership of the underlying property.

Financing Strategies

We expect to maintain a low-leverage capital structure and intend to limit the sum of the outstanding principal amount of our consolidated net indebtedness and the liquidation preference of any outstanding preferred shares to not more than 4.5x our EBITDA for the 12-month period preceding the incurrence of such debt or the issuance of such preferred shares. Over time, we intend to finance our long-term growth with common and preferred equity issuances and debt financing having staggered maturities. Our debt may include mortgage debt secured by our hotel properties and unsecured debt.

We recently entered into a senior secured revolving credit facility to fund future acquisitions, as well as for property redevelopments, return on investment initiatives and working capital requirements. Currently, we have no outstanding borrowings under this credit facility. We intend to repay amounts outstanding under such credit facility from time to time with periodic common and preferred equity issuances, long-term debt financings and cash flows from operations. See “— Recent Developments” for a description of the terms of our senior secured revolving credit facility.

When purchasing hotel properties, we may issue limited partnership interests in our operating partnership as full or partial consideration to sellers who may desire to take advantage of tax deferral on the sale of a hotel or participate in the potential appreciation in value of our common shares. To date, we have not issued any limited partnership interests in our operating partnership to purchase hotel properties.

Executive Management Team

Our management team is led by our Chairman, President and Chief Executive Officer, Mr. Bortz, who has over 29 years of lodging and real estate experience, including expertise in hotel property acquisitions, divestitures, repositioning, redevelopment, asset management, branding, re-branding and financing. Mr. Bortz founded and led two prior lodging investment vehicles, where he oversaw:

•	more than $2.5 billion in hotel investments, including acquisitions, dispositions, mergers and joint ventures;

•	more than $3.0 billion in financings, including mortgage financings, common and preferred equity financings and secured and unsecured credit facilities;

•	the establishment of strong relationships within the lodging industry, including with hotel owners, management companies, brand companies and brokers; and

•	the development of strong relationships within the financial community, including with leading institutional investors, investment banks, professional service firms and lenders.

Our Executive Vice President and Chief Financial Officer, Mr. Martz, has over 15 years of experience in the hotel and real estate industries, including having served as Chief Financial Officer in his last two positions and in senior finance positions at two NYSE-listed hotel REITs, including LaSalle Hotel Properties.

Our Executive Vice President and Chief Investment Officer, Mr. Fisher, also has over 15 years of experience in the hotel and real estate industries, including having served as Managing Director in his last position with Jones Lang LaSalle Hotels, leading its national full-service hotel brokerage platform.

Summary Risk Factors

An investment in our common shares involves various risks. You should carefully consider the matters discussed in “Risk Factors” beginning on page 19 of this prospectus before you decide whether to invest in our common shares. Some of the risks include the following:

•	We were organized in October 2009 and have limited operating history. We may be unable to successfully implement our business strategy or generate sufficient operating cash flows to make or sustain distributions to our shareholders.

•	The purchase of the properties we have under contract may not be consummated.

•	Our success will depend upon the efforts and expertise of our existing and future management team. The loss of their services, and our inability to find suitable replacements, could delay the implementation of our investment strategy.

•	A substantial part of our business strategy is based on our expectation that lodging industry fundamentals will improve as forecast by industry analysts, such as Smith Travel Research and Jones Lang LaSalle Hotels, or JLLH. If lodging industry fundamentals do not improve when or as we expect, or deteriorate, the operating results of our hotels and our ability to execute our business strategy may be impaired.

•	The performance of the lodging industry has historically been linked to the performance of the general economy and U.S. GDP. Declines in corporate travel budgets and consumer demand due to adverse general economic conditions such as declines in U.S. GDP can lower the revenues and profitability of our hotel properties.

•	We rely on third-party hotel management companies to operate our hotel properties under the terms of hotel management contracts. Even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory RevPAR or profits we may not be able to force the hotel management company to change its method of operating our hotels.

•	Our hotel management contracts require us, through the wholly owned subsidiaries of our taxable REIT subsidiary, or TRS, Pebblebrook Hotel Lessee, Inc., to bear the risks of decreased revenues or increased expenses at our hotel properties. We refer to our TRS and its wholly owned subsidiaries as our TRS lessees. Any increases in operating expenses, such as wages and benefits, repair and maintenance, energy, taxes and insurance, or decreases in revenues resulting from decreased demand or competition from new supply, are borne entirely by us and may have a significant adverse impact on our earnings and cash flow.

•	To qualify for taxation as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, each year to our shareholders. As a result, our ability to fund capital expenditures, acquisitions, hotel redevelopment and development through retained earnings will be very limited. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities. Consequently, after investing the net proceeds of this offering, we will rely upon the availability of debt or equity capital to fund investments in hotel properties and capital improvements. There can be no assurance that we will be able to obtain such financing on favorable terms or at all. We also may not generate sufficient cash flow to fund distributions required to maintain our qualification as a REIT.

•	If we fail to qualify, or to remain qualified, as a REIT, or if a state and/or local jurisdiction were to change its laws related to the taxation of REIT taxable income or the deductibility of dividends paid, we will be subject to federal and or state and local income tax on our taxable income at regular corporate rates.

•	Our hotel properties leased by our TRS lessees must be operated by “eligible independent contractors,” as defined in the Internal Revenue Code of 1986, as amended, or the Code, in order for our TRS lessees to qualify as such and for the rental income from our TRS leases to qualify as rents from real property under the applicable REIT gross income tests. Complex constructive ownership rules under the Code apply in determining whether a person qualifies as an eligible independent contractor.

•	We will incur a 100% excise tax on transactions with TRSs, including our TRS lessees, that are not conducted on an arm’s-length basis.

•	Subject to certain exceptions, our declaration of trust provides that no person may beneficially own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. In addition, our declaration of trust and bylaws contain other provisions that may delay, defer or prevent an acquisition of control of our company by a third party without our board of trustees’ approval, even if our shareholders believe the change of control is in their best interests.

•	Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties for reasonable prices in response to changing economic, financial and investment conditions will be limited. In addition, because some of our hotel management contracts may be long-term and may not terminate in the event of a sale, our ability to sell hotel properties may be further limited.

Our Organizational Structure

We were formed as a Maryland real estate investment trust on October 2, 2009. We are the sole general partner of Pebblebrook Hotel, L.P., the subsidiary through which we conduct substantially all of our operations and make substantially all of our investments and which we refer to as our operating partnership. On December 14, 2009, we completed our initial public offering of common shares and a concurrent private placement of our common shares, resulting in net proceeds of approximately $379.6 million, after underwriting discounts and offering costs, which we contributed to our operating partnership in exchange for substantially all of the limited partnership interests in our operating partnership. Upon completion of this offering, we will contribute to our operating partnership the net proceeds of this offering in exchange for additional limited partnership interests in our operating partnership. In the future we may issue limited partnership interests in our operating partnership as consideration for the purchase of hotel properties or in connection with our equity incentive plan.

In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income tests required for REIT qualification under the Code, we cannot directly operate any of our hotel properties. Instead, we must lease our hotel properties. Accordingly, we lease each of our hotel properties to one of our TRS lessees. Our TRS lessees pay rent to us that can qualify as “rents from real property,” provided that the TRS lessees engage “eligible independent contractors” to manage our hotels. A TRS is a corporate subsidiary of a REIT that jointly elects with the REIT to be treated as a TRS of the REIT and that pays federal income tax at regular corporate rates on its taxable income. We expect that all of our hotel properties will be leased to one of our TRS lessees, which will be able to pay us rent out of the revenue of the hotels, and will engage multiple eligible independent contractors to manage our hotels.

The following chart shows the structure of our company immediately following this offering:

(1)	Does not reflect 929,099 common shares underlying an aggregate of 929,099 long-term incentive partnership units, or LTIP units, that were granted to Messrs. Bortz, Martz and Andrew H. Dittamo, our Vice President and Controller, upon completion of our initial public offering, and to Mr. Fisher upon his joining our company, pursuant to our 2009 Equity Incentive Plan.

(2)	We have issued an aggregate of 929,099 LTIP units to certain of our officers. See “Our Management — Compensation Discussion and Analysis — Components and Criteria of Executive Compensation — Long-Term Equity Incentive Awards.”

Tax Status

Upon filing our federal income tax return for our short taxable year ended December 31, 2009, we will elect to be taxed as a REIT for federal income tax purposes. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares of beneficial interest. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code and that our current and intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

As a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income. Additionally, any income earned by our TRS lessees will be fully subject to federal, state and local corporate income tax.

Distribution Policy

We intend to make distributions consistent with our intent to be taxed as a REIT under the Code. We intend to make regular quarterly distributions to our shareholders beginning at such time as our board of trustees determines that we have acquired hotels generating sufficient cash flow to do so. Since completion of our initial public offering in December 2009, we have not made any distributions to our shareholders. We cannot predict the timing of our additional hotel investments or when we will commence paying quarterly distributions. Also, the terms of our senior secured revolving credit facility may restrict our ability to make distributions to our shareholders and may prevent us from distributing 100% of our REIT taxable income.

In order to qualify for taxation as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our shareholders or our ability to sustain those distributions. Distributions will be authorized by our board of trustees and declared by us based upon a variety of factors deemed relevant by our trustees. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in hotel properties, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our qualification as a REIT, we may retain any earnings that accumulate in our TRSs.

Restrictions on Ownership of Our Common Shares

In order to help us qualify as a REIT, among other reasons, our declaration of trust, subject to certain exceptions, restricts the amount of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including but not limited to, as a result of any hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules. Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from certain of these limits and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT.

Our Information

Our principal executive offices are located at 2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814. Our telephone number is (240) 507-1300. Our website address is www.pebblebrookhotels.com. The contents of our website are not a part of this prospectus. We have included our website address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our website.

The Offering

Common shares offered	17,000,000 common shares (plus up to an additional 2,550,000 common shares that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common shares to be outstanding upon completion of this offering	37,344,337 common shares(1)

Use of proceeds	We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will invest these net proceeds in hotel properties in accordance with our investment strategy described in this prospectus and for general business purposes. Prior to the full investment of the net offering proceeds in hotel properties, we intend to invest the net proceeds in certificates of deposit, interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in hotel properties. See “Use of Proceeds.”

New York Stock Exchange symbol	“PEB”

Ownership and transfer restrictions	Our declaration of trust, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common shares involves risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common shares.

(1)	Does not include (i) 929,099 common shares underlying an aggregate of 929,099 LTIP units that were granted to our officers pursuant to our 2009 Equity Incentive Plan, (ii) 311,689 common shares reserved for issuance under our 2009 Equity Incentive Plan and (iii) up to 2,550,000 common shares issuable upon exercise of the underwriters’ overallotment option.

SELECTED FINANCIAL DATA

The following table presents selected historical financial information as of and for the quarter ended March 31, 2010 and as of and for the period from October 2, 2009 (inception) through December 31, 2009. The selected historical financial information as of and for the period from inception through December 31, 2009 has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The selected historical financial information as of and for the quarter ended March 31, 2010 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of March 31, 2010 and the results of our operations and cash flow for the interim period ended March 31, 2010. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full fiscal year. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements.

The following table presents selected unaudited pro forma consolidated balance sheet data as of March 31, 2010, which has been prepared to reflect adjustments to our historical consolidated balance sheet to illustrate the estimated effect of the following transactions as if they had occurred on March 31, 2010:

(i) the acquisition of the three hotel properties we currently own for approximately $262.1 million in cash and the payment of approximately $3.3 million of closing costs;

(ii) the acquisition of the Hotel Monaco Washington DC, which we currently have under contract, for approximately $39.0 million in cash, the assumption of approximately $35.0 million of long-term indebtedness and the payment of approximately $1.4 million of closing costs; and

(iii) the sale of 17,000,000 common shares in this offering at an assumed public offering price of $18.02 per share, net of the underwriting discount and offering costs.

The unaudited selected pro forma consolidated operating data in the table below for the quarter ended March 31, 2010, and the year ended December 31, 2009, has been prepared to illustrate the estimated effect of the transactions described in items (i) through (iii) above, assuming such transactions and our initial public offering were completed on January 1, 2009.

Due to the significant uncertainty regarding whether our acquisition of The Grand Hotel Minneapolis will be completed and the terms of the acquisition should it be consummated, we are not including the effects of the acquisition of that property in our pro forma financial information. See “Prospectus Summary — Recent Developments.”

The following selected historical and pro forma financial data should be read in conjunction with (i) our historical audited financial statements as of and for the period ended December 31, 2009 and the notes thereto appearing elsewhere in this prospectus, (ii) our historical unaudited financial statements as of and for the period ended March 31, 2010 and the notes thereto appearing elsewhere in this prospectus (iii) our unaudited pro forma financial statements and the notes thereto appearing elsewhere in this prospectus, (iv) the historical audited consolidated financial statements of the Doubletree Bethesda Hotel and Executive Meeting Center and the notes thereto appearing elsewhere in this prospectus, (v) the historical audited consolidated financial statements of the Sir Francis Drake Hotel and the notes thereto appearing elsewhere in this prospectus, (vi) the historical audited consolidated financial statements of the InterContinental Buckhead Hotel and the notes thereto appearing elsewhere in this prospectus, (vii) the historical audited consolidated financial statements of the Hotel Monaco Washington DC and the notes thereto appearing elsewhere in this prospectus and (viii) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections in this prospectus. We have based our unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following selected unaudited pro forma financial data is presented for information purposes only and does not purport to be indicative of our future results of operations or financial condition and should not be viewed as indicative of our future results of operations or financial condition.

	Historical		Pro Forma
	Period ended	Three Months	Year ended	Three Months
	December 31,	ended	December 31,	ended
	2009	March 31, 2010	2009	March 31, 2010
	(In thousands, except share and per share data)
		(Unaudited)	(Unaudited)	(Unaudited)

Statement of Operations Data:
Total revenues	$—	$—	$99,772	$22,605
Hotel operating expenses	—	—	74,152	17,840
General and administrative	262	1,576	7,625	1,576
Ground rent	—	—	383	45
Acquisition transaction costs	—	—	4,700	—
Real estate taxes, personal property taxes and insurance	—	—	4,059	1,100
Depreciation and amortization	—	—	9,541	2,384

Total operating expenses	262	1,576	100,460	22,945

Operating loss	(262)	(1,576)	(688)	(340)
Interest income	115	977	115	209
Interest expense	—	—	(2,095)	(515)
Other income	—	—	8	—
Income tax expense	—	—	(399)	(90)

Net loss and net loss attributable to common shareholders	$(147)	$(599)	$(3,059)	$(736)

Loss per common share, basic and diluted	$(0.04)	$(0.03)	$(0.08)	$(0.02)
Weighted average number of common shares, basic and diluted	4,011,198	20,260,046	37,260,046	37,260,046

	Historical		Pro Forma
	As of December 31,	As of March 31,	As of March 31,
	2009	2010	2010
	(In thousands)		(In thousands)
		(Unaudited)	(Unaudited)

Balance Sheet Data:
Investment in hotel properties, net	$—	$—	$336,100
Cash and cash equivalents and investments	389,119	387,898	376,183
Accounts receivable, net, prepaid expenses and other assets	284	409	1,490

Total assets	$389,403	$388,307	$713,773

Accounts payable, accrued expenses and other liabilities	$9,977	$9,417	$12,062
Mortgage loans	—	—	35,000

Total liabilities	9,977	9,417	47,062
Total shareholders’ equity	379,426	378,890	666,711

Total liabilities and shareholders’ equity	$389,403	$388,307	$713,773

RISK FACTORS

An investment in our common shares involves risks. In addition to other information in this prospectus, you should carefully consider the following risks before investing in our common shares offered by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders, which could cause you to lose all or a significant portion of your investment in our common shares. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Properties

We have a limited operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our shareholders.

We were organized in October 2009 and commenced operations following our initial public offering in December 2009. We therefore have a limited operating history. Our ability to make or sustain distributions to our shareholders will depend on many factors, including our ability to identify attractive acquisition opportunities that satisfy our investment strategy, our success in consummating acquisitions on favorable terms, the level and volatility of interest rates, readily accessible short-term and long-term financing on favorable terms, and conditions in the financial markets, the real estate market and the economy. We face competition in acquiring attractive hotel properties. The value of the hotel properties we own or will acquire may decline substantially. We may not be able to successfully operate our business or implement our operating policies and investment strategy successfully. Furthermore, we may not be able to generate sufficient operating cash flow to pay our operating expenses and make distributions to our shareholders.

As a recently formed company, we are subject to the risks of any recently established business enterprise, including risks that we will be unable to attract and retain qualified personnel, create effective operating and financial controls and systems or effectively manage our anticipated growth, any of which could have a material adverse effect on our business and our operating results.

The purchase of the properties we have under contract may not be consummated.

We have entered into agreements to purchase The Grand Hotel Minneapolis in Minneapolis, Minnesota and the Hotel Monaco Washington DC in Washington, D.C. The closing of the acquisition of the Hotel Monaco Washington DC is subject to obtaining lender and ground lessor consents and the satisfaction of other customary closing requirements and conditions, and there is no assurance that this acquisition will be consummated. Moreover, on June 29, 2010, we agreed with the seller of The Grand Hotel Minneapolis to extend our due diligence period with respect to that hotel for an additional 30 days until July 30, 2010. Pending further due diligence with respect to this hotel, we can provide no assurance that we will elect to move forward with our purchase of the hotel or that if we do elect to move forward, that the acquisition will close or the specific terms of the acquisition.

These transactions, whether or not they are successful, require substantial time and attention from management. Furthermore, these potential acquisitions require significant expense, including expenses for due diligence, legal fees and related overhead. To the extent we do not acquire these hotels, these expenses will not be offset by revenues from these properties.

Therefore, if we do not realize a return on these acquisitions in a timely manner in order to offset these costs and expenses, we could be adversely affected.

We depend on the efforts and expertise of our key executive officers and would be adversely affected by the loss of their services.

We depend on the efforts and expertise of our President and Chief Executive Officer, as well as our other executive officers, to execute our business strategy. The loss of their services, and our inability to find suitable replacements, would have an adverse effect on our business.

Failure of the lodging industry to exhibit improvement may adversely affect the operating results of our hotels and our ability to execute our business strategy.

A substantial part of our business strategy is based on our expectation that lodging industry fundamentals will improve as forecast by industry analysts, such as JLLH and Smith Travel Research, which project that industry RevPAR, which grew in March 2010 after 19 months of declines, will continue to grow throughout 2010 and into 2011, thereby improving profitability. There can be no assurance as to whether, or when, lodging industry fundamentals will in fact improve or to what extent they will improve. In the event conditions in the lodging industry do not improve when and as we expect, or deteriorate, the operating results of our hotels and our ability to execute our business strategy may be impaired.

We invest in the upper upscale segment of the lodging market which is highly competitive and generally subject to greater volatility than most other market segments and could negatively affect our profitability.

The upper upscale segment of the hotel business is highly competitive. Our hotel properties compete on the basis of location, room rates, quality, service levels, reputation and reservations systems, among many factors. There are many competitors in the upper upscale segment, and many of these competitors may have substantially greater marketing and financial resources than we have. This competition could reduce occupancy levels and room revenue at our hotels. Over-building in the lodging industry may increase the number of rooms available and may decrease occupancy and room rates. In addition, in periods of weak demand, as may occur during a general economic recession, profitability is negatively affected by the relatively high fixed costs of operating upper upscale hotels.

Our returns could be negatively impacted if the third-party management companies that operate our hotels do not manage our hotel properties effectively.

Since the federal income tax laws restrict REITs and their subsidiaries from operating or managing a hotel, we do not operate or manage any of our hotel properties. Instead, we lease our hotel properties to subsidiaries that qualify as TRSs, under applicable REIT laws, and our TRS lessees retain third-party managers to operate our hotels pursuant to management contracts. Our cash flow from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they or their affiliates fail to maintain a quality brand name. In addition, our managers or their affiliates may manage, and in some cases may own, invest in or provide credit support or operating guarantees to hotels that compete with our hotel properties, which may result in conflicts of interest and decisions regarding the operation of our hotels that are not in our best interests.

We do not have the authority to require any hotel property to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel property (for example, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, RevPAR and ADR, we may not be able to force the management company to change its method of operating our hotels. We generally will attempt to resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. We can only seek redress if a management company violates the terms of the applicable management contract with a TRS lessee, and then only to the extent of the remedies provided for under the terms of the management contract. Additionally, in the event that we need to replace any management company, we may be required by the terms of the management contract to pay substantial termination fees and may experience significant disruptions at the affected hotels.

Because our senior executive officers have broad discretion to invest the net proceeds of this offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our senior executive officers have broad discretion, within the general investment criteria established by our board of trustees, to invest the net proceeds of this offering and to determine the timing of such investments. In addition, our investment policies may be revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Such discretion could result in investments that may not yield returns consistent with expectations.

Restrictive covenants in our management contracts could preclude us from taking actions with respect to the sale or refinancing of a hotel property that would otherwise be in our best interest.

We may enter into management contracts that contain some restrictive covenants or acquire properties subject to existing management contracts that do not allow the flexibility we seek, including management contracts that restrict our ability to terminate the contract or require us to pay large termination fees. For example, the terms of some management contracts, such as our management contract in connection with the InterContinental Buckhead Hotel, may restrict our ability to sell a property unless the purchaser is not a competitor of the manager and assumes the related management contract and meets specified other conditions. Any such management contract may preclude us from taking actions that would otherwise be in our best interest or could cause us to incur substantial expense.

Our TRS lessee structure subjects us to the risk of increased hotel operating expenses.

Our leases with our TRS lessees will require our TRS lessees to pay us rent based in part on revenues from our hotels. Our operating risks include decreases in hotel revenues and increases in hotel operating expenses, which would adversely affect our TRS lessees’ ability to pay us rent due under the leases, including but not limited to the increases in:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Increases in these operating expenses can have a significant adverse impact on our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Our hotels operated under franchise agreements are subject to risks arising from adverse developments with respect to the franchise brand and to costs associated with maintaining the franchise license.

Certain of our hotel properties operate under franchise agreements and we anticipate that some of the hotels we acquire in the future will operate under franchise agreements. We are therefore subject to the risks associated with concentrating hotel investments in several franchise brands, including reductions in business following negative publicity related to one of the brands or the general decline of a brand.

The maintenance of the franchise licenses for branded hotel properties are subject to the franchisors’ operating standards and other terms and conditions. Franchisors periodically inspect hotel properties to ensure that we and our lessees and management companies follow their standards. Failure by us, one of our TRS lessees or one of our third-party management companies to maintain these standards or other terms and conditions could result in a franchise license being canceled. If a franchise license is cancelled due to our failure to make required improvements or to otherwise comply with its terms, we also may be liable to the franchisor for a termination payment, which varies by franchisor and by hotel property. As a condition of maintaining a franchise license, a franchisor could require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. We may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license or the license expires, we may try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations and the underlying value of the hotel property because of the loss of associated name recognition, marketing support and centralized reservation system provided by the franchisor and adversely affect our revenues. This loss of revenue could in turn adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Our ability to make distributions to our shareholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

To qualify for taxation as a REIT, we are required to distribute at least 90 percent of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to our shareholders and we generally expect to make distributions in excess of such amount. In the event of downturns in our operating results, unanticipated capital improvements to our hotel properties or other factors, we may be unable to declare or pay distributions to our shareholders. The timing and amount of distributions are in the sole discretion of our board of trustees which will consider, among other factors, our financial performance, any debt service obligations, any debt covenants, our taxable income and capital expenditure requirements. Our ability to make distributions to our shareholders is also limited by the terms of our senior secured revolving credit facility and we cannot assure you that we will generate sufficient cash in order to fund distributions.

We may use a portion of the net proceeds from this offering to make distributions to our shareholders, which would, among other things, reduce our cash available to invest in hotel properties and may reduce the returns on your investment in our common shares.

Prior to the time we have fully invested the net proceeds of this offering, we may fund distributions to our shareholders out of the net proceeds of this offering, which would reduce the amount of cash we have available to invest in hotel properties and may reduce the returns on your investment in our common shares. The use of the net proceeds for distributions to shareholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our shareholders, which would have the effect of reducing each shareholder’s tax basis in our common shares.

If we cannot obtain financing, our growth will be limited.

To qualify for taxation as a REIT, we are required to distribute at least 90 percent of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to our shareholders and we generally expect to make distributions in excess of such amount. As a result, our ability to retain earnings to fund acquisitions, redevelopment and development or other capital expenditures will be limited. After investing the net proceeds of this offering, we do not expect to have a significant amount of debt, including debt that may be assumed in connection with hotel acquisitions. Although our business strategy contemplates access to debt financing (in addition to our senior secured revolving credit facility) to fund acquisitions, redevelopment, development, return on investment initiatives and working capital requirements, there can be no assurance that we will be able to obtain such other financing on favorable terms or at all. Recent events in the financial markets have had an adverse impact on the credit markets and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. Some lenders are imposing more stringent credit terms, there has been and may continue to be a general reduction in the amount of credit available, and many banks are either unable or unwilling to provide new asset based lending. Tightening credit markets may have an adverse effect on our ability to obtain financing on favorable terms, if at all, thereby increasing financing costs and/or requiring us to accept financing with increasing restrictions. If adverse conditions in the credit markets — in particular with respect to real estate or lodging industry finance — materially deteriorate, our business could be materially and adversely affected. Our long-term ability to grow through investments in hotel properties will be limited if we cannot obtain additional financing. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms.

There are material limitations in estimating our results for prior periods before the completion of our and our auditors’ normal review procedures for such periods.

The estimated results contained in “Prospectus Summary — Recent Developments” are not a comprehensive statement of our financial results for the three months ended June 30, 2010 and have not been reviewed or audited by our independent registered public accounting firm. Our consolidated financial statements for the three months ended June 30, 2010 will not be available until after this offering is completed, and, consequently, will not be available to you prior to investing in this offering. The final financial results for the three months ended June 30, 2010 may vary from our expectations and may be materially different from the preliminary financial estimates we have provided due to completion of quarterly closing procedures, reviewing adjustments and other developments that may arise between now and the time the financial results for the quarter are finalized. Accordingly, investors should not place undue reliance on such financial information.

Debt service obligations could adversely affect our overall operating results, may require us to sell hotel properties, may jeopardize our qualification as a REIT and could adversely affect our ability to make distributions to our shareholders and the market price of our common shares.

Our business strategy contemplates the use of both secured and unsecured debt to finance long-term growth. Although we intend to limit the sum of the outstanding principal amount of our consolidated net indebtedness and the liquidation preference of any outstanding preferred shares to not more than 4.5x our EBITDA for the 12-month period preceding the incurrence of new debt or the issuance of preferred shares, our board of trustees may modify or eliminate this limitation at any time without the approval of our shareholders. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing will not be as favorable as the terms of the debt being refinanced; and

•	the use of leverage could adversely affect our ability to make distributions to our shareholders and the market price of our common shares.

If we violate covenants in our agreements relating to indebtedness, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In addition, our agreements relating to our indebtedness may require that we meet certain covenant tests in order to make distributions to our shareholders.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, cash available for distribution to our shareholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses. We will assume a mortgage in connection with our anticipated acquisition of the Hotel Monaco Washington DC and we will place mortgages on certain of our hotel properties to secure our senior secured revolving credit facility and may do so in the future to secure other debt. To the extent we cannot meet any of our debt service obligations, we will risk losing to foreclosure some or all of our pledged hotel properties. Also, covenants applicable to any future debt could impair our planned investment strategy and, if violated, result in a default.

Higher interest rates could increase debt service requirements on any of our floating rate debt, including our senior secured revolving credit facility, and could reduce the amounts available for distribution to our shareholders, as well as reduce funds available for our operations, future business opportunities, or other purposes. We may obtain one or more forms of interest rate protection — in the form of swap agreements, interest rate cap contracts or similar agreements — to “hedge” against the possible negative effects of interest rate fluctuations. However, such hedging implies costs and we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our hotel properties in order to meet our debt service obligations at times which may not permit us to receive an attractive return on our investments.

Our cash and cash equivalents and short term investments are maintained in a limited number of financial institutions and the funds in those institutions may not be fully or federally insured.

We maintain cash balances in a limited number of financial institutions. However, our cash balances are generally in excess of federally insured limits. The failure or collapse of one or more of these financial institutions may materially adversely affect our ability to recover our cash balances.

Any joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in hotels in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for a property, partnership, joint venture or other entity. In this event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments through partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make dubious business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort on our business. Consequently, action by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Due to our concentration in hotel investments, a downturn in the lodging industry would adversely affect our operations and financial condition.

Our primary business is hotel-related. Therefore, a downturn in the lodging industry, in general, and the segments and markets in which we operate, in particular, would have a material adverse effect on our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Unanticipated expenses and insufficient demand for hotels in new geographic markets could adversely affect our profitability and our ability to make distributions to our shareholders.

As part of our business strategy, we may acquire or develop hotel properties in geographic areas in which our management may have little or no operating experience and in which potential customers may not be familiar with the brand of that particular hotel. As a result, we may have to incur costs relating to the opening, operation and promotion of such hotel properties that are substantially greater than those incurred in other areas. These hotels may attract fewer customers than other hotel properties we may acquire, while at the same time, we may incur substantial additional costs with such hotel properties. Unanticipated expenses and insufficient demand at a new hotel property, therefore, could adversely affect our financial condition and results of operations.

Our conflicts of interest policy may not adequately address all of the conflicts of interest that may arise with respect to our activities.

In order to avoid any actual or perceived conflicts of interest with our trustees, officers or employees, we have adopted a conflicts of interest policy to specifically address some of the conflicts relating to our activities. Although under this policy the approval of a majority of our disinterested trustees is required to approve any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us.

Risks Related to Investments in Mortgage Loans

Acquiring outstanding debt secured by a hotel or resort property may expose us to risks of costs and delays in acquiring the underlying property.

We may acquire outstanding debt secured by a hotel or resort property from lenders and investors if we believe we can ultimately foreclose or otherwise acquire ownership of the underlying property in the near-term through foreclosure, deed-in-lieu of foreclosure or other means. However, if we do acquire such debt, borrowers may seek to assert various defenses to our foreclosure or other actions and we may not be successful in acquiring the underlying property on a timely basis, or at all, in which event we could incur significant costs and experience significant delays in acquiring such properties, all of which could adversely affect our financial performance and reduce our expected returns from such investments. In addition, we may not earn a current return on such investments particularly if the loan that we acquire is in default.

Risks Related to the Lodging Industry

Current economic conditions may reduce demand for hotel properties and adversely affect hotel profitability.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. GDP. It is also sensitive to business and personal discretionary spending levels. Declines in corporate travel budgets and consumer demand due to adverse general economic conditions, such as declines in U.S. GDP, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of hotel properties and therefore the net operating profits of our TRS lessees to whom we lease our hotel properties. The current global economic downturn has led to a significant decline in demand for products and services provided by the lodging industry, lower occupancy levels and significantly reduced room rates.

We anticipate that recovery of demand for products and services provided by the lodging industry will lag improvement in economic conditions. We cannot predict how severe or prolonged the global economic downturn will be or how severe or prolonged the lodging industry downturn will be. A further extended period of economic weakness would likely have an adverse impact on our revenues and negatively affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Our operating results and ability to make distributions to our shareholders may be adversely affected by various operating risks common to the lodging industry.

Our hotel properties have different economic characteristics than many other real estate assets and a hotel REIT is structured differently than many other types of REITs. A typical office property owner, for example, has long-term leases with third-party tenants, which provides a relatively stable long-term stream of revenue. Our TRS lessees, on the other hand, will not enter into a lease with a hotel manager. Instead, our TRS lessees will engage the hotel manager pursuant to a management contract and will pay the manager a fee for managing the hotel. The TRS lessees will receive all the operating profit or losses at the hotel. Moreover, virtually all hotel guests stay at the hotel for only a few nights, so the rate and occupancy at each of our hotels changes every day. As a result, we may have highly volatile earnings.

In addition, our hotel properties will be subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

•	competition from other hotel properties in our markets;

•	over-building of hotels in our markets, which could adversely affect occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international, national, regional and local economic and market conditions;

•	unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes;

•	adverse effects of a downturn in the lodging industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in more detail below.

These factors could reduce the net operating profits of our TRS lessees, which in turn could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Competition for acquisitions may reduce the number of properties we can acquire.

We compete for investment opportunities with entities that may have substantially greater financial resources than we have. These entities generally may be able to accept more risk than we can prudently manage. This competition may generally limit the number of suitable investment opportunities offered to us or the number of properties that we are able to acquire. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

The seasonality of the lodging industry may cause fluctuations in our quarterly revenues that cause us to borrow money to fund distributions to our shareholders.

The lodging industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to make distributions to our shareholders.

The cyclical nature of the lodging industry may cause the returns from our investments to be less than we expect.

The lodging industry is highly cyclical in nature. Fluctuations in lodging demand and, therefore, hotel operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect lodging industry fundamentals, and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. Although we believe that cyclical supply growth peaked in late 2008 to early 2009, and that lodging demand will continue to rebound in 2010 and into 2011, no assurances can be given that this will prove to be the case. A decline in lodging demand, or a continued growth in lodging supply, could result in continued deterioration in lodging industry fundamentals and returns that are substantially below expectations, or result in losses, which could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Capital expenditure requirements at our properties may be costly and require us to incur debt, postpone improvements, reduce distributions or otherwise adversely affect the results of our operations and the market price of our common shares.

Some of the hotel properties we acquire may have a need for renovations and capital improvements at the time of acquisition and all of our hotel properties will have an ongoing need for renovations and other capital improvements, including replacement, from time to time, of furniture, fixtures and equipment. The franchisors of our hotel properties will also require periodic capital improvements as a condition to our maintaining the franchise licenses. In addition, if we incur additional indebtedness, as we intend to do in the future, our lenders will likely require that we set aside annual amounts for capital improvements to our hotel properties. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	the possibility that revenues will be reduced while rooms or restaurants are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on attractive terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of renovations and capital improvements could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Hotel and resort development and redevelopment is subject to timing, budgeting and other risks that may adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Though not currently intended to be a primary focus of our investment strategy, we may engage in hotel development and redevelopment if suitable opportunities arise. Hotel development and redevelopment involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	the receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	the negative impact of construction on operating performance during and soon after the construction period;

•	the ability to raise capital; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any development or redevelopment project will be completed on time or within budget. Our inability to complete a project on time or within budget could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

The increasing use of Internet travel intermediaries by consumers may reduce our revenues.

Some of our hotel rooms are booked through Internet travel intermediaries, such as Travelocity.com, Expedia.com, Priceline.com and Hotels.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from the management companies that operate our hotels. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”), at the expense of brand identification or quality of product or service. These intermediaries hope that consumers will eventually develop brand loyalties to their reservations system rather than to lodging brands or properties. If the amount of bookings made through Internet travel intermediaries proves to be more significant than we expect, room revenues may be lower than expected, and our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders may be adversely affected.

We may be adversely affected by increased use of business related technology which may reduce the need for business related travel.

The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location. To the extent that such technologies play an increased role in day-to-day business and the necessity for business related travel decreases, hotel room demand may decrease and our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders may be adversely affected.

Future terrorist attacks or changes in terror alert levels could adversely affect travel and hotel demand.

Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries over the past several years, often disproportionately to the effect on the overall economy. The impact that terrorist attacks in the U.S. or elsewhere could have on domestic and international travel and our business in particular cannot be determined but any such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and our results of operations and financial condition.

The outbreak of influenza or other widespread contagious disease could reduce travel and adversely affect hotel demand.

The widespread outbreak of infectious or contagious disease in the U.S., such as the H1N1 virus, could reduce travel and adversely affect the hotel industry generally and our business in particular.

Uninsured and underinsured losses could result in a loss of capital.

We intend to maintain comprehensive insurance on each of our hotel properties, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that coverage will be available at reasonable rates. Various types of catastrophic losses, such as losses caused by earthquakes, floods and terrorist activities may not be insurable or may not be economically insurable.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel property, as well as the anticipated future revenue from the property. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Our hotels may be subject to unknown or contingent liabilities which could cause us to incur substantial costs.

Our hotel properties may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to the sales of the hotel properties may not survive the closing of the transactions. While we will likely seek to require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification may be limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these hotels may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Noncompliance with environmental laws and regulations could subject us to fines and liabilities which could adversely affect our operating results.

Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated, and therefore it is possible we could incur cleanup costs even after we sell some of our hotel properties. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or transports for disposal or treatment of a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

As a result, we may become subject to material environmental liabilities. We can make no assurances that future laws or regulations will not impose material environmental liabilities or that the current environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Compliance with the Americans with Disabilities Act could require us to incur substantial costs.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages.

In June 2008, the Department of Justice proposed a substantial number of changes to the Accessibility Guidelines under the ADA. In January 2009, President Obama suspended final publication and implementation of these regulations, pending a comprehensive review by his administration. If implemented as proposed, the new guidelines could cause some of our hotel properties to incur costly measures to become fully compliant.

If we are required to make substantial modifications to our hotel properties, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders could be adversely affected.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to sell hotels or otherwise respond to adverse changes in the performance of our hotel properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties for reasonable prices in response to changing economic, financial and investment conditions will be limited. The real estate market is affected by many factors beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, hurricanes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

Additionally, our assumption of the ground lease with respect to the Hotel Monaco Washington DC, which we currently have under contract to purchase, requires the consent of the U.S. government, as ground lessor, and any sale of that hotel would require the consent of the U.S. government. This consent requirement may make it more difficult or expensive to sell or finance the Hotel Monaco Washington DC.

We may decide to sell hotel properties in the future. We cannot predict whether we will be able to sell any hotel property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of the hotel properties or a need for liquidity could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

Increases in property taxes would increase our operating costs, reduce our income and adversely affect our ability to make distributions to our shareholders.

Each of our hotel properties is subject to real and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our financial condition, results of operations and our ability to make distributions to our shareholders could be materially and adversely affected and the market price of our common shares could decline.

The costs of compliance with or liabilities under environmental laws could significantly reduce our profitability.

Operating expenses at our hotels could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. In addition, an owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our lack of knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

Environmental laws also impose ongoing compliance requirements on owners and operators of real property. Environmental laws potentially affecting us address a wide variety of matters, including, but not limited to, asbestos-containing building materials, storage tanks, storm water and wastewater discharges, lead-based paint, mold/mildew and hazardous wastes. Failure to comply with these laws could result in fines and penalties and/or expose us to third-party liability. Some of our properties may have conditions that are subject to these requirements, and we could be liable for such fines or penalties and/or liable to third parties, as described below in “Our Business — Environmental Matters.”

Certain of our hotel properties may contain, or may have contained, asbestos-containing building materials, or ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners and operators for failure to comply with these requirements. Also, certain properties may be adjacent or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Third parties may be permitted by law to seek recovery from owners or operators for property damage and/or personal injury associated with exposure to contaminants, including, but not limited to, petroleum products, hazardous or toxic substances and asbestos fibers.

We have obtained Phase I environmental site assessments, or ESAs, on our hotel properties and expect to do so for all of the hotel properties we acquire in the future. ESAs are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater or the possible presence of asbestos, lead-based paint, radon, wetlands or mold. As a result, these assessments may fail to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may arise after the ESAs; and future laws, ordinances or regulations may impose material additional environmental liability. We cannot assure you that costs of future environmental compliance will not affect our ability to make distributions to our shareholders or that such costs or other remedial measures will not be material to us.

The presence of hazardous substances on a property may limit our ability to sell the property on favorable terms or at all, and we may incur substantial remediation costs. The discovery of material environmental liabilities at our properties could subject us to unanticipated significant costs, which could significantly reduce our profitability and the cash available for distribution to our shareholders.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of our properties may contain microbial matter such as mold and mildew. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. The presence of significant mold could expose us to liability from hotel guests, hotel employees and others if property damage or health concerns arise.

Any mortgage debt obligations we incur will expose us to increased risk of property losses to foreclosure, which could adversely affect our financial condition, cash flow and ability to satisfy our other debt obligations and make distributions to our shareholders.

Incurring mortgage debt increases our risk of property losses, because any defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing the loan for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our shareholders of that income.

In addition, any default under our mortgage debt obligations may increase the risk of our default on other indebtedness. If this occurs, our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders may be adversely affected.

Risks Related to Our Organization and Structure

Provisions of our declaration of trust may limit the ability of a third party to acquire control of us by authorizing our board of trustees to authorize issuances of additional securities.

Our declaration of trust authorizes our board of trustees to cause us to issue up to 500,000,000 common shares and up to 100,000,000 preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may authorize the issuance of additional shares or establish a series of common or preferred shares that may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if shareholders believe that a change of control is in their interest.

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our board of trustees or shareholders to approve proposals to acquire our company or effect a change of control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to Maryland real estate investment trusts may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares) or an affiliate of any interested shareholder for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations; and

•	“control share” provisions that provide that our “control shares” (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of outstanding “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

By resolution of our board of trustees, we have opted out of the business combination provisions of the MGCL and provided that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our board of trustees (including a majority of trustees who are not affiliates or associates of such persons). Pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, our board of trustees may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Additionally, Title 8, Subtitle 3 of the MGCL permits our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then current market price.

The ownership limitations in our declaration of trust may restrict or prevent you from engaging in certain transfers of our common shares.

In order for us to qualify and remain qualified as a REIT, no more than 50 percent in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. To assist us in qualifying as a REIT, our declaration of trust contains a share ownership limit. Generally, any of our shares owned by affiliated owners will be added together for purposes of the share ownership limit.

If anyone transfers shares in a way that would violate the share ownership limit or prevent us from qualifying as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the share ownership limit or we will consider the transfer to be null and void from the outset, and the intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the share ownership limit or the other restrictions on transfer in our declaration of trust bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

In addition, these ownership limitations may prevent an acquisition of control of us by a third party without our board of trustees’ approval, even if our shareholders believe the change of control is in their interest.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law, generally, a trustee’s actions will be upheld if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each trustee or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

Our declaration of trust provides that a trustee may be removed only for cause (as defined in our declaration of trust) and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. Our declaration of trust also provides that vacancies on our board of trustees may be filled only by a majority of the remaining trustees in office, even if less than a quorum. These requirements prevent shareholders from removing trustees except for cause and with a substantial affirmative vote and from replacing trustees with their own nominees and may prevent a change in control of our company that is in the best interests of our shareholders.

The ability of our board of trustees to change our major policies without the consent of shareholders may not be in your interest.

Our board of trustees determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations and distributions to shareholders. Our board may amend or revise these and other policies and guidelines from time to time without the vote or consent of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies and those changes could adversely affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our shareholders.

We have entered into an agreement with each of our executive officers that requires us to make payments in the event the officer’s employment is terminated by us without cause, by the officer for good reason or under certain circumstances following a change of control of our company.

The agreements that we have entered into with our executive officers provide benefits under certain circumstances that could make it more difficult for us to terminate these officers and may prevent or deter a change of control of our company that would otherwise be in the interest of our shareholders. See “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our shareholders could lose confidence in our financial results, which could harm our business and the value of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We are a recently formed company that is developing financial and operational reporting and control systems. We may in the future discover areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting, and have our independent auditors annually issue their own opinion on our internal controls over financial reporting. While we intend to undertake substantial work to prepare for compliance with Section 404, we cannot be certain that we will be successful in implementing or maintaining adequate internal controls over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of our common shares. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.

Risks Related to This Offering

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.

We are required to distribute to our shareholders at least 90 percent of our REIT taxable income each year for us to qualify as a REIT under the Code. To the extent we satisfy the 90 percent distribution requirement but distribute less than 100 percent of our REIT taxable income, we will be subject to a U.S. federal corporate income tax and potentially a U.S. federal excise tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our shareholders may be adversely affected by the risk factors described in this prospectus. Since completion of our initial public offering in December 2009, we have not made any distributions to our shareholders. We may not generate sufficient income to make distributions to our shareholders and cannot predict when distributions will commence. We currently do not expect to use the net proceeds from this offering to make distributions to our shareholders. However, to the extent we do so, the amount of cash we have available to invest in hotel properties or for other purposes would be reduced. Our board of trustees has the sole discretion to determine the timing, form and amount of any distributions to our shareholders. The amount of such distributions may be limited until we have a larger portfolio of income-generating hotel properties. Our board of trustees will make determinations regarding distributions based upon, among other factors, our financial performance, any debt service obligations, any debt covenants, and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our shareholders are:

•	our inability to invest the net proceeds of this offering;

•	our inability to realize attractive risk-adjusted returns on our investments;

•	unanticipated expenses or reduced revenues that reduce our cash flow or non-cash earnings; and

•	decreases in the value of our hotel properties.

As a result, no assurance can be given that we will be able to make distributions to our shareholders at any time in the future or that the level of any distributions we do make to our shareholders will increase or even be maintained over time, any of which could materially and adversely affect the market price of our common shares.

In addition, distributions that we make to our shareholders generally will be taxable to our shareholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our accumulated earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the tax basis of a shareholder’s investment in our common shares.

The common shares issued in this offering and any common shares eligible for future sale may adversely affect the prevailing market prices for our common shares.

Our shares have only traded on the NYSE since December 9, 2009. Assuming the underwriters do not exercise their overallotment option, we are selling 17,000,000 of our common shares in this offering, an amount equal to 83.6% of our common shares outstanding prior to the offering. Excluding the common shares owned by our management that are subject to the lock up agreement with our underwriters, the 17,000,000 common shares being offered will represent approximately 45.8% of the common shares available to trade after this offering. Also, the three month average trading volume in our common shares as reported by the NYSE as of July 19, 2010 was only 213,961 shares per day. We cannot predict the effect, if any, of this offering or of future sales of common shares, or the availability of common shares for future sale, on the market price of our common shares. Sales of substantial amounts of common shares (including shares issued to our trustees and officers), or the perception that these sales could occur, may adversely affect the liquidity of the market for our common shares or prevailing market prices for our common shares. Large price changes or low volume may preclude you from buying or selling our common shares at all, or at any particular price or during a time frame that satisfies your investment objectives.

Each of our trustees and officers has entered into lock-up agreements with respect to their common shares, restricting the sale of their shares, for 120 days. The representatives, at any time, may release all or a portion of the common shares subject to the foregoing lock-up provisions. If the restrictions under such agreements are waived, the affected common shares may be available for sale into the market, which could reduce the market price for our common shares.

We also may issue from time to time additional common shares or limited partnership interests in our operating partnership in connection with the acquisition of properties and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common shares or the perception that these sales could occur may adversely affect the prevailing market price for our common shares or may impair our ability to raise capital through a sale of additional equity securities.

This offering may be dilutive.

Giving effect to the issuance of common shares in this offering, which may include shares issued pursuant to a full or partial exercise by the underwriters of their overallotment option, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on our expected earnings per share. The actual amount of any dilution cannot be determined at this time and will be based on numerous factors.

Future offerings of debt or equity securities ranking senior to our common shares may limit our operating and financial flexibility and may adversely affect the market price of our common shares.

If we decide to issue debt or equity securities in the future ranking senior to our common shares or otherwise incur indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to make distributions to our shareholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of our common shares and may result in dilution to owners of our common shares. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or financings, any of which could reduce the market price of our common shares and dilute the value of our common shares.

The market price of our common shares may be volatile due to numerous circumstances beyond our control.

The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates. One of the factors that may influence the price of our common shares is the annual yield from distributions on our common shares as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to shareholders, may lead prospective purchasers of our common shares to demand a higher annual yield, which could reduce the market price of our common shares.

Other factors that could affect the market price of our common shares include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	our issuances of common shares or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities and travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes.

Federal Income Tax Risk Factors

Our failure to qualify, or to remain qualified, as a REIT would result in higher taxes and reduced cash available for distribution to our shareholders.

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended December 31, 2009 upon the filing of our federal income tax return for that year. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT qualification. Our qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis.

Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially applicable with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our shares. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain Code provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify which would negatively impact the value of our common shares.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our shareholders.

To qualify and maintain our qualification as a REIT, we must distribute to our shareholders each calendar year at least 90 percent of our REIT taxable income (including certain items of non-cash income), determined before the deduction for dividends paid and excluding any net capital gain. To the extent that we satisfy the 90 percent distribution requirement, but distribute less than 100 percent of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4 percent nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85 percent of our REIT ordinary income for that year;

•	95 percent of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

We intend to distribute our REIT taxable income to our shareholders in a manner intended to satisfy the 90 percent distribution requirement and to avoid both corporate income tax and the 4 percent nondeductible excise tax. However, there is no requirement that TRSs distribute their after tax net income to their parent REIT or their shareholders.

Our REIT taxable income may substantially exceed our net income as determined based on U.S. generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our REIT taxable income. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell properties at prices or at times that we regard as unfavorable in order to pay out enough of our REIT taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4 percent nondeductible excise tax in a particular year.

Under recently issued Internal Revenue Service, or IRS, guidance, we may pay taxable dividends of our common shares and cash, in which case shareholders may sell our common shares to pay tax on such dividends, placing downward pressure on the market price of our common shares.

Under recently issued IRS guidance, we may distribute taxable dividends that are payable in cash and common shares at the election of each shareholder. Under Revenue Procedure 2010-12, up to 90 percent of any such taxable dividend paid with respect to our 2010 and 2011 taxable years could be payable in our common shares. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, shareholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common shares at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. If we utilize Revenue Procedure 2010-12 and a significant number of our shareholders determine to sell our common shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common shares.

Our TRS lessees increase our overall tax liability.

Our TRS lessees are subject to federal and state income tax on their taxable income, which will consist of the revenues from the hotel properties leased by our TRS lessees, net of the operating expenses (including management fees) for such hotel properties and rent payments to us. Accordingly, although our ownership of our TRS lessees will allow us to participate in the operating income from our hotel properties in addition to receiving rent, that operating income will be fully subject to income tax. The after-tax net income of our TRS lessees is available for distribution to us.

Our ownership of TRSs is limited and our transactions with TRSs will cause us to be subject to a 100 percent penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

A REIT may own up to 100 percent of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross operating income from hotel operations pursuant to hotel management contracts. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35 percent of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25 percent of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100 percent excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs are subject to applicable federal, foreign, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We believe that the aggregate value of the stock and securities of our TRSs is and will continue to be less than 25 percent of the value of our total assets (including our TRS stock and securities). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100 percent excise tax described above. There can be no assurance, however, that we will be able to comply with the 25 percent limitation discussed above or to avoid application of the 100 percent excise tax discussed above.

If the leases of our hotel properties to our TRS lessees are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to our shareholders.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by our TRS lessees pursuant to the lease of our hotel properties will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to our shareholders and suffer other adverse consequences.

We believe that our operating partnership qualifies to be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership is not subject to federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of the operating partnership’s income. No assurance can be provided, however, that the IRS, will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, the failure of our operating partnership to qualify as a partnership would cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

If our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to our shareholders.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. We lease all of our hotels to our TRS lessees. A TRS lessee will not be treated as a “related party tenant” with respect to our properties that are managed by an independent hotel management company that qualifies as an “eligible independent contractor.” We believe that our TRSs will qualify to be treated as TRSs for federal income tax purposes, but there can be no assurance that the IRS will not challenge the status of a TRS for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of our TRSs lessees from treatment as a TRS, it is possible that we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests. If we failed to meet either the asset or gross income tests, we would likely lose our REIT qualification for federal income tax purposes.

Additionally, if our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT. Each of the hotel management companies that enter into a management contract with our TRS lessees must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRS lessees to be qualifying income for purposes of the REIT gross income tests. Among other requirements, in order to qualify as an eligible independent contractor a manager must not own, directly or through its shareholders, more than 35 percent of our outstanding shares, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35 percent thresholds are complex. Although we intend to monitor ownership of our shares by our hotel managers and their owners, there can be no assurance that these ownership levels will not be exceeded.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates has been reduced by legislation to 15 percent (through the end of 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75 percent or 95 percent gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Material Federal Income Tax Considerations — Gross Income Tests — Hedging Transactions.” As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRSs will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRSs.

Complying with REIT requirements may cause us to forego otherwise attractive business opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares of beneficial interest. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75 percent of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10 percent of the outstanding voting securities of any one issuer or more than 10 percent of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5 percent of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25 percent of the value of our total assets can be represented by the securities of one or more TRSs. The Code provides that temporary investments of new capital in stock or debt instruments for the period of one year beginning on the date on which we receive the new capital will be considered qualified real estate assets for purposes of the above requirements. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

The ability of our board of trustees to revoke our REIT qualification without shareholder approval may subject us to federal and state income tax and reduce distributions to our shareholders.

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our shareholders, which may have adverse consequences on our total return to our shareholders and on the market price of our common shares.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common shares.

At any time, the federal income tax laws governing REITs or the administrative and judicial interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative and judicial interpretation, or any amendment to any existing federal income tax law, regulation or administrative or judicial interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative and judicial interpretation.

The share ownership restrictions of the Code for REITs and the 9.8 percent share ownership limit in our declaration of trust may inhibit market activity in our shares of beneficial interest and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2009, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50 percent in value of our issued and outstanding shares at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares under this requirement. Additionally, at least 100 persons must beneficially own our shares during at least 335 days of a taxable year for each taxable year after 2009. To help insure that we meet these tests, our declaration of trust restricts the acquisition and ownership of our shares.

Our declaration of trust, with certain exceptions, authorizes our trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, our declaration of trust prohibits any person from beneficially or constructively owning more than 9.8 percent (measured by value or number of shares, whichever is more restrictive) of any class or series of our shares. Our board of trustees may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8 percent of the value of our outstanding shares would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of trustees determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of the shareholders.

If states and localities in which we own material amounts of property or conduct material amounts of business raise their income and property tax rates or amend their tax regimes in a manner that increases our state and local tax liabilities, we would have less cash available for distribution to our shareholders and the market price of our common shares could be adversely affected.

We and our subsidiaries may be subject to income tax by states and localities in which we conduct business. Additionally, we will be subject to property taxes in states and localities in which we own property, and our TRS lessees will be subject to state and local corporate income tax. Many states and localities are currently financially distressed as a result of the recent recession. As these states and localities seek additional sources of revenue to reduce budget deficits and otherwise improve their financial condition, they may, among other steps, raise income and property tax rates and/or amend their tax regimes to eliminate for state income tax purposes the favorable tax treatment REITs enjoy for federal income tax purposes. We cannot predict when or if any states or localities would make any such changes, or what form those changes would take. If states and localities in which we own material amounts of property or conduct material amounts of business make changes to their tax rates or tax regimes that increase our state and local tax liabilities, such increases would reduce the amount of cash available for distribution to our shareholders and could adversely affect the market price of our common shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature.

•	our business and investment strategy;

•	our forecasted operating results;

•	completion of hotel acquisitions;

•	our ability to obtain future financing arrangements;

•	our expected leverage levels;

•	our understanding of our competition;

•	market and lodging industry trends and expectations;

•	anticipated capital expenditures; and

•	use of the net proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, prospects, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our common shares. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

•	the factors discussed in this prospectus, including those set forth under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Our Business”;

•	general volatility of the capital markets and the market price of our common shares;

•	performance of the lodging industry in general;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to attract and retain qualified personnel;

•	our leverage levels;

•	our capital expenditures;

•	changes in our industry and the market in which we operate, interest rates or the general U.S. or international economy; and

•	the degree and nature of our competition.

When we use the words “will,” “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained certain data provided in this prospectus from publicly available materials published by JLLH, STR, Real Capital Analytics and S&P. The data was not prepared in connection with this offering.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $292.5 million after deducting the underwriting discount and other estimated offering expenses. If the underwriters’ overallotment option is exercised in full, our net proceeds will be approximately $336.5 million.

We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will invest these net proceeds in hotel properties in accordance with our investment strategy described in this prospectus and for general business purposes. Prior to the full investment of the net proceeds in hotel properties, we intend to invest the net proceeds in certificates of deposit, interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, money-market deposit accounts, interest-bearing bank deposits and mortgage loan participations. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in hotel properties.

MARKET PRICE OF OUR COMMON SHARES

Our common stock is traded on the NYSE under the symbol “PEB.” As of July 19, 2010, there were 20,344,337 shares of common stock outstanding and eight stockholders of record. On July 19, 2010, the closing price of our common shares as reported on the NYSE, was $18.02. The following table sets forth, for the periods indicated, the high and low sale prices of our common shares as reported on the NYSE. We have not declared or paid any dividends on our common shares.

	Low Sale	High Sale
2009	Price	Price

Fourth quarter (commencing December 9, 2009 to December 31, 2009)	$20.00	$22.39

	Low Sale	High Sale
2010	Price	Price

First quarter	$19.45	$22.19
Second quarter	$17.72	$21.18
Third quarter (through July 19, 2010)	$17.95	$19.78

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of March 31, 2010; and

•	our pro forma capitalization giving effect to (i) the sale of our common shares in this offering, at an assumed public offering price of $18.02 per share, the last reported sale price of our common shares on the NYSE on July 19, 2010, not including shares subject to the underwriters’ overallotment option, and net of the underwriting discount and expenses payable by us in connection with this offering; (ii) the probable acquisition of the Hotel Monaco Washington DC and the assumption of the mortgage debt on that hotel property; and (iii) the completed acquisitions of the Doubletree Bethesda Hotel and Executive Meeting Center, the Sir Francis Drake Hotel and the InterContinental Buckhead Hotel.

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical and pro forma financial statements included elsewhere in this prospectus.

	As of March 31, 2010
	(dollars in thousands)
	Actual	Pro Forma(1)
		(Unaudited)

Mortgage loans	$—	$35,000
Shareholders’ equity:
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized, 20,260,590 shares issued and outstanding (actual); 500,000,000 shares authorized, 37,260,590 shares issued and outstanding (pro forma)(1)	203	373
Additional paid-in capital	379,433	671,784
Retained deficit	(746)	(5,446)
Total shareholders’ equity	378,890	666,711

Total capitalization	$378,890	$701,711

(1)	The pro forma amounts do not include (i) up to 2,550,000 common shares issuable upon exercise of the underwriters’ overallotment option at the public offering price less the underwriting discount within 30 days after the date of this prospectus, (ii) 929,099 common shares issuable upon conversion of an aggregate of 929,099 LTIP units granted to our executive officers pursuant to our 2009 Equity Incentive Plan or (iii) 311,689 common shares reserved for awards under our 2009 Equity Incentive Plan.

OUR DISTRIBUTION POLICY

We intend to distribute at least 90% of our REIT taxable income each year (subject to certain adjustments as described below) to our shareholders in order to qualify as a REIT under the Code. We intend to make regular quarterly distributions to our common shareholders beginning at such time as our board of trustees determines that we have acquired hotels generating sufficient cash flow to do so. Since completion of our initial public offering in December 2009, we have not made any distributions to our shareholders. We cannot predict the timing of our additional hotel investments or when we will commence paying quarterly distributions.

In order to qualify for taxation as a REIT, we intend to make annual distributions to our shareholders of an amount at least equal to:

(i)	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

(ii)	90% of the excess of our net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

(iii)	the sum of certain items of non-cash income.

Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the income and excise tax on undistributed REIT taxable income. However, we cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our shareholders or our ability to sustain those distributions. See “Material Federal Income Tax Considerations.” Also, the terms of our senior secured revolving credit facility may restrict our ability to make distributions to our shareholders and may prevent us from distributing 100% of our REIT taxable income.

Distributions will be authorized by our board of trustees and declared by us based upon a variety of factors, including:

•	actual results of operations;

•	any debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

To the extent that, in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering we may fund our quarterly distributions out of such net proceeds. The use of our net proceeds for distributions could adversely impact our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each shareholder’s basis in its common shares. Income as computed for purposes of the tax rules described above will not necessarily correspond to our income as determined for financial reporting purposes.

SELECTED FINANCIAL DATA

The following table presents selected historical financial information as of and for the quarter ended March 31, 2010 and as of and for the year ended December 31, 2009 (since inception). The selected historical financial information as of and for the period from inception through December 31, 2009 has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The selected historical financial information as of and for the quarter ended March 31, 2010 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of March 31, 2010 and the results of our operations and cash flow for the interim period ended March 31, 2010. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full fiscal year. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements.

The following table presents selected pro forma consolidated balance sheet data as of March 31, 2010, which has been prepared to reflect adjustments to our historical consolidated balance sheet to illustrate the estimated effect of the following transactions as if they had occurred on March 31, 2010:

(i) the acquisition of the three hotel properties we currently own for approximately $262.1 million in cash and the payment of approximately $3.3 million of closing costs;

(ii) the acquisition of the Hotel Monaco Washington DC, which we currently have under contract, for approximately $39.0 million in cash, the assumption of approximately $35.0 million of long-term indebtedness and the payment of approximately $1.4 million of closing costs; and

(iii) the sale of 17,000,000 common shares in this offering at an assumed public offering price of $18.02 per share, net of the underwriting discount and offering costs.

The unaudited selected pro forma consolidated operating data in the table below for the quarter ended March 31, 2010, and the year ended December 31, 2009, has been prepared to illustrate the estimated effect of the transactions described in items (i) through (iii) above, assuming such transactions and our initial public offering were completed on January 1, 2009.

Due to the significant uncertainty regarding whether our acquisition of The Grand Hotel Minneapolis will be completed and the terms of the acquisition should it be consummated, we are not including the effects of the acquisition of that property in our pro forma financial information. See “Prospectus Summary — Recent Developments.”

The following selected historical and pro forma financial data should be read in conjunction with (i) our historical audited financial statements as of and for the period ended December 31, 2009 and the notes thereto appearing elsewhere in this prospectus, (ii) our historical unaudited financial statements as of and for the period ended March 31, 2010 and the notes thereto appearing elsewhere in this prospectus (iii) our unaudited pro forma financial statements and the notes thereto appearing elsewhere in this prospectus, (iv) the historical audited consolidated financial statements of the Doubletree Bethesda Hotel and Executive Meeting Center and the notes thereto appearing elsewhere in this prospectus, (v) the historical audited consolidated financial statements of the Sir Francis Drake Hotel and the notes thereto appearing elsewhere in this prospectus, (vi) the historical audited consolidated financial statements of the InterContinental Buckhead Hotel and the notes thereto appearing elsewhere in this prospectus, (vii) the historical audited consolidated financial statements of the Hotel Monaco Washington DC and the notes thereto appearing elsewhere in this prospectus and (viii) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections in this prospectus. We have based our unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following selected pro forma financial data is presented for information purposes only and does not purport to be indicative of our future results of operations or financial condition and should not be viewed as indicative of our future results of operations or financial condition.

	Historical		Pro Forma
	Period ended	Three Months	Year ended	Three Months
	December 31,	ended	December 31,	ended
	2009	March 31, 2010	2009	March 31, 2010
	(In thousands, except share and per share data)
		(Unaudited)	(Unaudited)	(Unaudited)

Statement of Operations Data:
Total revenues	$—	$—	$99,772	$22,605
Hotel operating expenses	—	—	74,152	17,840
General and administrative	262	1,576	7,625	1,576
Ground rent	—	—	383	45
Acquisition transaction costs	—	—	4,700	—
Real estate taxes, personal property taxes and insurance	—	—	4,059	1,100
Depreciation and amortization	—	—	9,541	2,384

Total operating expenses	262	1,576	100,460	22,945

Operating loss	(262)	(1,576)	(688)	(340)
Interest income	115	977	115	209
Interest expense	—	—	(2,095)	(515)
Other income	—	—	8	—
Income tax expense	—	—	(399)	(90)

Net loss and net loss attributable to common shareholders	$(147)	$(599)	$(3,059)	$(736)

Loss per common share, basic and diluted	$(0.04)	$(0.03)	$(0.08)	$(0.02)
Weighted average number of common shares, basic and diluted	4,011,198	20,260,046	37,260,046	37,260,046

	Historical		Pro Forma
	As of December 31,	As of March 31,	As of March 31,
	2009	2010	2010
	(In thousands)		(In thousands)
		(Unaudited)	(Unaudited)

Balance Sheet Data:
Investment in hotel properties, net	$—	$—	$336,100
Cash and cash equivalents and investments	389,119	387,898	376,183
Accounts receivable, net, prepaid expenses and other assets	284	409	1,490

Total assets	$389,403	$388,307	$713,773

Accounts payable, accrued expenses and other liabilities	$9,977	$9,417	$12,062
Mortgage loans	—	—	35,000

Total liabilities	9,977	9,417	47,062
Total shareholders ’ equity	379,426	378,890	666,711

Total liabilities and shareholders ’ equity	$389,403	$388,307	$713,773

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

On December 14, 2009, we completed our initial public offering and a concurrent private placement of our common shares, resulting in net proceeds of approximately $379.6 million, after underwriting discounts and offering costs. We owned two properties at June 30, 2010 and had three properties under contract for purchase. On July 1, 2010, we completed the acquisition of the InterContinental Buckhead Hotel. We expect to acquire the Hotel Monaco Washington DC (one of the hotel properties we have under contract for purchase), subject to obtaining lender and ground lessor consents and the satisfaction of other customary closing requirements and conditions. On June 29, 2010, we agreed with the seller of The Grand Hotel Minneapolis (one of the hotel properties we have under contract for purchase) to extend our due diligence period with respect to that hotel for an additional 30 days until July 30, 2010. Pending further due diligence with respect to this hotel, we can provide no assurance that we will elect to move forward with our purchase of this hotel or that if we do elect to move forward, that the acquisition will close or the specific terms of the acquisition. There can be no assurance that we will complete the acquisition of either The Grand Hotel Minneapolis or the Hotel Monaco Washington DC. In July 2010, we entered into a senior secured revolving credit facility to fund future acquisitions, as well as for property redevelopments, return on investment initiatives and working capital requirements. Currently, we have no outstanding borrowings under this credit facility.

We believe the economy has begun to recover from the recent recession with improvements in corporate profits and increases in business travel. In 2010, we expect industry demand for rooms in the U.S. to increase while supply rises to a lesser extent, resulting in an increase in occupancy. However, we also expect a decline in ADR for the U.S. hotel industry due to the weakened economic environment.

While we are encouraged by improvements in economic fundamentals, the unprecedented declines in operating performance experienced by the hotel industry since the recession began will continue to make it a challenging environment for hotel owners and lenders. We believe we are well-positioned to take advantage of opportunities created by this difficult operating environment by acquiring hotels in the early stages of an economic and lodging industry recovery at attractive historical valuations.

Results of Operations

Results for the initial period of our operations are not indicative of the results we expect when our investment strategy has been fully implemented. Our net loss attributable to common shareholders for the three months ended March 31, 2010 was ($599,000). We earned $977,000 in interest income on cash and short term investment balances and incurred $1,576,000 in general and administrative expenses. The general and administrative expenses primarily consist of employee compensation costs (including non-cash share-based compensation cost of $444,000), professional fees, insurance and acquisition costs.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different from actual amounts, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

Investment in Hotel Properties

Upon acquisition of a property, our company allocates the purchase price based on the fair value of the acquired land, building, furniture, fixtures and equipment, identifiable intangible assets, other assets and assumed liabilities. Identifiable intangible assets typically arise from contractual arrangements. Acquisition-date fair values of assets and assumed liabilities are determined based on replacement costs, appraised values, and estimated fair values using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that use appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. Acquisition costs are expensed as incurred.

Hotel renovations and replacements of assets that improve or extend the life of the asset are recorded at cost and depreciated over their estimated useful lives. Furniture, fixtures and equipment under capital leases are carried at the present value of the minimum lease payments. Repair and maintenance costs are charged to expense as incurred.

Hotel properties are carried at cost and depreciated using the straight-line method over an estimated useful life of 25 to 40 years for buildings and one to 10 years for furniture, fixtures and equipment. Intangible assets arising from contractual arrangements are typically amortized over the life of the contract. Our company is required to make subjective assessments as to the useful lives and classification of properties for purposes of determining the amount of depreciation expense to reflect each year with respect to the assets. These assessments may impact our company’s results of operations.

Our company monitors events and changes in circumstances for indicators that the carrying value of each hotel and related assets may be impaired. If facts and circumstances support the possibility of impairment, our company will prepare an estimate of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment is made to the carrying value of the hotel to reflect the hotel at fair value. These assessments may impact the results of operations.

A hotel is considered held for sale when a contract for sale is entered into, a substantial, non-refundable deposit has been committed by the purchaser, and sale is expected to close.

Income Taxes

Our company elected to be taxed as a pass-through entity under subchapter S of the Code from the period of October 6, 2009 to December 11, 2009. Our company’s loss for that period was passed through to its sole shareholder. Our company revoked its subchapter S election on December 11, 2009, and intends to elect to be taxed as a REIT for federal income tax purposes commencing with a short taxable year that began on December 12, 2009 and ended on December 31, 2009.

To qualify as a REIT, our company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our company’s annual REIT taxable income to our company’s shareholders and a requirement that our company cannot operate the hotels it acquires. As a REIT, our company generally will not be subject to federal income tax to the extent it distributes its taxable income to its shareholders. Our company has not recognized any deferred taxes on any temporary differences, as our company intends to be a treated as a REIT commencing on December 12, 2009.

Our company has formed a TRS whose wholly owned subsidiaries lease our hotels from our operating partnership. The TRS lessees have engaged independent hotel managers to operate the properties. The TRS generally is subject to federal and state income taxes and will account for such taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

As of December 31, 2009, our company did not have any unrecognized tax positions and had not incurred any interest or penalties on such positions during the period presented. Interest and penalties related to unrecognized tax benefits, if any, in the future will be recognized as operating expenses.

Share-based Compensation

Our company has adopted an equity incentive plan that provides for the grant of common share options, share awards, share appreciation rights, performance units and other equity-based awards. Equity-based compensation is recognized as an expense in the financial statements and measured at the fair value of the award on the date of grant. The determination of fair value of these awards is subjective and involves significant estimates. The LTIP units were valued using a Monte Carlo simulation method model, which requires a number of assumptions including expected volatility of our company’s stock, expected dividend yield, expected term, and assumptions of whether these awards will achieve parity with other operating partnership units.

Fair Value of Financial Instruments

Fair value is determined by using available market information and appropriate valuation methodologies. The carrying amounts of our company’s financial instruments, which consist of cash and cash equivalents, investments, and accounts payable approximate fair value because of the relatively short maturities of these instruments.

Recent Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities that requires enterprises to perform a more qualitative approach to determining whether or not a variable interest entity will need to be consolidated. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. It requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This accounting standard is effective for fiscal years beginning after November 15, 2009. Early adoption is not permitted. The adoption of this accounting standard did not have impact on the Company’s financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009 with early adoption permitted, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of Level 3 activity. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years with early adoption permitted. The adoption of this standard did not have impact on the Company’s financial statements.

Liquidity and Capital Resources

On December 14, 2009, we raised approximately $379.6 million, net of underwriting discounts and offering costs, in an initial public offering and concurrent private placement of our common shares. To date, we have invested approximately $262.1 million of the net proceeds from our initial public offering and concurrent private placement in hotel properties. We currently have two additional hotel properties under contract to purchase for prices aggregating approximately $110 million.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our senior secured revolving credit facility. Our existing cash balances will fund our operating costs in the near term. As we acquire hotel properties, we believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on any borrowings and fund dividends in accordance with the REIT requirements of the federal income tax laws.

We expect to meet our long-term liquidity requirements, such as hotel property acquisitions and property redevelopment, through the net proceeds from additional issuances of common shares, issuances of preferred shares, issuances of units of limited partnership interest in our operating partnership, secured and unsecured borrowings, and cash provided by operations. The success of our business strategy may depend, in part, on our ability to access additional capital through issuances of debt and equity securities, which is dependent on favorable market conditions.

We intend to limit the sum of the outstanding principal amount of our consolidated net indebtedness and the liquidation preference of any outstanding preferred shares to not more than 4.5x our EBITDA for the 12-month period preceding the incurrence of such debt or the issuance of such preferred shares. Net indebtedness consists of total debt less cash and cash equivalents and investments. Compliance with this limitation will be measured at the time debt is incurred, and a subsequent decrease in EBITDA will not require us to repay debt. In addition, if we assume or incur debt in connection with our hotel acquisitions, our debt level could exceed the general limitation described above.

In July 2010, we entered into a senior secured revolving credit facility to fund future acquisitions, as well as for property redevelopments, return on investment initiatives and working capital requirements. Currently, we have no outstanding borrowings under this credit facility. We intend to repay indebtedness incurred under our senior secured revolving credit facility from time to time out of cash flows from operations and from the net proceeds of issuances of additional equity and debt securities, as market conditions permit.

The following chart summarizes certain terms of our senior secured revolving credit facility.

Facility
Lenders	Amount	Interest Rate	Term	Security

Bank of America, N.A.; Wells Fargo Bank, N.A.; US Bank N.A.; Credit Agricole Corporate and Investment Bank; Royal Bank of Canada; Raymond James Bank, FSB; Chevy Chase Bank	$150,000,000(1)	Our choice of (i) LIBOR(2) (minimum of 1.5%) + a margin between 3.0% and 4.0%, depending on our leverage ratio(3); (ii) Base Rate(4) + 2.0% to 3.0%, depending on our leverage ratio	3 years (July 7, 2013) with a one-year extension at our option	All borrowing base properties,(5) including any related personal property, and the equity interests of certain of our subsidiaries

(1)	At our option and subject to the consent of the lenders, we may increase the facility amount by an additional $50,000,000 up to an aggregate balance of $200,000,000.

(2)	LIBOR means London Interbank Offered Rate.

(3)	Leverage ratio is the ratio of our total net debt to our EBITDA for the four fiscal quarters most recently ended at the time of calculation.

(4)	Base Rate means for any day a fluctuating annual rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the administrative agent bank’s then-current “prime rate” and (c) LIBOR (minimum 1.5%) plus 1.00%.

(5)	Borrowing base properties are subject to lender approval as set forth in the senior secured revolving credit facility agreements.

In addition, the terms of our senior secured revolving credit facility may restrict our ability to make distributions to our shareholders and may prevent us from distributing 100% of our REIT taxable income.

Sources and Uses of Cash

On December 14, 2009, we raised approximately $379.6 million, net of underwriting discounts and offering costs, in an initial public offering and concurrent private placement of our common shares. At March 31, 2010, we had $302.9 million of cash and cash equivalents and $85.0 million in short-term investments. Short term investments consist of certificates of deposits which matured between June 24, 2010 and July 12, 2010. We held these funds following their maturity in our money market accounts and includes the funds in cash and cash equivalents. Since March 31, 2010, we have invested approximately $262.1 million in hotel properties and have two properties under contract to purchase at prices aggregating approximately $110 million. As of July 19, 2010, we had approximately $116.3 million of cash and cash equivalents. We accrued underwriters’ commissions of $8.1 million in connection with our initial public offering that, in accordance with the underwriting agreement relating to our initial public offering, will be payable at the time our company invests all of the net proceeds from that offering. For the three months ended March 31, 2010, we earned interest income of approximately $1.0 million and had cash flow from operations of approximately $0.4 million.

Contractual Obligations and Off-Balance Sheet Arrangements

As of March 31, 2010, we were under no contractual obligations and had no off-balance sheet arrangements.

Tax and Depreciation

The following table reflects certain real estate tax information for our hotel properties and the hotel properties we have under contract to purchase.

		2010 Real	Federal Tax Basis
	Property Tax	Estate Tax	of Depreciable	Tax	Annual
	Rate 2010	Estimate (In	Real Property (In	Depreciation	Depreciation
Property	Estimate(1)	thousands)	thousands)	Life (Years)	Percent (%)

Doubletree Bethesda Hotel and Executive Meeting Center	$12.20	$385	$53,000	39	2.564
Sir Francis Drake Hotel	11.59	1,046	60,547	39	2.564
InterContinental Buckhead Hotel	18.91	993	82,189	39	2.564
Hotel Monaco Washington DC (acquisition pending)	— (2)	— (2)	72,000	39	2.564
The Grand Hotel Minneapolis	35.78	483	28,000	39	2.564

(1)	Per $1,000 of assessed value.

(2)	The Hotel Monaco Washington DC is subject to a ground lease with the U.S. government and therefore is not subject to real estate taxes.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

We earn interest income from cash and cash equivalents and investments. At March 31, 2010, we had $387.9 million in cash and cash equivalents and short term investments. If interest rates on our cash and cash equivalents and short term investments increase or decrease by 0.1 percent, our interest income will increase or decrease by approximately $0.4 million, respectively.

OUR BUSINESS

Our Company

We are an internally managed hotel investment company organized by our Chairman, President and Chief Executive Officer, Jon E. Bortz, in late 2009 to opportunistically acquire and invest in hotel properties located primarily in major United States cities, with an emphasis on the major coastal markets. As a result of construction costs and density, we believe these markets have significant barriers to entry and, as shown in historical industry data, we believe these markets will experience the most robust recovery in meeting and room-night demand as the U.S. economy improves. In addition, we may invest in resort properties located near our primary urban target markets, as well as in select destination markets such as Hawaii, south Florida and southern California. We seek geographic diversity in our investments, although attractive opportunities are more important than geographic mix in our investment activity. We focus on full-service hotel properties in the “upper upscale” segment of the lodging industry as defined by Smith Travel Research, Inc., or Smith Travel Research. In addition, we seek to acquire branded, upscale, select-service properties in our primary urban target markets. We believe that these investments can produce attractive risk-adjusted returns because we believe (i) there is an opportunity to acquire properties at cyclically low prices in the current economic and financing environment and (ii) our properties will benefit from increasing business and leisure travel as the economy improves. On December 14, 2009, we completed our initial public offering of common shares and a concurrent private placement of our common shares, resulting in net proceeds of approximately $379.6 million, after underwriting discounts and offering costs. Since the completion of our initial public offering, we have acquired three hotels for purchase prices aggregating approximately $262.1 million, and we have two hotels under contract for purchase prices aggregating approximately $110 million. We are organized and conduct our operations to qualify as a REIT for federal income tax purposes.

We believe that the current market environment presents a significant number of attractive investment opportunities and that our management team has the experience and expertise necessary to acquire a high-quality portfolio of hotel properties. Our management team is led by Mr. Bortz, the founder and former Chairman of the Board of Trustees and Chief Executive Officer of LaSalle Hotel Properties, a NYSE-listed hotel REIT. Prior to that, he founded and led Jones Lang LaSalle’s Hotel Investment Group. Mr. Bortz has over 29 years of lodging and real estate experience, having overseen more than $2.7 billion of lodging-related transactions. Similarly, each of our Executive Vice President and Chief Financial Officer, Raymond D. Martz, and our Executive Vice President and Chief Investment Officer, Mr. Fisher, has over 15 years of experience in the hotel and real estate industries. Mr. Martz served as Chief Financial Officer in his last two positions and in senior finance positions at two NYSE-listed hotel REITs, while Mr. Fisher served as Managing Director in his last position with Jones Lang LaSalle Hotels, leading its national full-service hotel brokerage platform.

Upon completion of this offering we will have approximately $408.8 million of cash, together with a $150 million senior secured revolving credit facility, to invest in additional hotel properties. Accordingly, we believe we will be well-positioned to take advantage of attractive investment opportunities that we expect will be available in the lodging industry.

Our Hotels

The following table sets forth certain operating information for each of our owned hotels. This information relates to periods prior to our acquisition of these hotels.

							For the Year Ended			For the Quarter Ended
			Year				December 31, 2009			March 31, 2010
		Date of	Opened/	Number	Purchase	Assumed	Occupancy(1)	ADR(2)	RevPAR(3)	Occupancy(1)	ADR(2)	RevPAR(3)
Property	Location	Acquisition	Renovated	of Rooms	Price	Debt	(%)	($)	($)	(%)	($)	($)

Doubletree Bethesda Hotel and Executive Meeting Center	Bethesda, Maryland	June 4, 2010	1971/2007	269	$67.1 million	—	70.7	160.20	113.24	57.8	157.13	90.78

Sir Francis Drake Hotel	San Francisco, California	June 22, 2010	1928/2009	416	90.0 million	—	76.4	138.51	105.80	66.3	135.13	89.57

InterContinental Buckhead Hotel	Atlanta, Georgia	July 1, 2010	2004	422	105.0 million	—	67.6	155.58	105.10	79.0	143.38	113.29

(1)	Occupancy is the average daily occupancy for the period presented.

(2)	ADR is average daily rate.

(3)	RevPAR is room revenue per available room.

Doubletree Bethesda Hotel and Executive Meeting Center, Bethesda, Maryland

We acquired the Doubletree Bethesda Hotel and Executive Meeting Center on June 4, 2010 for $67.1 million. The Doubletree Bethesda Hotel and Executive Meeting Center is located at 8120 Wisconsin Avenue, Bethesda, Maryland, and we own a fee simple interest in the hotel. The hotel, which was built in 1971, includes 269 guestrooms. The hotel was most recently renovated from 2006 to 2007. During the next 12 to 24 months, we expect to invest approximately $2.5 million for structural repairs to the underground garage and approximately $2.5 million for guestroom refurbishments, along with property improvements required by the franchisor in connection with our acquisition of the hotel. Upon acquisition of the hotel, we retained Thayer Lodging Group, Inc., or Thayer, to manage the hotel.

Demand for the hotel is generated primarily by federal government complexes, the National Institutes of Health, Nuclear Regulatory Commission, U.S. Food and Drug Administration and the National Naval Medical Center, as well as people conducting business, visiting or attending conventions in the Washington, D.C. metro area. Primary competitor hotels include Hyatt Regency Bethesda, Bethesda Marriott, Residence Inn Bethesda Downtown, Bethesda North Marriott Hotel and Conference Center and the Hilton Rockville.

The hotel contains 10 conference rooms and one grand ballroom, for a total of over 13,000 square feet of meeting space. The hotel also includes: The O.Z. (a three meal-a-day restaurant), Umi Sushi (a sushi bar), The Wine Bar, The Cup (a coffee and breakfast shop), on-site valet parking, a fitness center and a 24-hour business center.

	For the Year Ended		For the Quarter Ended
	December 31,		March 31,
Doubletree Bethesda Hotel and Executive Meeting Center	2008	2009	2009	2010

Hotel Revenue (in millions)	$16.3	$15.7	$3.9	$3.2
ADR	$171.06	$160.20	$175.46	$157.13
Occupancy	68.8%	70.7%	67.6%	57.8%
RevPAR	$117.61	$113.24	$118.70	$90.78

Sir Francis Drake Hotel, San Francisco, California

We acquired the Sir Francis Drake Hotel on June 22, 2010 for $90.0 million. The Sir Francis Drake Hotel is located at 450 Powell Street, San Francisco, California, and we own a fee simple interest in the hotel. The hotel, which was built in 1928, includes 416 guestrooms. The hotel was most recently renovated from 2006 to 2009. We expect to invest approximately $7.0 million for guestroom improvements, public area improvements and other general refurbishments during the next two years. Upon acquisition of the hotel, we retained Kimpton Hotels & Restaurant Group, LLC, or Kimpton, to manage the hotel.

Demand for the hotel is generated primarily by leisure, corporate and convention business relating to Union Square, the Moscone Convention Center and the city of San Francisco. Primary competitor hotels include San Francisco Marriott Union Square, Grand Hyatt San Francisco, Parc 55 Wyndham San Francisco — Union Square, Westin San Francisco Market Street and The Westin St. Francis.

The hotel contains 12 conference rooms, for a total of approximately 15,000 square feet of meeting space. The hotel also includes: Scala’s Bistro (a three meal-a-day restaurant), Harry Denton’s Starlight Room, Starbucks, off-site valet parking, a 24-hour fitness center and a business center.

	For the Year Ended		For the Quarter Ended
	December 31,		March 31,
Sir Francis Drake Hotel	2008	2009	2009	2010

Hotel Revenue (in millions)	$40.6	$32.5	$7.4	$7.1
ADR	$167.76	$138.51	$147.60	$135.13
Occupancy	83.7%	76.4%	61.6%	66.3%
RevPAR	$140.46	$105.80	$90.97	$89.57

InterContinental Buckhead Hotel, Atlanta, Georgia

We acquired the InterContinental Buckhead Hotel on July 1, 2010 for $105.0 million. The InterContinental Buckhead Hotel is located at 3315 Peachtree Road NE, Atlanta, Georgia. We purchased the hotel by assuming the lease agreement between the seller and the Development Authority of Fulton County, or the Authority, and purchasing revenue bonds issued by the Authority. The property receives a property tax abatement as a result of the lease agreement. Upon our direction and at our sole discretion, fee simple title will be transferred to us through the tender of the bonds to the bond trustee and the termination of the lease agreement. The hotel, which was built in 2004, includes 422 guestrooms. The hotel has not been renovated since opening. We expect to invest approximately $7.0 million for guestroom improvements, public area improvements and other general refurbishments during the next three years. Upon acquisition of the hotel, we retained IHC Buckhead, LLC, a subsidiary of InterContinental Hotels Group PLC, to manage the hotel.

Demand for the hotel is generated primarily by leisure, corporate and convention business relating to the community of Buckhead and the city of Atlanta, as well as people conducting business or attending conventions in the Atlanta metro area. Primary competitor hotels include The Ritz Carlton Buckhead, Embassy Suites Atlanta Buckhead, JW Marriott Hotel Buckhead Atlanta, Grand Hyatt Atlanta and The Westin Buckhead Atlanta.

The hotel contains 23 meeting rooms and two ballrooms, for a total of approximately 30,000 square feet of meeting space. The hotel also contains: a 24,000-square foot garden, a three meal-a-day restaurant, a bar, an underground parking garage, 24-hour room service, a full-service business center and a wellness spa and fitness center.

	For the Year Ended		For the Quarter Ended
	December 31,		March 31,
InterContinental Buckhead Hotel	2008	2009	2009	2010

Hotel Revenue (in millions)	$38.0	$30.6	$8.2	$8.1
ADR	$184.61	$155.58	$175.20	$143.38
Occupancy	73.3%	67.6%	68.6%	79.0%
RevPAR	$135.23	$105.10	$120.26	$113.29

In the opinion of our management, each of our hotels is adequately covered by insurance.

Hotels Under Contract

The following table sets forth certain operating information with respect to the hotels we have under contract to purchase.

						For the Year Ended			For the Quarter Ended
		Year				December 31, 2009			March 31, 2010
		Opened/	Number	Purchase	Assumed	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Property	Location	Renovated	of Rooms	Price	Debt	(%)	($)	($)	(%)	($)	($)

Hotel Monaco Washington DC	Washington, D.C.	1839/2002	183	$74.0 million	$35.0 million	79.6	256.76	204.47	75.2	233.75	175.87

The Grand Hotel Minneapolis	Minneapolis, Minnesota	1915/2000	140	36.0 million	—	61.0	175.78	107.19	54.0	157.07	84.77

The closing of the acquisition of the Hotel Monaco Washington DC is subject to obtaining lender and ground lessor consents and the satisfaction of certain other customary closing requirements and conditions. While we expect to obtain the necessary consents, there is no assurance that this acquisition will be consummated.

On June 29, 2010, we agreed with the seller of The Grand Hotel Minneapolis to extend our due diligence period with respect to that hotel for an additional 30 days until July 30, 2010. Pending further due diligence with respect to this hotel, including reviewing significant and unanticipated matters that we became aware of during our due diligence process, we can provide no assurance that we will elect to move forward with our purchase of the hotel or that if we do elect to move forward, that the acquisition will close or the specific terms of the acquisition.

Hotel Monaco Washington DC, Washington, District of Columbia

We originally expected to complete the acquisition of the Hotel Monaco Washington DC within 60 days of entering into the purchase agreement on May 13, 2010. We currently expect to complete the transaction before the end of the third quarter of 2010. The delay has principally related to obtaining approvals for our assumption of the current mortgage on the property. However, because this acquisition is subject to obtaining lender and ground lessor consents and the satisfaction of other customary closing requirements and conditions, there remains no assurance that the acquisition will be consummated within that time period or at all.

The Hotel Monaco Washington DC is located at 700 F Street NW, Washington, D.C., and upon completion of the acquisition, we will own a leasehold interest in the building structure and land pursuant to a noncancelable lease with the U.S. government that expires on November 30, 2059. The building, which was originally the U.S. Post Office for Washington, D.C., was built in 1839. The hotel was most recently converted to the Hotel Monaco Washington DC in 2002 after a comprehensive renovation and contains 183 guestrooms. We expect to invest approximately

$1.0 million for guestroom improvements, public area improvements and other general refurbishments. Upon acquisition of the hotel, we expect to retain Kimpton to manage the hotel.

Demand for the hotel is generated primarily by government, leisure, corporate and convention business relating to the city of Washington, D.C., as well as people conducting business or attending conventions in the Washington D.C. metro area. Primary competitor hotels include InterContinental Hotel, The Willard Washington D.C, The Jefferson Hotel, The Madison — A Loews Hotel, Washington Marriott at Metro Center, Hotel George Washington DC and Hotel Sofitel Washington DC Lafayette Square.

The hotel contains seven meeting rooms and one ballroom, for a total of over 6,000 square feet of meeting space. The hotel also contains: a three-meal restaurant, a bar, off-site valet parking, 24-hour room service, a business center and a fitness facility.

	For the Year Ended		For the Quarter Ended
	December 31,		March 31,
Hotel Monaco Washington DC	2008	2009	2009	2010

Hotel Revenue (in millions)	$22.1	$21.0	$5.6	$4.2
ADR	$264.07	$256.76	$307.29	$233.75
Occupancy	80.7%	79.6%	76.1%	75.2%
RevPAR	$213.02	$204.47	$233.74	$175.87

The following table describes the mortgage indebtedness we expect to incur in connection with our acquisition of the Hotel Monaco Washington DC.

Principal Balance	Interest Rate	Maturity Date	Amortization Provisions

$35 million	5.68%	March 11, 2012	Interest only

The Grand Hotel Minneapolis, Minneapolis, Minnesota

On June 29, 2010, we agreed with the seller to extend our due diligence period with respect to The Grand Hotel Minneapolis for an additional 30 days until July 30, 2010. The additional time will allow us to continue our due diligence activities with respect to this hotel, including reviewing significant and unanticipated matters that we became aware of during our due diligence process. Due to the significant uncertainty regarding the consummation of our acquisition of The Grand Hotel Minneapolis, we are not including the effects of the acquisition of such property in our pro forma financial information included elsewhere in this prospectus.

The Grand Hotel Minneapolis is located at 615 Second Avenue South, Minneapolis, Minnesota. The hotel, which was built in 1915, includes 140 guestrooms. The hotel was most recently converted to The Grand Hotel in 2000 after a comprehensive renovation. If we complete the acquisition of this hotel, we will own a fee simple interest in the hotel and expect to invest between $1.5 million and $3.0 million for guestroom improvements, public area improvements and other general refurbishments. If the acquisition is consummated, we expect to retain Kimpton to manage the hotel.

Demand for the hotel is generated primarily by leisure, corporate and convention business relating to the city of Minneapolis, as well as people conducting business or attending conventions in the Minneapolis metro area. Primary competitor hotels include Marquette Hotel, Crowne Plaza Northstar Hotel Minneapolis, Radisson Plaza Hotel Minneapolis and Graves 601 Hotel Minneapolis.

The hotel contains seven meeting rooms and one ballroom, for a total of approximately 6,500 square feet of meeting space. The hotel also contains: a three meal-a-day restaurant, a bar, off-site valet parking, room service, a business center and an athletic club and life spa.

	Year Ended December 31,		Quarter Ended March 31, 2010
The Grand Hotel Minneapolis	2008	2009	2009	2010

Hotel Revenue (in millions)	$12.1	$9.4	$2.2	$2.0
ADR(1)	$227.91	$175.78	$184.65	$157.07
Occupancy(1)	65.2%	61.0%	52.2%	54.0%
RevPAR(1)	$148.65	$107.19	$96.47	$84.77

(1)	Amounts based on occupancy rates as reported by Smith Travel Research.

Our Operating Agreements

The following are general descriptions of our franchise licenses, management agreements and lease agreements.

Franchise Licenses

One of our current hotel properties, the Doubletree Bethesda Hotel and Executive Meeting Center, is subject to a franchise license, and we expect to acquire additional franchised properties in the future.

Our current franchise license, which has a 10-year term, requires us to pay franchise royalty fees of 3% in year one, 4% in years two and three and 5% in years four through ten of room revenue and program fees of 4% of room revenue. Additionally, our franchise license specifies certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which we must comply. The franchise license obligates us to comply with the franchisor’s standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by us, display of signs, and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

Management Agreements

Our current management agreements provide for base management fees ranging from 2.5% to 4% of gross hotel revenues and performance-based compensation based on hotel net operating income and certain other terms and provisions customarily found in hotel management agreements. Our management agreement with Thayer (Doubletree Bethesda Hotel and Executive Meeting Center) is for an initial 10-year term and is terminable by us at any time without cause. Our management agreement with IHC Buckhead, LLC, a subsidiary of InterContinental Hotels Group PLC (InterContinental Buckhead Hotel) is for an initial 20-year term with the potential for two 10-year extensions at the manager’s option and is not terminable at will by us. Our management agreement with Kimpton (Sir Francis Drake Hotel) is for a term of 14 years, is terminable upon sale by us and is not terminable at will by us.

Lease Agreements

Our lease agreements are inter-company agreements between our property-owning subsidiaries and our TRS lessees. These agreements generally contain customary terms for third-party lease agreements, including customary terms regarding lease payments and other expenses.

Market Opportunity

The U.S. hotel industry has experienced substantial declines in fundamentals as a result of the global economic recession and its adverse impact on business and leisure travel. We believe that the significant number of hotel properties experiencing substantial declines in operating cash flow, coupled with the challenged credit markets, near-term debt maturities and, in some instances, covenant defaults relating to outstanding indebtedness, continue to present attractive investment opportunities in the lodging industry. Accordingly, we believe the following factors provide well-capitalized investors, such as our company, the opportunity to acquire high-quality hotel properties at prices significantly below replacement cost, with substantial appreciation potential as the U.S. economy recovers from the current recession:

•	Significant debt defaults. Cash flow at many hotel properties has declined to levels that are inadequate to support required debt service payments or that violate applicable covenants. Real Capital Analytics estimates that, as of May 31, 2010, there were over 1,600 hotel properties in distress (which includes default, deed-in-lieu of foreclosure, forced sales, foreclosure or bankruptcy) having an aggregate value of approximately $35 billion. We believe many of these hotel properties will be sold by lenders after foreclosure, while in receivership or in cooperation with the borrower. The following chart shows the increasing delinquency rates and amounts of hotel CMBS since June 2009.

Hotel CMBS Delinquency Rates and Amounts

Source: S&P North American CMBS Monthly Snapshot

•	Maturity defaults and lack of available financing. According to S&P, hotel-related CMBS with an aggregate principal amount of approximately $21 billion are scheduled to mature in the years 2010 through 2012, as shown in the chart below. In the current economic environment, traditional lending sources, such as banks, insurance companies and pension funds have adopted more conservative lending policies and have materially decreased new lending commitments to hotel properties. We believe the current and projected cash flows at many hotel properties, when coupled with more conservative lending policies, will only support mortgage financing that is significantly less than the amounts currently borrowed against such properties. As a result, we expect many owners of hotel properties will be unable to refinance maturing debt without significant additional equity investment, which may result in sales or foreclosures.

Hotel CMBS Fixed-Rate and Floating-Rate Final Maturities

Source: S&P’s “CMBS Lodging Performance Will Reflect Segments And Markets”

•	Under-capitalized owners. Maintaining a hotel’s physical condition at the levels required by major hotel brands often requires significant capital investment. This is particularly true for hotels in urban markets and in the upper upscale segment of the lodging industry, where we focus our investment activity. We believe cash flow after debt service at many hotel properties may be insufficient to fund necessary capital expenditures and their owners may face capital investment demands that could require additional equity investments. We believe some hotel owners will be unable or unwilling to make the required equity investments and may choose or be compelled to sell their hotels.

Transaction Landscape

The aggregate value of sale transactions involving U.S. hotels with a purchase price of $10 million or more decreased by approximately 81%, from approximately $45 billion in 2007 to approximately $8.5 billion in 2008, and declined further to approximately $2.0 billion in 2009, as shown in the chart below. This decrease followed a dramatic increase in transaction volume from 2004 through 2007, during which period attractive financing was widely available and lodging industry fundamentals were generally favorable. In 2008, as the capital markets collapsed and the economy declined significantly, availability of commercial real estate financing generally, and financing for hotel properties in particular, decreased dramatically. Traditional lending sources, such as banks, insurance companies and pension funds adopted more conservative lending policies and have materially decreased new lending commitments to hotel properties. The hotel CMBS market, once a large contributor to the availability of attractive debt financing, effectively closed in 2008 and has yet to fully reopen for the hospitality industry. Potential buyers of hotels have found it increasingly difficult to procure debt financing and thus both the number of bids for properties and the value of the bids themselves have decreased. As the price buyers are willing to pay for hotels has decreased, we believe many hotel owners have become reluctant to sell unless forced to do so.

We believe a number of factors, including significant debt defaults, maturity defaults and lack of available financing and under-capitalized owners, described above, will increase pressure on certain hotel owners to sell properties at prices that we believe are attractive and that transaction volumes will increase over the next several years. We expect that well-capitalized buyers, such as our company, with access to equity capital and the ability to use low leverage, will continue to have opportunities to acquire high-quality hotel properties at historically attractive prices.

U.S. Hotel Transaction Volume (1995 — May 31, 2010)
(Transactions $10 million and above)

Source: JLLH (1995-2008), Real Capital Analytics (2009-2010 YTD)

Industry Overview

From August 2008 through February 2010, the U.S. lodging industry experienced substantial declines in fundamentals as a result of the global recession and its adverse impact on business and leisure travel. Lodging demand decreased on a year-over-year basis in 2008 and in 2009, while supply has risen as hotel properties that were under development before the financial crisis continue to be completed. As a result of falling demand, increasing supply and deteriorating average rates, RevPAR decreased over the same periods but is estimated to increase by 3.0% in 2010 and continue to grow in 2011 and 2012 by an estimated 6.5% and 9.9%, respectively, according to Smith Travel Research (2010 and 2011 estimates) and JLLH (2012 estimate).

As a result of the financial distress, lack of financing, severe recession and declining operating fundamentals over the past two years, many previously planned new hotel developments have been abandoned and the number of rooms under construction and in planning has declined and is expected to decline further over the next several years. Accordingly, new room supply growth is projected to be just 2.0% in 2010, 0.6% in 2011 and 0.3% in 2012, significantly below the 2.2% annual average from 1988 to 2009, according to Smith Travel Research (2010 and 2011 estimates) and JLLH (2012 estimate). We believe this below-average projected supply growth is due to scarcity of financing for hotel properties and operating fundamentals that do not generate adequate returns on the cost of new hotel construction. We believe that declining new room supply growth will create an environment favorable for future increases in hotel occupancy, ADR and RevPAR.

Industry Fundamentals

The U.S. hotel industry experienced 19 consecutive months of RevPAR declines from August 2008 through February 2010, principally as a result of the declining economic environment, rising unemployment and an overall reduction in business and leisure travel. The RevPAR decline in 2009 surpassed the aggregate percentage declines for the periods following the 1990-91 recession and the recession surrounding the September 11, 2001 terrorist attacks, which are considered two of the worst periods in the modern history of the U.S. lodging industry. However, RevPAR growth turned positive in March of 2010 and is projected to continue growing in 2010 through 2013 by an estimated 3.0%, 6.5%, 9.9% and 9.0%, respectively, according to Smith Travel Research (2010 and 2011 estimates) and JLLH (2012 and 2013 estimates). These annual RevPAR growth rates are similar to the above-average periods of RevPAR growth that followed the 1990-1991 and 2001-2002 industry downturns.

U.S. Hotel Industry — Annual Historical and Projected
Change in RevPAR, Room Demand and Room Supply

Source: Smith Travel Research (1988-2011E), JLLH (2012E-2013E)

Historically, RevPAR has experienced periods of above-average growth following industry downturns. In addition, as shown in the charts below, the urban and upper upscale sectors, in which we focus our investments, have outperformed the broader U.S. hotel industry in RevPAR growth over the last 22 years, with average annual RevPAR growth of 3.3% and 2.6%, respectively, as compared to the overall lodging industry average of 2.3%. During the four-year period following the 1990-1991 recession, the overall hotel industry achieved average annual RevPAR growth of 5.2%, while urban and upper upscale hotels experienced average annual RevPAR growth of 7.1% and 6.9%, respectively. A similar trend followed the 2001-2002 downturn, when the overall lodging industry experienced average annual RevPAR growth of

7.6%, while urban and upper upscale continue acquiring. sectors achieved average annual RevPAR growth of 10.2% and 7.9%, respectively. We believe that the recent lodging industry downturn will allow us to continue acquiring hotels at attractive prices and that increases in RevPAR for urban and upper upscale hotel properties are likely to outperform the broader U.S. hotel industry as the industry recovers, as they have historically.

U.S. Hotels and U.S. Urban Hotels RevPAR Growth Comparison

Source: Smith Travel Research

U.S. Hotels and U.S. Upper Upscale Hotels RevPAR Growth Comparison

Source: Smith Travel Research

Demand Overview

According to Smith Travel Research, hotel occupancy in the United States was 55.1% in 2009, the lowest annual level in the last 22 years and well below the industry average of 62.4% for that period, as shown in the chart below. Smith Travel Research’s projections for 2010 and 2011, at 56.7% and 58.1%, respectively, are also well below the 22-year average rate.

U.S. Hotel Industry Annual Occupancy Rate

Source: Smith Travel Research (1988-2011E)

Historical growth in hotel room demand, as measured by rooms sold, has trended with growth in U.S. GDP, as shown in the chart below. U.S. GDP grew in the first quarter of 2010 and is expected to continue growing for the next several years, which we believe will drive growth in hotel room demand, as it has historically.

Annual Percentage Change in U.S. Hotel Room Demand Growth vs. U.S. GDP Growth

Source: Hotel Room Demand — Smith Travel Research (1988-2011E), JLLH (2012E-2013E); Real GDP — U.S. Department of Commerce (1988-2009) and International Monetary Fund (2010E-2013E)

Supply Overview

We believe that while the recent decline in lodging fundamentals is primarily a result of a significant decline in demand, room supply also has been an important factor in lodging cycles. Historically, following economic and hotel industry downturns, increases in supply of hotel rooms typically lag increases in demand for hotel rooms for several years because of the lead time necessary to develop and construct new hotels. As shown in the chart below, according to Smith Travel Research, average annual growth in supply of hotel rooms for the five-year period 1991 through 1995 and for the six-year period 2002 through 2007 was significantly below the 22-year historical average of 2.2%.

Lodging Supply vs. Demand

Source: Smith Travel Research (through May 31, 2010)

Given the significant declines in RevPAR during the 19-month period through February 2010, hotel profit levels have decreased significantly. We believe that in most markets today, current hotel level profitability is significantly below levels that economically justify construction of new hotel rooms, particularly as development and construction debt and equity financing have become far less available. As a result, previously planned hotel developments were abandoned and the number of rooms under construction and in planning has declined and is likely to continue to decline over the next several years. New room supply growth is projected to be only 2.0% in 2010, 0.6% in 2011 and 0.3% in 2012, according to Smith Travel Research (2010 and 2011 estimates) and JLLH (2012 estimate). We believe growth in new room supply will likely remain significantly below its historical annual average of 2.2% through at least 2013 due to the lack of economic feasibility of new construction, scarcity of financing and a reduced appetite for risk following the current recession.

Competitive Strengths

We believe our competitive strengths include:

•	Experienced leadership. Our senior executive management team is led by our Chairman, President and Chief Executive Officer, Mr. Bortz, who has a proven track record and substantial experience in the hotel industry. Mr. Bortz has over 29 years of lodging and real estate experience, including expertise in hotel and resort property acquisitions, divestitures, repositioning, redevelopment, asset management, branding and financing. Our company represents Mr. Bortz’s third lodging investment vehicle and his second publicly-listed venture. He most recently founded and served as Chief Executive Officer of LaSalle Hotel Properties, an internally managed, NYSE-listed hotel REIT, from its inception in April 1998 and as the Chairman of its Board of Trustees from January 2001 until his retirement in September 2009. Prior to LaSalle Hotel Properties, Mr. Bortz founded and led Jones Lang LaSalle’s Hotel Investment Group, which acquired 15 hotels over his four-year tenure as its President. Through his past professional experiences, Mr. Bortz has developed strong relationships with hotel owners, management companies, brand companies, brokers, lenders and institutional investors. Our Executive Vice President and Chief Financial Officer, Raymond D. Martz, has over 15 years of experience in the hotel and real estate industries, including having served as Chief Financial Officer in his last two positions and in senior finance positions at two NYSE-listed hotel REITs, including LaSalle Hotel Properties. Our Executive Vice President and Chief Investment Officer, Mr. Fisher, also has over 15 years of experience in the hotel and real estate industries, including having served as Managing Director in his last position with Jones Lang LaSalle Hotels, leading its national full-service hotel brokerage platform.

•	Proven acquirer with strong track record of growth. Throughout his career, Mr. Bortz has demonstrated the ability to acquire, redevelop and reposition hotel properties. During Mr. Bortz’s tenure as Chief Executive Officer of LaSalle Hotel Properties, he led transactions totaling $2.5 billion in asset value. During this period, LaSalle Hotel Properties’ portfolio increased from 10 hotel properties at the time of its initial public offering in April 1998 to 31 properties with over 8,400 rooms at the time of Mr. Bortz’s retirement in September 2009. In aggregate, Mr. Bortz oversaw the acquisition of 42 hotel and resort properties during his leadership tenure at LaSalle Hotel Properties and Jones Lang LaSalle’s Hotel Investment Group. Since the completion of our initial public offering on December 14, 2009, Mr. Bortz has overseen our acquisition of three hotels for purchase prices aggregating approximately $262.1 million. Mr. Bortz also established a strong capital sourcing network while at LaSalle Hotel Properties, overseeing that company’s raising of more than $3.0 billion of debt and equity capital to finance its significant growth over 11 years. During Mr. Bortz’s tenure at LaSalle Hotel Properties, that company experienced significant challenges resulting from severe industry downturns, such as the periods following September 11, 2001 and the global recession beginning in August 2008, during which LaSalle Hotel Properties reduced dividend distributions and capital investments due to substantial declines in revenues and earnings.

•	Focused property investment strategy. According to Smith Travel Research, U.S. hotel RevPAR grew in March 2010, after 19 months of declines, and industry analysts project that RevPAR growth will continue throughout 2010 and into 2011, thereby improving profitability. We believe that as the U.S. economy continues to recover and generate positive growth in U.S. GDP, transient and group travel is likely to rebound, allowing hotel owners to grow occupancy as demand growth exceeds diminishing supply growth, leading to increasing ADRs. We invest primarily in upper upscale, full-service, branded and independent hotels in major U.S. cities, with an emphasis on the major coastal markets, where we believe there are significant barriers to entry for new hotel supply and meeting and room-night demand will experience the most robust recovery as the U.S. economy improves. In addition, we expect to acquire resort properties located near our primary urban target markets as well as in select, unique destination markets. We also may invest in branded, upscale, select-service hotels in premium urban locations in these major cities. Within these markets, we intend to establish a diversified customer base by investing in urban, resort and convention hotels, each of which typically has a different mix of business transient, leisure transient and group and convention customers, all of which follow different demand trends.

•	Flexible and diversified operating strategy. Upon completion of this offering we will have approximately $408.8 million of cash, together with a $150 million senior secured revolving credit facility, to invest in additional hotel properties. Accordingly, we believe we are well-positioned to take advantage of attractive investment opportunities that we expect will be available in the lodging industry. All of our owned properties were recently acquired. We do not have the burden and distraction of legacy operating or legacy leverage issues that have adversely affected many existing hotel companies during the recent industry downturn, such as properties suffering from significant declines in cash flows or mortgage loan defaults. Since we are not affiliated with any hotel management company, we retain and plan to retain multiple branded and independent third-party hotel management companies to operate our hotels, based on our assessment of the operator most beneficial for each property. We believe this strategy of retaining multiple hotel managers assists us in identifying best practices that we implement across our portfolio, as appropriate.

•	Intensive asset management. We intend to employ a dedicated and experienced asset management team to proactively manage our third-party hotel management companies in order to improve operational performance and maximize our return on investment. Although we do not operate our hotel properties, both our asset management team and our executive management team actively participate with our hotel managers in all aspects of our hotels’ operations, including property positioning and repositioning, operations analysis, physical design, renovation and capital improvements, guest experience and overall strategic direction. Through these initiatives, we seek to improve property efficiencies, lower costs, maximize revenues, and enhance property operating margins. We also anticipate implementing certain value-added strategies, such as changing operators, re-branding and de-flagging, when appropriate.

•	Prudent capital structure. We expect to maintain a low-leverage capital structure and intend to limit the sum of the outstanding principal amount of our consolidated net indebtedness and the liquidation preference of any outstanding preferred shares to not more than 4.5x our EBITDA for the 12-month period preceding the incurrence of such debt or the issuance of such preferred shares. Our board of trustees may modify or eliminate this limitation at any time without the approval of our shareholders.

Business Strategy and Investment Criteria

We invest in hotel properties located primarily in major U.S. cities, such as Atlanta, Boston, Minneapolis, New York, Washington, D.C., Chicago, Los Angeles, and San Francisco, with an emphasis on the major coastal markets. We believe these markets have significant barriers to entry and will experience the most robust recovery in meeting and room-night demand as the U.S. economy improves. In addition, we may invest in resort properties located near our primary urban target markets, as well as in select destination markets such as Hawaii, south Florida and southern California. We focus on both branded and independent full-service hotels in the “upper upscale” segment of the lodging industry as defined by Smith Travel Research, based on ADRs. In addition, we seek to acquire branded, upscale, select-service hotels in our primary urban target markets. Smith Travel Research categorizes the hotel industry into six market classes, ranging from luxury to economy, based on ADRs. In general, luxury hotels comprise the top 15% of ADRs in a metropolitan market and upscale hotels comprise the next 15% of ADRs, with upper upscale hotels comprising the top end of the upscale category. Examples of upper upscale brands include, Hilton®, Hyatt® and Westin®; examples of upscale brands include Hyatt Place® and Hilton Garden Inn®. The full-service hotels on which we focus our investment activity generally have restaurant, lounge and meeting facilities and other amenities, as well as high service levels. The select-service hotels in which we may invest generally will not have comprehensive business meeting or banquet facilities and will have limited food and beverage outlets. We believe our target markets, including the coastal cities and resort markets, are characterized by significant barriers to entry and that long-term room-night demand and rate growth of these types of hotels will likely continue to outperform the national average, as they have historically.

We utilize extensive research to evaluate any target market and property, including a detailed review of the long-term economic outlook, trends in local demand generators, competitive environment, property systems and physical condition, and property financial performance. Specific acquisition criteria include, but are not limited to, the following:

•	premier locations, facilities and other competitive advantages not easily replicated;

•	significant barriers to entry in the market, such as scarcity of development sites, regulatory hurdles, high per room development costs and long lead times for new development;

•	acquisition price at a significant discount to replacement cost;

•	properties not subject to long-term management contracts with hotel management companies;

•	potential return on investment initiatives, including redevelopment, rebranding, redesign, expansion and change of management;

•	opportunities to implement value-added operational improvements; and

•	strong demand growth characteristics supported by favorable demographic indicators.

Although the upper upscale segment of the lodging industry has been more severely impacted in the recent recession, than in previous downturns, we believe that as the U.S. economy continues to recover and generate positive GDP growth, upper upscale full-service hotels and resorts and upscale select-service hotels located in major U.S. urban, convention and drive-to and destination resort markets are likely to generate the most favorable returns on investment in the lodging industry as historically RevPAR performance at these hotels has outperformed the broader U.S. hotel industry during periods of recovery. Hotel developers’ inability to source construction financing over the past 18 to 24 months, and likely for the foreseeable future, creates an environment in which minimal new lodging supply is expected to be added through at least 2013. We believe that as transient and group travel rebounds, existing supply will accommodate incremental room-night demand allowing hotel owners to grow occupancy and ultimately increase rates, thereby improving profitability. We believe that portfolio diversification will allow us to capitalize from growth in various customer segments including business transient, leisure transient, and group and convention room-night demand.

We generally seek to enter into flexible management contracts with third-party hotel management companies for the operation of our hotels that provide us with the ability under certain circumstances to replace operators and/or reposition properties, to the extent that we determine to do so, and align our operators with our objective of generating the highest return on investment. In addition, we believe that flexible management contracts facilitate the sale of hotels, and we may seek to opportunistically sell hotels if we believe sales proceeds may be invested in hotel properties that offer more attractive risk-adjusted returns.

We currently do not intend to engage in significant development or redevelopment of hotel properties. However, we do expect to engage in partial redevelopment and repositioning of certain properties, as we seek to maximize the financial performance of the hotels that we acquire. In addition, we may acquire properties that require significant capital improvement, renovation or refurbishment. Over the long-term, we may acquire hotel and resort properties that we believe would benefit from significant redevelopment or expansion, including, for example, adding rooms, meeting facilities or other amenities.

We may consider acquiring outstanding debt secured by a hotel or resort property from lenders and investors if we believe we can foreclose on or acquire ownership of the property in the near-term. We do not intend to originate any debt financing or purchase any debt where we do not expect to gain ownership of the underlying property.

Financing Strategies

While our declaration of trust does not limit the amount of indebtedness we may incur, we expect to maintain a low-leverage capital structure and intend to limit the sum of the outstanding principal amount of our consolidated net indebtedness and the liquidation preference of any outstanding preferred shares to not more than 4.5x our EBITDA for the 12-month period preceding the incurrence of such debt or the issuance of such preferred shares. Over time, we intend to finance our long-term growth with common and preferred equity issuances and debt financing having staggered maturities. Our debt may include mortgage debt secured by our hotel properties and unsecured debt.

We recently entered into a senior secured revolving credit facility to fund future acquisitions, as well as for property redevelopments, return on investment initiatives and working capital requirements. Currently, we have no outstanding borrowings under this credit facility. We intend to repay amounts outstanding under such credit facility from time to time with periodic common and preferred equity issuances, long-term debt financings and cash flows from operations.

The following chart summarizes certain terms of our senior secured revolving credit facility.

Facility
Lenders	Amount	Interest Rate	Term	Security

Bank of America, N.A.; Wells Fargo Bank, N.A.; US Bank N.A.; Credit Agricole Corporate and Investment Bank; Royal Bank of Canada; Raymond James Bank, FSB; Chevy Chase Bank	$150,000,000(1)	Our choice of (i) LIBOR(2) (minimum of 1.5%) + a margin between 3.0% and 4.0%, depending on our leverage ratio(3); (ii) Base Rate(4) + 2.0% to 3.0%, depending on our leverage ratio	3 years (July 7, 2013) with a one-year extension at our option	All borrowing base properties,(5) including any related personal property, and the equity interests of certain of our subsidiaries

(1)	At our option and subject to the consent of the lenders, we may increase the facility amount by an additional $50,000,000 up to an aggregate balance of $200,000,000.

(2)	LIBOR means London Interbank Offered Rate.

(3)	Leverage ratio is the ratio of our total net debt to our EBITDA for the four fiscal quarters most recently ended at the time of calculation.

(4)	Base Rate means for any day a fluctuating annual rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the administrative agent bank’s then-current “prime rate” and (c) LIBOR (minimum of 1.5%) plus 1.00%.

(5)	Borrowing base properties are subject to lender approval as set forth in the senior secured revolving credit facility agreements.

In addition, the terms of our senior secured revolving credit facility may restrict our ability to make distributions to our shareholders and may prevent us from distributing 100% of our REIT taxable income.

When purchasing hotel properties, we may issue limited partnership interests in our operating partnership as full or partial consideration to sellers who may desire to take advantage of tax deferral on the sale of a hotel or participate in the potential appreciation in value of our common shares. To date, we have not issued any limited partnership interests in our operating partnership to purchase hotel properties.

Competition

We compete for hotel investment opportunities with institutional investors, private equity investors, other REITs and numerous local, regional and national owners, including franchisors, in each of our target markets. Some of these entities may have substantially greater financial resources than we do and may be able and willing to accept more risk than we can prudently manage. Competition generally may increase the bargaining power of property owners seeking to sell and reduce the number of suitable investment opportunities offered to us or purchased by us.

The hotel industry is highly competitive. Our hotels compete with other hotels for guests in our markets. Competitive factors include location, convenience, brand affiliation, room rates, range of services, facilities and guest amenities or accommodations offered and quality of guest service. Competition in the markets in which our hotels operate include competition from existing, newly renovated and newly developed hotels in the relevant segments. Competition can adversely affect the occupancy, ADR and RevPAR of our hotels, and thus our financial results, and may require us to provide additional amenities, incur additional costs or make capital improvements that we otherwise might not choose to make, which may adversely affect our profitability.

Environmental Matters

Our hotels are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated, and therefore it is possible we could incur these costs even after we sell some of the properties we acquire. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders. We expect to obtain “Phase I environmental site assessments,” or ESAs, on each hotel property prior to acquiring it. However, these ESAs may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

As a result, we may become subject to material environmental liabilities of which we are unaware. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on us, or (2) the environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

OUR MANAGEMENT

Trustees and Officers

Our management team consists of Messrs. Bortz, Martz, Fisher and Dittamo, as shown below. Our board of trustees consists of six members, five of whom are independent trustees in accordance with the listing standards of the NYSE. Our trustees serve for one-year terms and until their successors are duly elected and qualified. Certain information regarding those persons who serve as our officers and trustees is set forth below.

Name	Age	Position

Jon E. Bortz	53	Chairman, President and Chief Executive Officer
Raymond D. Martz	39	Executive Vice President and Chief Financial Officer
Thomas C. Fisher	39	Executive Vice President and Chief Investment Officer
Andrew H. Dittamo	36	Vice President and Controller
Cydney C. Donnell	49	Independent Trustee
Ron E. Jackson	66	Independent Trustee
Michael J. Schall	52	Independent Trustee
Earl E. Webb	53	Independent Trustee
Laura H. Wright	49	Independent Trustee

Jon E. Bortz. Mr. Bortz has served as our Chairman, President and Chief Executive Officer since the completion of our initial public offering in December 2009. He founded and served as President, Chief Executive Officer and a Trustee of LaSalle Hotel Properties from its formation in April 1998 until his retirement in September 2009. In addition, Mr. Bortz served as Chairman of LaSalle Hotel Properties’ Board of Trustees from January 1, 2001, until his retirement. Under his leadership, LaSalle Hotel Properties focused on investing in upscale and luxury full-service hotels located in urban, resort, and convention markets and grew to 31 upscale and luxury full-service hotels and resorts, with over 8,400 guestrooms in 14 markets in 11 states and the District of Columbia.

Prior to forming LaSalle Hotel Properties, Mr. Bortz founded the Hotel Investment Group of Jones Lang LaSalle Incorporated in January 1994 and as its President oversaw all of Jones Lang LaSalle’s hotel investment and development activities. From January 1995 to April 1998, as Managing Director of Jones Lang LaSalle’s Investment Advisory Division, he was also responsible for certain East Coast development projects, including the redevelopment of Grand Central Terminal in New York City. From January 1990 to 1995, he was a Senior Vice President of Jones Lang LaSalle’s Investment Division, with responsibility for East Coast development projects and workouts, including the redevelopment of Union Station in Washington, D.C. Mr. Bortz joined Jones Lang LaSalle in 1981. He is a former member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, or NAREIT, and serves on the board of trustees of Federal Realty Investment Trust and the board of directors of Metropark USA, Inc. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

We consider Mr. Bortz to be our promoter, which means that he has taken initiative in funding and organizing our business.

We believe that Mr. Bortz should serve as a member of our board of trustees due to his long and distinguished career as a chief executive in the lodging industry.

Raymond D. Martz. Mr. Martz has served as our Executive Vice President and Chief Financial Officer since the completion of our initial public offering in December 2009. Mr. Martz most recently served as Chief Financial Officer for Phillips Edison & Company, or Phillips Edison, one of the largest private owners of community shopping centers in the U.S., from August 2007 until November 2009. Prior to joining Phillips Edison, Mr. Martz served as the Chief Financial Officer, Secretary and Treasurer of Eagle Hospitality Properties Trust, Inc., a NYSE-listed hotel REIT, from May 2005 until August 2007. Prior to that, Mr. Martz was employed by LaSalle Hotel Properties in a variety of finance functions from 1997 to 2005, including serving as its Treasurer from 2004 to 2005, Vice President of Finance from 2001 to 2004 and Director of Finance from 1998 to 2001. Prior to joining LaSalle Hotel Properties, Mr. Martz was an associate with Tishman Hotel Corporation from 1995 through 1997, focusing on a variety of areas including asset management and development. From 1994 to 1995, he served in several hotel operations roles at Orient Hotel Group, a private owner and operator of hotels. Mr. Martz received his B.S. from the School of Hotel Administration at Cornell University in 1993 and a M.B.A. from Columbia University in 2002.

Thomas C. Fisher. Mr. Fisher has served as our Executive Vice President and Chief Investment Officer since January 11, 2010. Mr. Fisher most recently served as Managing Director — Americas for Jones Lang LaSalle Hotels, one of the world’s leading hotel investment services firms. Mr. Fisher joined Jones Lang LaSalle Hotels in 1996 and served in a variety of roles, including his most recent position as Managing Director, leading its national full-service hotel brokerage platform. Prior to joining Jones Lang LaSalle Hotels, Mr. Fisher was an Associate with The Harlan Company from 1994 to early 1996, an investment banking boutique in New York City where he focused on commercial real estate investment services, including investment sales, capital raises and tenant representation. Prior to joining The Harlan Company, Mr. Fisher was a Real Estate Analyst in the corporate office of the Prudential Realty Group where he worked on general account investments covering multiple property types, including hotel, office and retail. Mr. Fisher received his B.S. with Distinction from the School of Hotel Administration at Cornell University in 1993.

Andrew H. Dittamo. Mr. Dittamo has served as our Vice President and Controller since the completion of our initial public offering in December 2009. Most recently, Mr. Dittamo served as Vice President and Assistant Controller for Interstate Hotels & Resorts, Inc., a NYSE-listed hotel company, where he managed its corporate accounting, construction accounting, joint venture and financial reporting departments from July 2007 until November 2009. Prior to that he served as Assistant Controller of LaSalle Hotel Properties, where he managed its corporate accounting office from April 2005 until July 2007. From July 1998 until April 2005, he held advancing positions to Manager at Grant Thornton, LLP, providing assurance services and business advisory support for clients across a range of industries. Mr. Dittamo received a Bachelor of Business Administration from James Madison University and is a member of the American Institute of Certified Public Accountants.

Cydney C. Donnell. Ms. Donnell has served on our board of trustees since the completion of our initial public offering in December 2009. She has been an Executive Professor at the Mays Business School of Texas A&M University since August 2004, where she currently serves as Director of Real Estate Programs. Ms. Donnell joined the Mays School in January of 2004. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc., or EII. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice President and Analyst from 1986 to 1992. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in San Antonio from 1982 to 1986. She currently serves as a member of the Executive Committee and Nominating and Corporate Governance Committee of American Campus Communities, a publicly traded, student-

housing REIT, as a member of the Valuation, Nominating and Compensation, and Audit Committee of Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940, and as the Vice Chair of the Board of Trustees of the Employee Retirement System of Texas. Ms. Donnell has served on the Board and Institutional Advisory Committee of NAREIT. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University.

We believe that Ms. Donnell should serve as a member of our board of trustees due to her significant experience in the public real estate industry and her experience teaching corporate governance at the business school level.

Ron E. Jackson. Mr. Jackson has served on our board of trustees since the completion of our initial public offering in December 2009. Mr. Jackson is the President and Chief Executive Officer of Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations. Prior to joining Meadowbrook Golf in January 2001, Mr. Jackson was the President and Chief Operating Officer of Resort Condominiums International, or RCI, a Cendant Company with 2,600 resorts in 109 countries. Prior to RCI, Mr. Jackson was the Chief Operating Officer of Chartwell Leisure, a hotel owner/operator and developer. Prior to Chartwell Leisure, Mr. Jackson was the founder, President and Chief Executive Officer of Sunbelt Hotels and Sunbelt Management Company, which was the largest franchisee of Hilton Hotels in the United States. Mr. Jackson received a B.S. in Finance and Marketing from Brigham Young University and an M.B.A. from the University of Utah.

We believe that Mr. Jackson should serve as a member of our board of trustees due to his significant experience as a senior executive in the lodging and resorts industry.

Michael J. Schall. Mr. Schall has served on our board of trustees since the completion of our initial public offering in December 2009. He is a member of the Board of Directors and is Senior Executive Vice President and the Chief Operating Officer of Essex Property Trust, Inc., or Essex, a publicly-traded REIT, where he is responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs. From 1993 to 2005, Mr. Schall was Essex’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of Essex’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall is a Certified Public Accountant (inactive) and is a member of NAREIT, the National Multi Housing Council and the American Institute of Certified Public Accountants.

We believe that Mr. Schall should serve as a member of our board of trustees due to his extensive experience as a member of the senior management of a publicly-traded REIT, including responsibility for public reporting and his accounting and finance expertise and background.

Earl E. Webb. Mr. Webb has served on our board of trustees effective since the completion of our initial public offering in December 2009. Mr. Webb is President of U.S. Operations for Avison Young, LLC, or Avison, a Canada-based commercial real estate company. Prior to joining Avison, from January 2003 to August 2009, Mr. Webb was the Chief Executive Officer of Jones Lang LaSalle’s Capital Markets Group in the Americas, where he was responsible for strategic direction and management of all capital markets activities throughout the region. From February 1999 to December 2002, Mr. Webb served as Chief Executive Officer of Jones Lang LaSalle Americas, Inc., directing all of the firm’s Corporate Solutions, Investors Services and Capital Markets businesses throughout the Americas, and from 1985 to February 1999, he held other various positions with that company. From 1981 to 1985, Mr. Webb served as Second Vice President in the Capital Markets Group at Continental Illinois National Bank. Mr. Webb holds a B.S. from the University of Virginia and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. He is a Registered Securities Principal series 7, 24 and 63, is an Associate Member of the Urban Land Institute and is a member of the International Council of Shopping Centers, the Real Estate Investment Advisory Council and the Real Estate Roundtable.

We believe that Mr. Webb should serve as a member of our board of trustees due to his significant experience as a senior executive in the real estate and financial services industries and his significant capital markets expertise.

Laura H. Wright. Ms. Wright has served on our board of trustees since the completion of our initial public offering in December 2009. Ms. Wright is Senior Vice President Finance and Chief Financial Officer of Southwest Airlines Co., or Southwest. From 1998 to July 2004, Ms. Wright served as Southwest’s Vice President Finance and Treasurer. From 1988 to 1998, Ms. Wright served as Assistant Treasurer, Director Corporate Finance and Director Corporate Tax of Southwest. Prior to joining Southwest, Ms. Wright was a Tax Manager with Arthur Young & Company. Ms. Wright received a B.S.A. and an M.S.A. from the University of North Texas. Ms. Wright is a Certified Public Accountant and is a member of the Texas Society of Certified Public Accountants, the Financial Executives Institute and the North Texas CFO Forum.

We believe that Ms. Wright should serve as a member of our board of trustees due to her significant experience in the travel industry and in accounting, finance and financial reporting for a public company.

Board Committees

Our board of trustees has appointed an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and adopted charters for each of these committees. Under these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE as amended or modified from time to time. These committees are comprised of three or four trustees and are composed exclusively of independent trustees, as defined by the listing standards of the NYSE.

Audit Committee

Our Audit Committee consists of Ms. Wright (Chairman), Mr. Schall and Ms. Donnell. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Ms. Wright, an independent trustee, chairs our Audit Committee and is our audit committee financial expert as that term is defined by the Securities and Exchange Commission, or the SEC.

Compensation Committee

Our Compensation Committee consists of Mr. Webb (Chairman), Mr. Jackson and Ms. Donnell. The Compensation Committee determines compensation for our executive officers, administers our 2009 Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our annual meeting proxy statement and publishes an annual committee report for our shareholders.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Schall (Chairman), Ms. Wright, Mr. Webb and Mr. Jackson. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for trustee nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the board. Following the recent resignation of Mr. Nesbitt from our board of trustees, the committee intends to conduct an evaluation and selection process for a suitable replacement for Mr. Nesbitt. See “Prospectus Summary — Recent Developments.”

Code of Ethics

We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the U.S.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participates on the Compensation Committee.

Trustee Compensation

Each of our independent trustees who does not serve as the chairman of one of our committees is paid a trustee’s fee of $50,000 per year. The trustee who serves as our Compensation Committee chairman is paid an additional fee of $5,000. The trustee who serves as our Audit Committee chairman is paid an additional fee of $10,000. Trustees’ fees are paid one-half in cash and one-half in our common shares, although each trustee may elect to receive up to all of his or her trustee fees in the form of our common shares. Trustees who are employees receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.

For their services as our trustees in 2009 following the completion of our initial public offering, our trustees received $2,466 in compensation. Each of our trustees also received a grant of 2,500 restricted common shares upon the completion of our initial public offering in December 2009. The following table shows the total amount of compensation paid to our trustees in 2009.

	Fees Earned or		Share
Name	Paid in Cash		Awards(1)		Total

Cydney C. Donnell	$—	(2)	$52,466		$52,466
Ron E. Jackson	$—	(3)	$52,466		$52,466
Martin H. Nesbitt	$—	(4)	$52,466	(5)	$52,466
Michael J. Schall	$1,233	(6)	$51,233		$52,466
Earl E. Webb	$1,233	(7)	$51,233		$52,466
Laura H. Wright	$—	(8)	$52,466		$52,466

(1)	Includes an initial one-time grant of 2,500 restricted common shares, having a grant date fair value of $50,000, to each of our independent trustees concurrent with the completion of our initial public offering. All share awards were granted pursuant to our 2009 Equity Incentive Plan. The dollar value is computed in accordance with Accounting Standards Codification 718, Share-Based payment.

(2)	Ms. Donnell elected to receive all of her fees for service in the form of 118 common shares valued at a per share price of $20.88, the average closing price of the common shares on the NYSE for the ten trading days preceding the date of payment.

(3)	Mr. Jackson elected to receive all of his fees for service in the form of 118 common shares valued at a per share price of $20.88, the average closing price of the common shares on the NYSE for the ten trading days preceding the date of payment.

(4)	Mr. Nesbitt elected to receive all of his fees for service in the form of 118 common shares valued at a per share price of $20.88, the average closing price of the common shares on the NYSE for the ten trading days preceding the date of payment.

(5)	Upon his resignation from our board of trustees in June 2010, Mr. Nesbitt forfeited all 2,500 of his restricted common shares, because none of them had yet vested.

(6)	Mr. Schall elected to receive half of his fees for service in the form of 59 common shares valued at a per share price of $20.88, the average closing price of the common shares on the NYSE for the ten trading days preceding the date of payment.

(7)	Mr. Webb elected to receive half of his fees for service in the form of 59 common shares valued at a per share price of $20.88, the average closing price of the common shares on the NYSE for the ten trading days preceding the date of payment.

(8)	Ms. Wright elected to receive all of her fees for service in the form of 118 common shares valued at a per share price of $20.88, the average closing price of the common shares on the NYSE for the ten trading days preceding the date of payment.

Compensation Discussion and Analysis

Overview

Our company’s primary objective is to deliver attractive long-term total returns to shareholders through appreciation in the value of common shares and by providing income to its shareholders through the establishment of and increases in distributable cash flow. To do so, our company will seek to enhance the return from, and the value of, our hotels.

Our company was formed in October 2009 and completed its initial public offering and a concurrent private placement on December 14, 2009. Prior to completion of our initial public offering, Mr. Bortz was our company’s sole trustee and officer and received no compensation from our company. Upon completion of our initial public offering, Mr. Martz joined our company and Mr. Bortz and Mr. Martz were our company’s only executive officers for the period from

December 14, 2009 through December 31, 3009. The independent trustees of our company, including members of the Compensation Committee, became trustees effective upon closing of our initial public offering on December 14, 2009. No meetings of the Compensation Committee were held in 2009. For the period from December 14, 2009 through December 31, 2009, Messrs. Bortz and Martz were paid base salaries on a pro rata basis based on their annual base salaries. No bonuses were paid for the 2009 period. Messrs. Bortz and Martz received awards of LTIP units, as further described below, upon completion of our initial public offering. Mr. Fisher joined our company on January 11, 2010. Mr. Fisher’s initial LTIP unit awards, 2010 base salary and 2010 target bonus were approved by unanimous written consent of the full Board prior to his joining our company. The initial meeting of the Compensation Committee was held on March 10, 2010. At the initial meeting, the 2009 pro rata salaries paid to Messrs. Bortz and Martz were ratified and the 2010 base salaries and 2010 target bonuses for Messrs. Bortz, Martz and Fisher were ratified and approved. At the meeting, the Compensation Committee and the Board also approved grants of restricted share awards to Messrs. Bortz, Martz and Fisher and to other employees of our company as part of their 2010 compensation. Messrs. Bortz, Martz, and Fisher are our “Named Executive Officers.” Because our company was only active operationally for approximately three weeks in 2009, and the 2009 compensation was based on pro rata amounts for 2009, discussion and analysis will focus on the compensation arrangements for 2010, as approved by the Compensation Committee on March 10, 2010. Because our company is effectively in start-up mode, the criteria for 2010 compensation will likely differ from our company’s compensation structure and philosophy after we have acquired a significant number of hotel properties.

The following table summarizes the primary components and rationale of our compensation philosophy and the pay elements that support that philosophy.

Philosophy Component	Rationale/Commentary	Pay Element

Compensation should reinforce business objectives and Company values.	Our company strives to provide a rewarding and professionally challenging work environment for its executive officers. Our company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the corporate performance goals and objectives designed by the Compensation Committee. Our company’s executive compensation package should reflect this work environment and performance expectations.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits).
Our key executive officers should be retained and motivated.	The primary purpose of our company’s executive compensation program is to achieve our company’s business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.	Equity incentive compensation (time-based restricted shares, LTIP units and performance-based restricted shares), equity incentive plan bonuses, change in control severance agreements and vesting of equity awards upon a change in control of our company.

Philosophy Component	Rationale/Commentary	Pay Element

A majority of compensation for top executive officers should be based on performance.	Our company’s executive compensation is designed to reward favorable total shareholder returns, both on an absolute amount and relative to peers of our company, and its performance against its business objectives, taking into consideration our company’s competitive position within the real estate industry and each executive’s long-term career contributions to our company.	Equity incentive compensation (LTIP units and performance-based restricted shares) and annual cash incentive bonuses.
The Compensation Committee may in the future consider granting performance-based restricted shares in addition to LTIP units.
Compensation should align interests of executive officers with shareholders.	Performance-based pay aligns the interest of management with our company’s shareholders. Performance-based compensation motivates and rewards individual efforts and company success. Approximately 40% to 50% of the executive officer’s targeted compensation is linked to achievement of company objectives and performance. The performance-based percentage of compensation increases as performance improves and decreases as performance declines. If our company fails to achieve its corporate objectives, has poor relative performance and/or poor total shareholder returns, the executive officers will receive reduced incentive compensation, reduced total compensation and lower value creation through ownership of company shares or LTIP units. The executive officers have an opportunity, in the event of superior achievement of corporate objectives, relative performance or outstanding total shareholder returns, to earn overall compensation packages greater than the compensation that would otherwise be paid and increased value creation through ownership of company shares or LTIP units.	Merit salary increases, annual cash incentive bonuses and equity incentive compensation (time-based restricted shares, LTIP units and performance-based restricted shares).
Compensation should be competitive		All elements

Role of the Compensation Committee

The Compensation Committee determines compensation for the Named Executive Officers. The Compensation Committee consists of three trustees, Earl E. Webb (Chairperson), Cydney C. Donnell and Ron E. Jackson. The Compensation Committee exercises independent discretion in respect of executive compensation matters, including the retention or termination of any compensation consultant. The Compensation Committee may not delegate its primary responsibility of overseeing executive officer compensation but may delegate to management the administrative aspects of our compensation plans that do not involve the setting of compensation levels for our Named Executive Officers. As part of the executive compensation determination process, the Compensation Committee seeks input from the trustees not on the Compensation Committee and the Chief Executive Officer whose recommendations are evaluated along with all other compensation data gathered by the Compensation Committee. Moreover, the Named Executive Officers each year will prepare a list of management business objectives, or MBOs, for the upcoming year. In 2010, MBOs will be used to determine 100% of each Named Executive Officer’s annual cash incentive bonus (discussed below). MBOs vary from year to year and may consist of matters such as achievement of specified financial performance at individual hotels or the portfolio overall; success in the pursuit of new hotel investments; achievement of particular business items, such as renovations or repositioning of hotels; development of compliance programs; and development of strategic plans. MBOs focus, in part, on enhancing the return from, and value of, our company’s hotels. Each year’s proposed MBOs are discussed with the Compensation Committee, whose members may require that the Named Executive Officers modify the proposed MBOs. The final MBOs are approved by the Board of Trustees. On a quarterly basis, the Named Executive Officers provide the Compensation Committee with status reports on their success in achieving the MBOs. For 2010, because our company is effectively in start-up mode, the MBOs for the Named Executive Officers focus generally on establishing our company and its financial, accounting, operating and asset management systems, acquiring initial properties (depending on market conditions and pricing) and establishing our senior secured revolving credit facility.

Compensation for fiscal year 2010 for each of our Named Executive Officers was determined by the Board (which at the time consisted of Mr. Bortz as sole trustee) prior to our initial public offering and was ratified by the Compensation Committee and the Board at their first meetings in March 2010. The Board and the Compensation Committee reviewed the publicly disclosed compensation packages of executives of certain other public REITs of comparable size as a group, as compiled and documented in a survey of compensation for executives who’s companies are members of NAREIT. Because our company has recently completed its initial public offering, the initial compensation for the executive officers was established by the Compensation Committee without regard to any specific comparable company since the other companies own substantial assets and have operating histories. In addition to these factors and the MBOs, the Compensation Committee also considered other matters, including total compensation payable under different scenarios such as a change in control of our company or a termination of the Named Executive Officers’ employment as contained in the NAREIT compensation survey.

Components and Criteria of Executive Compensation

After our company has been operating for a longer period of time, the Compensation Committee believes that a significant portion of each Named Executive Officer’s overall compensation should be (i) payable over a period of more than one year, (ii) depend on our company’s performance relative to other REITs, (iii) depend on total compensation paid by REITs similar to our company, either by size or by industry (in this case, the REIT lodging industry), and (iv) depend on our company’s total absolute and relative shareholder return and other performance measurements, both absolute and relative to its peers. As a result, if our company has poor relative performance and/or poor total shareholder return, the Named Executive Officers will receive reduced incentive compensation and reduced total compensation. In return, the Named Executive Officers should have an opportunity, in the event of superior relative performance and superior total shareholder return, to earn overall compensation packages significantly greater than established target amounts. Until our company has operated for a longer period of time, the Compensation Committee and the Board believe that incentive compensation should relate to MBOs designed to establish our company as a successful acquirer and owner of quality hotel properties underwritten to achieve our company’s financial and other criteria.

Our company has initially set annual base salaries at a level necessary to attract and retain the Named Executive Officers, commensurate with the officers’ responsibilities, reputations and experience. Our company has also set annual cash target incentive bonuses as a percentage of base salary and at levels necessary to attract and retain the Named Executive Officers, the amount of which ultimately will be approved by the Compensation Committee and the Board and will depend on management’s achievement of the initial MBOs. Our company initially has determined to pay time-based long-term equity incentive compensation to encourage the Named Executive Officers to pursue strategies that will create long-term value for our shareholders, to align with our shareholders by tying a significant portion of compensation to the value of our common shares with time-based vesting over the long term and to promote continuity of management by retaining the Named Executive Officers.

The Compensation Committee determined that executive compensation for fiscal year 2010 primarily would consist of (i) annual cash base salary, (ii) annual cash incentive bonus, and (iii) restricted share awards granted in March 2010, subject to time-based vesting provisions over a three-year period. Pursuant to the time-based vesting provisions, the restricted share awards vest one-third of the original grant amount on each of March 11, 2011, 2012 and 2013.

The following narrative discusses the components of fiscal year 2009 and 2010 compensation.

Base Salary

Base salary is the only predictable form of annual cash compensation to our Named Executive Officers and the Compensation Committee believes base salary is an important element of total compensation for that reason. The Compensation Committee believes that base salary should be commensurate with each Named Executive Officer’s position and experience, subject to annual adjustments based on market conditions, peer group analysis, size and scope of our company’s operations and individual contributions and performance.

For 2010, the base salary of each of our Named Executive Officers is based on the following qualitative and quantitative factors:

•	an amount necessary to attract and retain the Named Executive Officers given the start-up nature of our company;

•	an assessment of the scope of the Named Executive Officer’s responsibilities, leadership and individual role within the executive management team;

•	the Named Executive Officer’s reputation and experience in the lodging industry; and

•	the competitive market compensation paid to executive officers in similar positions at other public REITs having comparable equity market value to our company

The Compensation Committee will annually review the individual responsibilities and leadership attributes of each Named Executive Officer. The Compensation Committee’s review will include its evaluation of each Named Executive Officer’s role and contributions to our company during the last year. Among other matters, the Compensation Committee will consider the performance of employees managed by the Named Executive Officers; the asset management strategies proposed or implemented by the Named Executive Officer to improve hotel property performance; the status of our company’s hotel property acquisition activities; our company’s execution on short- and long-term strategic initiatives for which the Named Executive Officer is responsible; and our company’s compliance with applicable laws and regulations to the extent within the Named Executive Officer’s responsibility.

In addition, a tool by which the Compensation Committee will measure a Named Executive Officer’s performance is the Named Executive Officer’s progress with respect to our company’s MBOs, which, as described above are prepared and proposed by the Named Executive Officers and then discussed, modified and approved by the Compensation Committee and the Board each year. Quarterly progress reports with respect to the MBOs will provide the Compensation Committee with a regular update on the performance of the Named Executive Officers. MBOs are primarily used to determine the annual cash incentive bonus, but MBOs can be expected also to influence the Compensation Committee’s determination of base salaries in the future.

The Compensation Committee’s review of a Named Executive Officer’s role and contribution to our company will include the observations of the Chief Executive Officer with respect to the performance of the other Named Executive Officers, especially as to day-to-day responsibilities and intra-company leadership qualities and growth.

With respect to the Named Executive Officer’s expertise and experience within the industry, the Compensation Committee expects to consider involvement in industry or trade groups such as NAREIT, as well as awards or other recognition by industry or trade groups or other industry participants.

The 2010 annual base salaries for the Named Executive Officers are provided in the Summary Compensation Table below.

Annual Cash Incentive Bonus

Due to our company’s short existence in 2009, there were no cash incentive bonuses paid in or for 2009. The annual cash incentive bonus program is intended to compensate our Named Executive Officers for achieving our annual goals at both the corporate and hotel asset levels, as well as implementing long-term plans and strategies. In 2010, the annual cash target incentive bonuses were based on amounts necessary to initially attract and retain the Named Executive Officers. The Compensation Committee reviewed and approved these amounts after reviewing compensation for executives primarily at REITs of comparable size as detailed in the above discussion of the NAREIT executive compensation survey. The annual cash incentive bonus for a fiscal year will be paid in the first quarter of the following year, when audited financial statements for such fiscal year become available for our company. For example, our company expects to pay the Named Executive Officers their 2010 cash target incentive bonuses in March 2011. For 2010, the Compensation Committee, after consultation with the Chief Executive Officer, will determine the percentage above, at or below the cash target incentive bonuses based upon the achievement of our company’s approved MBOs.

The Compensation Committee emphasizes the importance of incentive cash compensation (the annual cash incentive bonus program) as a component of total compensation for the Named Executive Officers. Our company believes this component of our company’s compensation program is an investment in high quality, successful employees who can improve the operational performance of our company’s hotels and generate new business opportunities and investments that create value for shareholders.

The target bonus for Mr. Bortz for 2010 is $300,000 (100% of annual base salary). The target bonus for each of Messrs. Martz and Fisher is $200,000 (approximately 80% of annual base salary).

Long-Term Equity Incentive Awards

Overview. The 2009 Equity Incentive Plan allows for long-term incentives to our Named Executive Officers, key employees and consultants and other service providers to our company, its subsidiaries and advisors through grants of LTIP units, option rights, appreciation rights and restricted share awards. Awards granted to Named Executive Officers and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of our company in line with our shareholders’ interests. The awards align the Named Executive Officers’ interest with the interests of shareholders by providing the Named Executive Officers with an ownership interest in our company and a stake in our company’s success. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Awards may have a vesting period that is tied to each Named Executive Officer’s or employee’s continued service to our company or a specifically identified set of performance measures.

Long-term equity incentive awards for the Named Executive Officers with respect to a fiscal year are typically issued near the beginning of such fiscal year or toward the end of the prior fiscal year.

December 2009 awards. Effective upon completion of our initial public offering in December 2009, Messrs. Bortz and Martz received grants of 723,035 and 132,260, respectively, LTIP unit awards in our operating partnership. In January 2010, upon joining our company, Mr. Fisher received a grant of 47,349 LTIP awards. The awards were granted pursuant to our 2009 Equity Incentive Plan.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one common share under the 2009 Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, or whether the LTIP units have reached full parity with the operating partnership units or not, will receive the same per-unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share distributions on common shares. This treatment with respect to distributions is similar to the expected treatment of our restricted share awards, which will generally receive full distributions whether vested or not. Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights which include the right to redeem the operating partnership units for common shares or cash, at our option. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an officer will realize for a given number of vested LTIP units will be less than the value of an equal number of common shares.

In March 2010, each of Messrs. Bortz, Martz and Fisher received awards of restricted common shares subject to time-based vesting. Mr. Bortz received 28,776 restricted common shares, and Messrs. Martz and Fisher each received 14,388 restricted common shares. The shares were granted pursuant to our 2009 Equity Incentive Plan and are intended as part of the 2010 compensation program and were based upon a level of equity compensation necessary to attract and retain Messrs. Bortz and Martz. The grant to Mr. Fisher was based upon an employment arrangement approved by the full Board at the time of Mr. Fisher’s hiring as Chief Investment Officer and was based upon amounts necessary to attract and retain Mr. Fisher.

Other Benefits

Consistent with the philosophy of the Compensation Committee to establish individual- and company-based performance measures, the Compensation Committee will continue to maintain competitive benefits and perquisites for Named Executive Officers. However, the Compensation Committee does not view benefits and perquisites as a key component of our company’s compensation program and their total value remains a small percentage of each Named Executive Officer’s base salary. The Compensation Committee may revise, amend or add to each Named Executive Officer’s benefits and perquisites if it deems it advisable.

Other Factors Considered by the Compensation Committee

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deduction that a public corporation may claim for compensation paid to its chief executive officer and its three other highest paid executive officers (other than its chief financial officer). The compensation deduction that may be claimed on account of amounts paid to each of those executive officers is limited to $1 million per year. Compensation that qualifies as “performance based compensation” under Section 162(m) of the Code is not subject to the deduction limit.

A transition rule under Section 162(m) of the Code applies to compensation paid by our company under an agreement or plan that was in effect at the time of our company’s initial public offering; provided that the prospectus for the offering disclosed the terms of the agreement or plan in accordance with the requirements of applicable securities law. The transition rule provides that compensation paid under such agreements before the end of a specified reliance period is not subject to the Section 162(m) deduction limit. Similarly, compensation paid pursuant to awards granted under a plan, like the 2009 Equity Incentive Plan, before the end of the specified reliance period is not subject to the Section 162(m) deduction limit. The reliance period for our company under the transition rule will end on the earlier of (i) the expiration date of the plan or agreement, (ii) the date the plan or agreement is materially modified, (iii) the date on which all of our company shares authorized for issuance under the 2009 Equity Incentive Plan have been issued or (iv) the date of the 2013 annual meeting of our company’s shareholders. Our company should be entitled to rely on the relief provided under the transition rule so that Section 162(m) will not apply to compensation paid under the agreements, or grants made under the 2009 Equity Incentive Plan, before the end of the reliance period.

With respect to compensation that is not exempt from the deduction limit under this transition rule, the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid to the Named Executive Officers and thus may design compensation awards and incentives so that they qualify as “performance based compensation” under Section 162(m) of the Code. However, in order to maintain flexibility in compensating the Named Executive Officers in a manner designed to promote our corporate goals, including retaining and providing incentives to the Named Executive Officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Section 162(m) of the Code should not affect the deductibility of any compensation paid by our company in 2009 to the Named Executive Officers.

Payments Upon Termination of a Named Executive Officer and Vesting of Equity Awards Upon a Change in Control of our company

Our company has entered into an agreement with each of its Named Executive Officers to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee expects to review the terms of the three change in control severance agreements annually. Because each Named Executive Officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors expected to be considered by the Compensation Committee when annually reviewing the Named Executive Officer’s total compensation and change in control severance agreement terms in the future.

The agreement with each Named Executive Officer provides that the Named Executive Officer will be entitled to the severance payments and benefits detailed under “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies” if the Named Executive Officer resigns for “good reason” or if the Named Executive Officer is terminated by our company without “cause” in connection with, or within one year after, a change in control of our company. As noted at the beginning of this Compensation Discussion and Analysis, one of our company’s executive compensation philosophies is the retention of key executive officers. The Compensation Committee believes that the terms of the change in control severance agreements described above, including the events triggering severance payments, are competitive with other lodging REITs and promote stability among its Named Executive Officers which is important to our company’s overall performance.

In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a Named Executive Officer or a change in control of our company. The Compensation Committee reviewed the terms of the restricted share award agreements, including the immediate vesting of time-based restricted shares upon a change in control of our company or upon a Named Executive Officer’s termination without cause. The Compensation Committee believes that the terms of the restricted share award agreements are competitive with other lodging REITs and promote stability among its Named Executive Officers which is important to our company’s overall performance. For more information on the vesting terms of the Named Executive Officer’s restricted shares, see “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies — Vesting of Long-Term Equity Incentive Awards.”

Risk Management Considerations

As a recently formed company, our company has sought to initially structure its compensation so as to encourage management to establish sound operating, financial, accounting and asset management systems rather than reaching acquisition targets or achieving certain financial goals. Moreover, our company believes that paying a significant portion of total compensation in common shares aligns management’s incentives with those of our company’s shareholders. As a result, our company believes its initial compensation policies and practices are designed to promote prudent risk management.

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our Named Executive Officers for the year shown as consideration for services rendered to us. Mr. Fisher joined our company in January 2010 and received no compensation from our company for 2009.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

								Non-Equity
						Share		Incentive Plan	All other
Name and Principal Position	Year		Salary		Bonus	Awards		Compensation	Compensation		Total

Jon E. Bortz	2009	(1)	$18,904	(2)	—(3)	$6,145,798	(4)	—	$1,096	(5)	$6,165,798
Chairman, President and Chief Executive Officer
Raymond D. Martz	2009	(1)	$15,753	(2)	—(3)	$1,124,210	(4)	—	$881	(5)	$1,140,844
Chief Financial Officer, Executive Vice President, and Treasurer and Secretary

(1)	2009 includes the period from December 9, 2009 (the date of the first trading day of common shares) through December 31, 2009.

(2)	This amount reflects the pro rata amount of the executive’s 2010 salary for the period from December 9, 2009 (the date of the first trading day of common shares and the date of commencement of compensated employment) through December 31, 2009. Mr. Bortz’s annual salary is $300,000 and Mr. Martz’s is $250,000. Mr. Fisher’s annual salary is $250,000.

(3)	We did not pay any annual bonus for the period from the first trading day of common shares on December 9, 2009 through December 31, 2009. The annual target bonuses for 2010 for Mr. Bortz and Mr. Martz are expected to be $300,000 and $200,000, respectively.

(4)	Reflects the grants to Mr. Bortz and Mr. Martz of 723,035 and 132,260 LTIP units, respectively, under our 2009 Equity Incentive Plan upon completion of our initial public offering. Both awards have a five-year vesting period. For purposes of this table, we determined that the grant date fair value for each LTIP unit was $8.50. For more information regarding our company’s assumptions made in the valuation of these equity awards, see Note 4 to our historical financial statements as of and for the period ended December 31, 2009 included elsewhere in this prospectus.

(5)	This amount was paid by our company for the executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Our company did not pay any premiums for disability or life insurance for 2009.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based equity awards granted in 2009 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature.

		All Other Share Awards:	Grant Date Fair
Name	Date of Grant	Number of Shares(1)	Value(2)

Jon E. Bortz	December 14, 2009	723,035	$6,145,798
Raymond D. Martz	December 14, 2009	132,260	$1,124,210

(1)	Amounts reflect the grant of LTIP units to the executive under our 2009 Equity Incentive Plan in connection with the completion of our initial public offering. The award vests ratably on each of the first five anniversaries of the date of grant.

(2)	For purposes of this table, we determined that the grant date fair value for each LTIP unit was $8.50. For more information regarding our company’s assumptions made in the valuation of these equity awards, see Note 4 to our historical financial statements as of and for the period ended December 31, 2009 included elsewhere in this prospectus.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Our Management — Compensation Discussion and Analysis.” The terms of change in control severance agreements that we have entered into with our executives are described below under “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2009.

	Number of Shares	Market Value of Shares
Name	that have Not Vested(3)	that have Not Vested

Jon E. Bortz	723,035(1)	$15,914,000(2)
Raymond D. Martz	132,260(1)	$2,911,043(2)

(1)	Reflects the grant of LTIP units to the executive under our 2009 Equity Incentive Plan upon completion of our initial public offering. The award vests ratably on each of the first five anniversaries of the date of grant: December 14, 2010, December 14, 2011, December 14, 2012, December 14, 2013 and December 14, 2014.

(2)	Unless and until LTIP units reach parity with common shares, the value of LTIP units can only be estimated. As stated above, we determined that for purposes of GAAP the fair value for each LTIP unit was $8.50 on the date of grant, December 14, 2010. However, pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit is assumed to be $22.01, the closing market price per common share at the end of the last completed fiscal year, December 31, 2009. This table further assumes that the LTIP units had reached parity with common shares on December 31, 2009. However, as of December 31, 2009, the LTIP units had not reach parity with common shares. For more information regarding our company’s assumptions made in the valuation of these equity awards, see Note 3 to our historical financial statements elsewhere in this prospectus.

(3)	The following table summarizes the LTIP units awards for which a portion of the LTIP units remain unvested and provides information about their vesting periods.

Number of LTIP Units Granted to Named Executive Officers

			LTIP Units Vesting
Grant Date	Jon E. Bortz	Raymond D. Martz	Periods

December 14, 2009	723,035	132,260	20% of the LTIP units vest each year on each December 14, for five years, beginning on December 14, 2010.

Option Exercises and Shares Vested

Our company did not grant any share option awards or share awards to the Named Executive Officers in 2009. No share awards to the Named Executive Officers vested in 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2009, relating to the 2009 Equity Incentive Plan pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be granted from time to time.

Number of
Securities
Remaining
Available for
	Number of Securities to be	Weighted-Average	Future Issuance
	Issued upon Exercise of	Exercise Price of	Under Equity
	Outstanding Options,	Outstanding Options,	Compensation
Grant Date	Warrants and Rights	Warrants and Rights	Plans

Equity compensation plans approved by security holders(1)	—	—	425,875
Equity compensation plans not approved by security holders	—	—	—

Total			425,875

(1)	Our 2009 Equity Incentive Plan was approved by our company’s sole trustee and our company’s sole shareholder prior to completion of our initial public offering.

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER
TERMINATION POLICIES

Change in Control Severance Agreements of Messrs. Bortz, Martz and Fisher

Our company previously entered into agreements with its Named Executive Officers to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee expects to review the terms of these change in control severance agreements annually. As described in more detail below, because each Named Executive Officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments will be one of the factors considered by the Compensation Committee when annually reviewing each Named Executive Officer’s total compensation and change in control severance agreement terms.

The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years; provided, however, that the term is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then existing term, our Board provides notice to the executive of its intent not to extend the term further. Each of the Named Executive Officers may terminate his agreement prior to the expiration of the term as described below.

Termination Without Cause in Connection With, Or Within One Year After, A Change in Control and Resignation With Good Reason

The agreement provides that upon the termination of the executive either by our company without “cause” in connection with, or within one year after, a change in control of our company or the voluntary resignation by the executive, upon 30 days’ prior written notice to our company, for “good reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, annual cash target incentive bonus and accrued vacation time earned but not paid to the date of termination;

•	a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) his then-current annual base salary plus the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination.

•	a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of our company (including accelerated vesting of equity awards as discussed below under “— Vesting of Long-Term Equity Incentive Awards”).

Termination Without Cause (and Without A Change in Control)

If the executive is terminated without “cause” and not in connection with or within one year of a change in control of our company, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, annual cash target incentive bonus and accrued vacation time earned but not paid to the date of termination;

•	a lump sum cash payment equal to the sum of (x) his then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination;

•	a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of our company (including accelerated vesting of equity awards as discussed below under “— Vesting of Long-Term Equity Incentive Awards”).

Termination For Cause and Resignation Without Good Reason

If our company terminates the executive for “cause” or the executive voluntarily terminates his employment without “good reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary and accrued vacation time earned but not paid to the date of termination; and

•	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of our company (including accelerated vesting of equity awards as discussed below under “— Vesting of Long-Term Equity Incentive Awards”).

Other Key Change in Control Severance Agreement Terms

As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz and Fisher has agreed to a general release of any and all claims relating to the Named Executive Officer’s employment. In addition, each of Messrs. Bortz, Martz and Fisher has agreed that while his change in control severance agreement is in force and for a one-year period following our company’s termination of the executive for “cause” or the executive voluntarily terminating his employment without “good reason,” he will not solicit, hire or recruit employees of, or persons who have worked for, our company or any of its affiliates either directly or indirectly for his own account or for another party.

Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that his employment is terminated in connection with a change in control.

Below are a list of terms and their meanings as defined in each Named Executive Officer’s change in control severance agreement:

•	“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:

•	the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;

•	the executive engaged in conduct relating to our company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•	the executive breached the non-solicitation obligations or covenants of his change in control severance agreement in any material respect; or

•	the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.

•	“Change in Control”: shall mean a change in control of our company which will be deemed to have occurred after the date of the change in control severance agreement if:

•	any “person” as such term is used in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) our company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of our company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of our company in substantially the same proportions as their ownership of our company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of our company representing more than 50% of the combined voting power or common shares of our company;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with our company to effect a transaction described in this definition of “Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of our company) whose election by the Board or nomination for election by our company’s shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•	there is consummated a merger or consolidation of our company or any direct or indirect subsidiary of our company with any other corporation, other than a merger or consolidation which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of our company or any subsidiary of our company, more than 50% of the combined voting power and common shares of our company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

•	there is consummated an agreement for the sale or disposition by our company of all or substantially all of our company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by our company of all or substantially all of our company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of our company in substantially the same proportions as their ownership of the common shares of our company immediately prior to such sale.

•	“Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within on year after a Change in Control:

•	any material reduction of the executive’s base salary or target bonus as a percentage of base salary;

•	any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with this position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which our company ceases to be a publicly-traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;

•	any material dimunition in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; or

•	the relocation of our company’s headquarters and/or the executive’s regular work address to a location which requires the executive to travel more than fifty (50) miles from the executive’s residence.

Vesting of Long-Term Equity Incentive Awards

The terms of the time-based LTIP unit award agreements and restricted stock award granted to each of Messrs. Bortz, Martz and Fisher provide that:

•	upon a change in control of our company, unvested awards vest;

•	upon termination of the executive’s employment with our company because of his death or disability, the unvested awards vests;

•	upon termination of the executive’s employment with our company without cause or “for good reason”, the unvested awards vests;

•	upon termination of the executive’s employment with our company for cause, the unvested are forfeited.

Except as described above, any awards that are unvested at the time the executive terminates his employment with our company are forfeited.

Termination Payment Table

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the Named Executive Officers would be entitled to receive under various circumstances pursuant to the terms of the 2009 Equity Incentive Plan, the agreements governing awards made under the 2009 Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the Named Executive Officer from our company under the scenario shown occurred on December 31, 2009 and did not affect in any way the valuation of any outstanding LTIP units.

			Acceleration of
	Cash		Vesting of LTIP	Excise Tax Gross-
Name and Termination Scenario	Payment		Units(3)	Up Payment(4)	Total

Jon E. Bortz - Chairman, President and Chief Executive Officer
By company for cause or by employee without good reason	$18,904	(2)	Not applicable	Not applicable	$18,904
Upon death or disability	$18,904	(4)	$15,914,000	Not applicable	$15,932,904
With a change in control - without cause or with good reason	$972,214	(2)	$15,914,000	$3,542,590	$20,428,804
By company without cause (and without a change in control)	$336,674	(2)	$15,914,000	Not applicable	$16,250,674
Raymond D. Martz - Executive Vice President, Chief Financial Officer, Treasurer and Secretary
By company for cause or by employee without good reason	$15,753	(2)	Not applicable	Not applicable	$15,753
Upon death or disability	$15,753	(2)	$2,911,043	Not applicable	$2,926,796
With a change in control - without cause or with good reason	$536,908	(2)	$2,911,043	$729,336	$4,177,287
By company without cause (and without a change in control)	$272,805	(2)	$2,911,043	Not applicable	$3,183,848
Thomas C. Fisher(1) - Executive Vice President and Chief Investment Officer
By company for cause or by employee without good reason	$—		Not applicable	Not applicable	$—
Upon death or disability	$—		$1,042,151	Not applicable	$1,042,151
With a change in control - without cause or with good reason	$500,000		$1,042,151	$349,167	$1,891,318
By company without cause (and without a change in control)	$250,000		$1,042,151	Not applicable	$1,292,151

(1)	Mr. Fisher was not a Named Executive Officer for 2009 because he had not yet joined our company. However, because he joined in January 2010 and we described the terms of his change in control severance agreement in this prospectus, we have also included him in this table.

(2)	This amount includes accrued but unpaid base compensation as of December 31, 2009.

(3)	Amounts in this column reflect accelerated vesting of LTIP units, granted pursuant to our 2009 Equity Incentive Plan, that vest ratably on each of the first five anniversaries of the date of grant. Unless and until LTIP units reach parity with our common shares, the value of LTIP units can only be estimated. As stated above, we determined that for purposes of GAAP the fair value for each LTIP unit was $8.50 on the date of grant, December 14, 2009. However, pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit is assumed to be $22.01, the closing market price per common share at the end of the last completed fiscal year, December 31, 2009. This table further assumes that the LTIP units had reached parity with our common shares on December 31, 2009. However, as of December 31, 2009, the LTIP units had not reached parity with our common shares. For more information regarding our company’s assumptions made in the valuation of these equity awards, see Note 4 to our historical financial statements as of and for the period ended December 31, 2009, included elsewhere in this prospectus.

(4)	Amounts in this column reflect payment to the Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal, state and local income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for the Names Executive Officer of 35% federal, 6.25% state, 1.45% Medicare and 20% excise, and do not account for local taxes.

Cash Stay Bonus Following a Change in Control

If a Named Executive Officer remains employed by our company on the first anniversary of a change in control event, the Named Executive Officer is entitled to receive a lump sum cash stay bonus. For each Named Executive Officer, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive or (ii) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2009 and that both Mr. Bortz and Mr. Martz remained with our company at least until December 31, 2010, based on their 2009 base salaries, their cash stay bonuses would be $300,000 and $250,000, respectively. Had Mr. Fisher joined our company in 2009, under this same scenario he would have been entitled to $250,000.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Any change to any of these policies by our board of trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We invest principally in hotel properties. Our senior executive officers identify and negotiate acquisition opportunities. For information concerning the investing experience of these individuals, please see the sections entitled “Our Business” and “Our Management.”

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, commence paying and maintaining attractive distributions to our shareholders and achieving long-term appreciation in the value of our hotel properties.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Additional criteria with respect to our hotel properties is described in “Our Business — Business Strategy and Investment Criteria.”

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons other than in connection with the acquisition of mortgage loans through which we expect to achieve equity ownership of the underlying hotel property in the near-term.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us to fall within the definition of “investment company” under the Investment Company Act of 1940, as amended. For this reason, we do not plan to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of any of our hotel properties, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a property would be in our interests based on the price being offered for the hotel, the operating performance of the hotel, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See “Risk Factors — Risks Related to Our Business and Properties.”

Financing Policies

We expect to maintain a low-leverage capital structure and intend to limit the sum of the outstanding principal amount of any consolidated net indebtedness and the liquidation preference of any outstanding preferred shares to not more than 4.5x our EBITDA for the 12-month period preceding the incurrence of such debt or the issuance of such preferred shares. Compliance with this limitation will be measured at the time debt is incurred or preferred shares are issued, and a subsequent decrease in EBITDA will not require us to repay debt or redeem preferred shares. Our board of trustees will periodically review this limitation and may modify or eliminate it without the approval of our shareholders. We recently obtained a senior secured revolving credit facility for general business purposes, which may include the following:

•	funding of investments;

•	property redevelopments;

•	return on investment initiatives;

•	payment of declared distributions to shareholders;

•	working capital needs;

•	payment of corporate taxes on our TRS lessees; or

•	any other payments deemed necessary or desirable by senior management and approved by the lender.

If we assume debt in connection with our hotel acquisitions, our debt level could temporarily exceed the general limitation described above. In measuring our debt for purposes of our general debt limitation, we will utilize “net” debt, which is the principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred shares less the amount of our cash.

We consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated net indebtedness;

•	timing of debt maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common shares in connection with acquisitions. We also may issue limited partnership interests in our operating partnership in connection with acquisitions of property.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, purchase common or preferred shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflicts of Interest Policy

We have adopted policies to reduce potential conflicts of interest. Our policy provides that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by a majority of our disinterested trustees. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See “Risk Factors — Risks Related to Our Business and Properties — Our conflicts of interest policy may not adequately address all of the conflicts of interest that may arise with respect to our activities.”

Reporting Policies

Generally speaking, we make available to our shareholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, which requires us to file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

OUR PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares, as of July 12, 2010, for (i) each shareholder of our company that is known to us to be the beneficial owner of more than 5% of common shares based upon filings made with the SEC, (ii) each of our Named Executive Officers and (iii) our trustees and Named Executive Officers as a group. None of the Named Executive Officers has pledged any of his common shares as collateral.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percent of Class

Ameriprise Financial(2)	1,722,964	8.47%
President and Fellows of Harvard College(3)	1,715,000	8.43%
Invesco Ltd.(4)	1,246,016	6.12%
Cohen & Steers, Inc(5)	1,091,500	5.37%
Jon E. Bortz(6)(7)	153,976	*
Raymond D. Martz(6)(8)	24,388	*
Thomas C. Fisher(6)(9)	14,388	*
Cydney C. Donnell	5,118	*
Ron E. Jackson	2,618	*
Michael J. Schall	2,559	*
Earl E. Webb	2,559	*
Laura H. Wright	5,118	*
All executive officers and trustees as a group (8 persons)	210,724	1.04%

*	Represents less than one percent of the class.

(1)	The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G. The number of common shares held by our Named Executive Officers and trustees and executive officers are as of, and all of the percentages shown in this table are calculated as of, July 19, 2010, based on 20,344,337 shares outstanding.

(2)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G jointly filed by Ameriprise Financial, Inc., a Delaware corporation and parent holding company, or AFI, and RiverSource Investments, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, or RvS, with the SEC on February 12, 2010. AFI may be deemed to beneficially own the shares reported by RvS. Accordingly, the shares reported by AFI in the Schedule 13G include those shares owned separately by RvS in the Schedule 13G. Each of AFI and RvS have sole voting power over no shares, shared voting power over 31,018 shares, sole dispositive power over no shares and shared dispositive power over 1,722,964 shares. Each of AFI and RvS disclaims beneficial ownership of these shares. AFI has its principal business office at: c/o Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(3)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed by the President and Fellows of Harvard College, or Harvard, with the SEC on January 8, 2010. Harvard has sole voting power over 1,715,000 shares, shared voting power over no shares, sole dispositive power over 1,715,000 shares and shared dispositive power over no shares. Harvard has its principal business office at: c/o Harvard Management Company, Inc. 600 Atlantic Avenue, Boston, MA 02210.

(4)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed by Invesco Ltd., or Invesco, with the SEC on February 12, 2010. Invesco Institutional (N.A.), Inc., Invesco Global Asset Management (N.A.), Inc., Invesco Management S.A. and Invesco Aim Private Asset Management, Inc. are investment adviser subsidiaries of Invesco. Invesco Institutional (N.A.), Inc. has sole voting power over 880,037 shares, shared voting power over 18,406 shares, sole dispositive power over 1,202,799 shares and shared dispositive power over 7,405 shares. Invesco Management S.A. has sole voting power over 671 shares, shared voting power over no shares, sole dispositive power over 671 shares and shared dispositive power over no shares. Invesco Aim Private Asset Management, Inc. has sole voting power over 441 shares, shared voting power over no shares, sole dispositive power over 441 shares and shared dispositive power over no shares. Invesco Global Asset

Management (N.A.), Inc. has sole voting power over no shares, shared voting power over no shares, sole dispositive power over 34,700 shares and shared dispositive power over no shares. Invesco has its principal business office at 1555 Peachtree Street NE; Atlanta, GA 30309.

(5)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed by Cohen & Steers, Inc., or Cohen, with the SEC on February 12, 2010. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act. Each of Cohen and Cohen & Steers Capital Management, Inc. has sole voting power over 882,700 shares, shared voting power over no shares, sole dispositive power over 1,091,500 shares and shared dispositive power over no shares. Each of Cohen and Cohen & Steers Capital Management, Inc. has its principal business office at 280 Park Avenue, 10th Floor, New York, NY 10017.

(6)	The business address for this shareholder is 2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland 20814.

(7)	This amount includes 100 common shares owned by Mr. Bortz’s son. Mr. Bortz disclaims beneficial ownership of those shares. This amount does not include 723,035 LTIP units held by Mr. Bortz.

(8)	This amount does not include 132,260 LTIP units held by Mr. Martz.

(9)	This amount does not include 47,349 LTIP units held by Mr. Fisher.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon completion of our initial public offering, our operating partnership issued 723,035 LTIP units to Mr. Bortz, 132,260 LTIP units to Mr. Martz and 26,455 LTIP units to Mr. Dittamo. Upon Mr. Fisher joining our company in January 2010, our operating partnership issued 47,349 LTIP units to Mr. Fisher. These LTIP units will vest ratably on each of the first five anniversaries of the date of grant. LTIP units, whether vested or not, will receive the same per-unit profit distributions as units of our operating partnership, which distributions generally will equal per share distributions on our common shares.

On March 11, 2010, we granted 28,776 restricted shares to Mr. Bortz, 14,388 restricted shares to Mr. Martz, and 14,388 shares to Mr. Fisher, having aggregate values of $600,000, $300,000, and $300,000, respectively, based upon the average of the closing prices for our common shares on the NYSE for the ten trading days preceding the date of grant of $20.85. Distributions will be paid on these and any other restricted common shares, whether vested or not, when distributions are declared and paid on our common shares.

We entered into a Change in Control Severance Agreement with each of Mr. Bortz, Mr. Martz and Mr. Fisher that provide for payments and other benefits to Messrs. Bortz, Martz and Fisher if their employment with us is terminated under certain circumstances. See “Change In Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

We have also entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

Although the following summary describes the material terms of our shares of beneficial interest, it is not a complete description of the Maryland REIT Law, or the MRL, the MGCL provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

The following describes the material terms of our declaration of trust. Our declaration of trust provides that we may issue up to 500,000,000 common shares, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. Upon completion of this offering, common shares will be issued and outstanding on a fully diluted basis (assuming no exercise of the underwriters’ overallotment option), and no preferred shares will be issued and outstanding.

Under Maryland law, shareholders are not personally liable for the obligations of a real estate investment trust solely as a result of their status as shareholders.

Common Shares

All of the common shares offered in this offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of common shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Beneficial Interest

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes it is at present essential for us to qualify as a REIT, our declaration of trust, subject to certain exceptions, restricts the amount of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.

Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares of beneficial interest which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our declaration of trust) of the shares on the trading day immediately preceding the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise, gift or similar transaction, the market price on the trading day immediately preceding the day of the event causing the shares to be held in the trust) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and the charitable beneficiary and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “PEB.”

Transfer Agent and Registrar

Our transfer agent and registrar for our common shares is Wells Fargo Bank, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 37,260,590 common shares outstanding, including the common shares sold in this offering (excluding up to 2,550,000 shares that may be issued in connection with any exercise by the underwriters of their overallotment option) and 83,747 restricted common shares that vest ratably over three or five years granted in December 2009 and January 2010. Currently, 311,689 common shares remain available for grant under the 2009 Equity Incentive Plan.

All vested restricted common shares and the common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common shares from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Due to Messrs. Bortz’s and Martz’s status as “affiliates” under Rule 144, the shares sold to them in the private placement that took place concurrently with our initial public offering are subject to certain restrictions under Rule 144. Additionally, all of our trustees and officers are “affiliates” under Rule 144 and all vested restricted shares issued to them are subject to certain restrictions under Rule 144.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
DECLARATION OF TRUST AND BYLAWS

Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may be established by our board of trustees but may not be more than 15. We are subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, except as may be provided by our board of trustees in setting the terms of any class or series of shares, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our trustees will be elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of any series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, generally precludes shareholders from (i) removing incumbent trustees except for “cause” and with a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Policy on Voting Regarding Trustees

Our board of trustees has adopted a policy regarding the election of trustees in uncontested elections. Pursuant to this policy, in an uncontested election of trustees, any nominee who receives a greater number of votes affirmatively withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by our company, submit a written resignation offer to our board of trustees for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by our company of the shareholder vote with respect to such election, will make a recommendation to our board of trustees concerning the acceptance or rejection of the resignation offer. Our board of trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by our company. We will publicly disclose, in a Form 8-K filed with the SEC, the decision of our board of trustees. Our board of trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially owns 10% or more of the voting power of the real estate investment trust’s outstanding voting shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the real estate investment trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the real estate investment trust’s shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees, including a majority of trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (i) a person who makes or proposes to make a control share acquisition,

(ii) an officer of the real estate investment trust or (iii) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (a) one-tenth or more but less than one-third, (b) one-third or more but less than a majority or (c) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction or (ii) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

We have elected to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (ii) vest in the board the exclusive power to fix the number of trusteeships and (iii) provide that special meetings of shareholders may only be called by our Chairman, President, Chief Executive Officer or the board of trustees.

Meetings of Shareholders

Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees. In addition, our Chairman, President, Chief Executive Officer or the board of trustees may call a special meeting of our shareholders.

Mergers; Extraordinary Transactions

Under the MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers may be approved by a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if approved by our board of trustees and by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.

Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the provision regarding amendments to the removal provisions itself (each of which require the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust may be amended only with the approval of our board of trustees and the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter.

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees at an annual meeting and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees or (iii) by a shareholder of record both at the time of giving notice and at the time of the annual meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only (i) by or at the direction of our board of trustees or (ii) provided that our board of trustees has determined that trustees will be elected at such meeting, by a shareholder of record at the time of giving notice and who is entitled to vote at the meeting in the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (a) the 90th day prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of trustees to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of shares of beneficial interest, together with the advance notice and shareholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding. We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland low.

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Pebblebrook Hotel, L.P., a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We are the sole general partner of our operating partnership, a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, we have the full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in our operating partnership’s business activities.

Transferability of Interests

We may not voluntarily withdraw from our operating partnership or transfer or assign our interest in our operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);

•	as a result of such transaction, all limited partners (other than our company or its subsidiaries), will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units (other than those held by our company or its subsidiaries) shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our shareholders do not receive cash, securities or other property in the transaction or (ii) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our shareholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (a) a wholly owned subsidiary or (b) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or over-the-counter interdealer quotation system on which our common shares are listed.

Capital Contribution

We will contribute, directly, to our operating partnership substantially all of the net proceeds of this offering in exchange for limited partnership interests in our operating partnership. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause our operating partnership to redeem their limited partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, our operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management company failing to qualify as an eligible independent contractor under the Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with any repurchase by us of any securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;

•	all expenses incurred by us relating to any issuance or redemption of partnership interests; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by our operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause our operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of our operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership’s property in connection with the liquidation of our operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

Upon completion of our initial public offering, our operating partnership granted an aggregate of 881,750 LTIP units to Messrs. Bortz, Martz and Dittamo and granted an aggregate of 47,349 LTIP units to Mr. Fisher when he joined our company in January 2010. These LTIP units will vest ratably on each of the first five anniversaries of the date of grant. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per-unit profit distributions as the other outstanding units in our operating partnership. Initially, LTIP units will not have full parity with other outstanding units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding partnership units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our operating partnership units, the LTIP units will achieve full parity with our other operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding units in our operating partnership.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more general partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement provides that we, as the sole general partner of our operating partnership, will be the tax matters partner of our operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee share options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common shares through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares of beneficial interest.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended December 31, 2009 upon the filing of our federal income tax return for that year. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable year ended December 31, 2009 and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2010 and thereafter. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of our shares of beneficial interest, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•	In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote or the 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 apply to us beginning with our 2010 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our declaration of trust provides restrictions regarding the transfer and ownership of our shares of beneficial interest. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.” We believe that we have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our declaration of trust are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

Qualified REIT subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by a REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other disregarded entities and partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share of the assets of a partnership for purposes of the 10% value test (see “— Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT subsidiaries. A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as defined below under “— Gross Income Tests — Rents from Real Property”) to operate or manage a lodging facility or health care facility and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management contract or similar service contract.

We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed a TRS, Pebblebrook Hotel Lessee, Inc., whose wholly owned subsidiaries are the lessees of our hotels. We may also form additional TRSs in the future. See “— Taxable REIT Subsidiaries.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain from foreclosure property; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from real property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of beneficial interest may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “— Taxable REIT Subsidiaries.”

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See “— Taxable REIT Subsidiaries.”

Our TRS lessees lease from our operating partnership and its subsidiaries the land, buildings, improvements, furnishings and equipment comprising our hotel properties. In order for the rent paid under the leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that our leases are structured so that they qualify as true leases for federal income tax purposes. Our belief is based on the following with respect to each lease:

•	our operating partnership and the lessees intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through hotel managers that are eligible independent contractors, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

•	the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than utilities, real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (i) injury to persons or damage to property occurring at the hotels or (ii) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers who work for the lessees during the terms of the leases, operates the hotels;

•	each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel will be expected to have a substantial remaining useful life and substantial remaining fair market value.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “— Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares of beneficial interest is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We currently lease all of our hotels to TRS lessees and intend to lease to a TRS any hotels we acquire in the future. In addition, our declaration of trust prohibits transfers of our shares of beneficial interest that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares of beneficial interest, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotel properties from the related REIT as long as it does not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management contract or similar service contract. Moreover, rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “— Taxable REIT Subsidiaries.”

We have formed Pebblebrook Hotel Lessee, Inc., a TRS whose wholly owned subsidiaries are the lessees of our hotels. Our TRS lessees engage independent third-party hotel managers that qualify as “eligible independent contractors” to operate the related hotels on behalf of such TRS lessees.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a

TRS lessee may acquire furnishings, equipment and other personal property. With respect to each hotel in which the TRS lessee does not own the personal property, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property does not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the capital stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related hotel properties. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees will be required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may, on a select basis, purchase mortgage debt and mezzanine loans when we believe our investment will allow us to acquire ownership of the underlying property. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we will acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign currency gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to satisfy gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages loans secured by real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote or the 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we may, on a select basis, invest in mezzanine loans. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test, the 10% vote or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we hold satisfy the foregoing asset test requirements. However, we have not and will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a lodging facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility located outside the United States will not be considered to operate or manage a qualified lodging facility as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management contract or similar service contract.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the shares will automatically be treated as a TRS. Overall, no more than 25% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that we receive from our TRSs will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We lease our hotels to wholly owned subsidiaries of our TRS, Pebblebrook Hotel Lessee, Inc., and all of our TRS lessees have engaged “eligible independent contractors” to operate and manage those hotels.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and each of our TRSs have been and will be conducted on an arm’s-length basis.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2010 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 15% through 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 35% through 2010. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “— Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares becomes ex-dividend. In addition, for taxable years beginning after December 31, 2012, dividends paid to certain individuals, estates or trusts may be subject to a 3.8% Medicare tax.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of beneficial interest by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of such shares of beneficial interest. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in his or her shares of beneficial interest as long-term capital gain, or short-term capital gain if the shares of beneficial interest have been held for one year or less, assuming the shares of beneficial interest are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the

U.S. shareholder has held our common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which, absent additional congressional action, will apply until December 31, 2010). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. Absent congressional action, that rate will increase to 20% for sales and exchanges of such assets occurring after December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, for taxable years beginning after December 31, 2012, capital gains recognized by certain U.S. shareholders that are individuals, estates or trusts may be subject to a 3.8% Medicare tax.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our shareholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of beneficial interest in the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules.

Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our common shares that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold

U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares of beneficial interest. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

However, if our common shares continue to be regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders owning 5% or less of our common shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares cease to be regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such

non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We believe that we are a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common shares if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met. Because our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA is available with respect to our common shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if:

•	our common shares are treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

•	the non-U.S. shareholder owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period.

We expect that our common shares will continue to be regularly traded on an established securities market.

If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Backup Withholding, Shares Held Offshore

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common shares received by U.S. shareholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future. Additionally, if our operating partnership were a publicly traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, not the partnerships, subject to tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax allocations with respect to our properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

Basis in partnership interest. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation deductions available to our operating partnership. To the extent that our operating partnership acquires its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership. Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

State, Local and Foreign Taxes

We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common shares.

UNDERWRITING

Raymond James & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Number
Underwriter	of Shares

Raymond James & Associates, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Robert W. Baird & Co. Incorporated
Credit Agricole Securities (USA) Inc.
Janney Montgomery Scott LLC
Piper Jaffray & Co.

Total	17,000,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $800,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 2,550,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and our trustees have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 120 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	lend or otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “PEB.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market.

In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus may be made available on web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and they may receive customary fees and commissions for these transactions. Raymond James Bank, FSB, an affiliate of Raymond James & Associates, Inc., Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Agricole Corporate and Investment Bank, an affiliate of Credit Agricole Securities (USA) Inc., are lenders under our senior secured revolving credit facility.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and neither of this prospectus or any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This prospectus as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this prospectus, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This prospectus as well as any other material relating to the shares is personal and confidential and does not constitute an offer to any other person. This prospectus may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005,

as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The common shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has neither approved this prospectus nor taken steps to verify the information set forth herein, and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Korea

This prospectus should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our shares in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus to acquire the shares under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea (the “FSC”) in any way pursuant to the FSCMA, and the shares may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the shares may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold shares complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold shares.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered by this prospectus. Sidley Austin llp, New York, New York, will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Pebblebrook Hotel Trust as of December 31, 2009, and for the period from October 2, 2009 (inception) through December 31, 2009, the financial statements of the Doubletree Bethesda Hotel and Executive Meeting Center as of December 31, 2009 and 2008, and for the years then ended, the financial statements of the Sir Francis Drake Hotel as of December 31, 2009 and 2008, and for the years then ended, the financial statements of the Intercontinental Buckhead Hotel as of December 31, 2009 and 2008, and for the years then ended, the financial statements of the Hotel Monaco Washington DC as of December 31, 2009 and 2008, and for the years then ended, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act of 1933, as amended, with respect to our common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports and proxy statements and make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORTS TO SHAREHOLDERS

We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent certified public accountants.

PEBBLEBROOK HOTEL TRUST

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Company’s historical financial information as of and for the year ended December 31, 2009 has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The historical financial information as of and for the quarter ended March 31, 2010 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of March 31, 2010 and the results of our operations and cash flow for the interim period ended March 31, 2010. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full fiscal year. The unaudited historical financial statements should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements.

The following unaudited pro forma information gives effect to the following:

(i) the acquisition of the three hotel properties we currently own for approximately $262.1 million in cash and the payment of approximately $3.3 million of closing costs;

(ii) the acquisition of the Hotel Monaco Washington DC, which we currently have under contract, for approximately $39.0 million in cash, the assumption of approximately $35.0 million of long-term indebtedness and the payment of approximately $1.4 million of closing costs; and

(iii) the sale of 17,000,000 common shares in this offering at an assumed public offering price of $18.02 per share, net of the underwriting discount and offering costs.

The following unaudited pro forma consolidated balance sheet data as of March 31, 2010 which has been prepared to reflect adjustments to our historical consolidated balance sheet to illustrate the estimated effect of these transactions as if they had occurred on March 31, 2010.

The unaudited pro forma consolidated statement of operations for the quarter ended March 31, 2010 and the year ended December 31, 2009 has been prepared to illustrate the estimated effect of the transactions described in items (i) through (iii) above, assuming such transactions and our initial public offering were completed on January 1, 2009. Due to the significant uncertainty regarding whether our acquisition of The Grand Hotel Minneapolis will be completed, or the terms of the acquisition, we are not including the effects of the acquisition of that property in our pro forma financial information. See “Prospectus Summary — Recent Developments.”

The following unaudited pro forma financial information should be read in conjunction with (i) our historical audited financial statements and the notes thereto appearing elsewhere in this prospectus, (ii) our historical unaudited financial statements and the notes thereto appearing elsewhere in this prospectus (iii) our unaudited pro forma financial statements and the notes thereto appearing elsewhere in this prospectus, (iv) the historical audited consolidated financial statements of the Doubletree Bethesda Hotel and Executive Meeting Center and the notes thereto appearing elsewhere in this prospectus, (v) the historical audited consolidated financial statements of the Sir Francis Drake Hotel and the notes thereto appearing elsewhere in this prospectus, (vi) the historical audited consolidated financial statements of the InterContinental Buckhead Hotel and the notes thereto appearing elsewhere in this prospectus, (vii) the historical audited consolidated financial statements of the Hotel Monaco Washington DC and the notes thereto appearing elsewhere in this prospectus and (viii) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections in this prospectus. We have based our unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma financial information is presented for information purposes only and do not purport to be indicative of our future results of operations or financial condition and should not be viewed as indicative of our future results of operations or financial condition.

Pebblebrook Hotel Trust

Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2010
(in thousands, except share and per share data)

		Acquisition of
		Doubletree
		Bethesda						Pro Forma
		Hotel and		Acquisition of				Pebblebrook
	Historical	Executive	Acquisition of	InterContinental	Acquisition of	Pro Forma		Hotel Trust
	Pebblebrook	Meeting	Sir Francis	Buckhead	Hotel Monaco	Pebblebrook	This	Adjusted for
	Hotel Trust	Center(1)	Drake Hotel(2)	Hotel(3)	Washington DC(4)	Hotel Trust	Offering(5)	This Offering

ASSETS
Investment in hotel properties, net	$—	$67,100	$90,000	$105,000	$74,000	$336,100	$—	$336,100
Cash and cash equivalents and investments	387,898	(68,882)	(91,096)	(103,858)	(40,400)	83,662	292,521	376,183
Accounts receivable, net	—	203	121	7	—	331	—	331
Prepaid expenses and other assets	409	144	545	61	—	1,159	—	1,159

Total assets	$388,307	$(1,435)	$(430)	$1,210	$33,600	$421,252	$292,521	$713,773

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage loans	$—	$—	$—	$—	$35,000	$35,000	$—	$35,000
Accounts payable and accrued expenses	1,367	280	404	1,171	—	3,222	—	3,222
Accrued underwriter fees	8,050	—	—	—	—	8,050	—	8,050
Advance deposits	—	85	266	439	—	790	—	790
Other liabilities	—	—	—	—	—	—	—	—

Total liabilities	9,417	365	670	1,610	35,000	47,062	—	47,062
Commitments and contingencies Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value; 500,000,000 shares authorized; 20,260,590 shares (historical) and 37,260,590 shares (pro forma) issued and outstanding	203	—	—	—	—	203	170	373
Additional paid-in capital	379,433	—	—	—	—	379,433	292,351	671,784
Retained deficit	(746)	(1,800)	(1,100)	(400)	(1,400)	(5,446)	—	(5,446)

Total shareholders’ equity	378,890	(1,800)	(1,100)	(400)	(1,400)	374,190	292,521	666,711

Total liabilities and shareholders’ equity	$388,307	$(1,435)	$(430)	$1,210	$33,600	$421,252	$292,521	$713,773

(1)	Reflects the purchase of the Doubletree Bethesda Hotel and Executive Meeting Center as if it had occurred on March 31, 2010 for $68,882. The acquisition was funded with proceeds from the Company’s initial public offering, which was completed on December 14, 2009. The pro forma adjustment reflects the following:
Purchase of land, building, and furniture, fixtures and equipment of $67,100;
Cash paid of $1,800 for hotel acquisition costs; and,
Net working capital deficit of $18.

(2)	Reflects the purchase of the Sir Francis Drake Hotel as if it had occurred on March 31, 2010 for $91,096. The acquisition was funded with proceeds from the Company’s initial public offering, which was completed on December 14, 2009. The pro forma adjustment reflects the following: Purchase of land, building, and furniture, fixtures and equipment of $90,000;

Cash paid of $1,100 for hotel acquisition costs; and, Net working capital deficit of $4.

(3)	Reflects the purchase of the InterContinental Buckhead hotel as if it had occurred on March 31, 2010 for $103,858. The acquisition was funded with proceeds from the Company’s initial public offering, which was completed on December 14, 2009. The pro forma adjustment reflects the following:
Purchase of land, building, and furniture, fixtures and equipment of $105,000;
Cash paid of $400 for hotel acquisition costs; and,
Net working capital deficit of $1,542.

(4)	Reflects the probable acquisition of the Hotel Monaco Washington DC as if it had occurred on March 31, 2010 for $75,400. The acquisition will be funded with a combination of proceeds from the Company’s initial public offering, which was completed on December 14, 2009 and assumption of existing debt of $35,000. The pro forma adjustment reflects the following:
Purchase of land, building, and furniture, fixtures and equipment of $74,000;
Assumption of existing mortgage debt of $35,000; and,
Assumed cash paid of $1,400 for hotel acquisition costs.

(5)	Reflects this offering of 17,000,000 of common shares of the Company at an estimated $18.02 per share (closing share price on July 19, 2010) and assumes that the underwriters’ overallotment option is not exercised, with approximately $292,521 of net proceeds to the Company.

Pebblebrook Hotel Trust

Unaudited Pro Forma Income Statement
 For the three months ended March 31, 2010
(in thousands, except share and per share data)

Acquisition of
Doubletree	Pro Forma
Bethesda	Pebblebrook
Hotel and	Acquisition of	Hotel Trust
Historical	Executive	Acquisition of	InterContinental	Acquisition of	Pro Forma	Adjusted
Pebblebrook	Meeting	Sir Francis	Buckhead	Hotel Monaco	Pro Forma	Pebblebrook	for This
Hotel Trust	Center(1)	Drake Hotel(2)	Hotel(3)	Washington DC(4)	Adjustments	Hotel Trust	This Offering	Offering

REVENUE

Room	$—	$2,197	$3,354	$4,303	$2,897	$—	$12,751	$—	$12,751

Food and beverage	—	503	3,249	3,341	1,202	—	8,295	—	8,295

Other operating department	—	466	482	475	136	—	1,559	—	1,559

Total revenues	—	3,166	7,085	8,119	4,235	—	22,605	—	22,605

EXPENSES

Hotel operating expenses:

Room	—	453	1,598	1,281	781	14	(5)	4,127	—	4,127

Food and beverage	—	483	2,539	2,070	989	—	6,081	—	6,081

Other direct expenses	—	151	—	—	—	—	151	—	151

Other indirect expenses	—	1,307	2,585	1,900	1,465	224	(5)	7,481	—	7,481

Total hotel operating expenses	—	2,394	6,722	5,251	3,235	238	17,840	—	17,840

Depreciation and amortization	—	480	1,375	995	309	(775	)(6)	2,384	—	2,384

Real estate taxes, personal property taxes & insurance	—	147	386	446	121	—	1,100	—	1,100

Ground rent	—	—	—	—	45	—	45	—	45

General and administrative	1,576	—	—	—	—	—	1,576	—	1,576

Acquisition transaction costs	—	—	—	—	—	—	—	—	—

Total operating expenses	1,576	3,021	8,483	6,692	3,710	(537)	22,945	—	22,945

Operating income (loss)	(1,576)	145	(1,398)	1,427	525	537	(340)	—	(340)

Interest income	977	—	—	—	(768	)(7)	209	—	209

Interest expense	—	(649)	(460)	—	(515)	1,109	(8)	(515)	—	(515)

Other income	—	—	—	—	—	—	—	—	—

Income (loss) before income taxes	(599)	(504)	(1,858)	1,427	10	878	(646)	—	(646)

Income tax benefit (expense)	—	—	—	—	—	(90	)(9)	(90)	—	(90)

Net income (loss)	$(599)	$(504)	$(1,858)	$1,427	$10	$788	$(736)	$—	$(736)

Loss per common share, basic and diluted	$(0.03)	$(0.04)	$(0.02)

Weighted average number of common shares, basic and diluted	20,260,046	20,260,046	(10)	37,260,046	(11)

(1)	Reflects the historical unaudited statement of operations of the Doubletree Bethesda Hotel and Executive Meeting Center for the three months ended March 31, 2010.

(2)	Reflects the historical unaudited statement of operations of the Sir Francis Drake Hotel for the three months ended March 31, 2010.

(3)	Reflects the historical unaudited statement of operations of the InterContinental Buckhead Hotel for the three months ended March 31, 2010.

(4)	Reflects the historical unaudited statement of operations of the Hotel Monaco Washington DC for the three months ended March 31, 2010.

(5)	Reflects adjustment to record management fees, based on the terms of the new management agreement for the InterContinental Buckhead Hotel as the fees were not assessed since the hotel was self-managed.

(6)	Reflects adjustment to depreciation expense based on the Company’s cost basis in the acquired hotel properties and its accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and seven years for furniture, fixtures and equipment.

(7)	Reflects removal of historical interest income associated with a reduction in cash invested in interest bearing accounts in conjunction with the acquisitions of the Doubletree Bethesda Hotel and Executive Meeting Center, Sir Francis Drake Hotel, InterContinental Buckhead Hotel, and the Hotel Monaco Washington DC.

(8)	Reflects removal of historical interest expense associated with debt which was not assumed in conjunction with the acquisitions of the Doubletree Bethesda Hotel and Executive Meeting Center and Sir Francis Drake Hotel. The InterContinental Buckhead Hotel did not have historical interest expense therefore no adjustment is required. Historical interest expense of the Hotel Monaco Washington DC was not removed since the Company will assume the existing debt.

(9)	Reflects adjustment to record estimated pro forma income taxes related to the Company’s taxable REIT subsidiary subsequent to the hotel acquisitions. The Company’s taxable REIT subsidiary’s pro forma pre-tax net income was $226 for the three months ended March 31, 2010. The pro forma income tax was calculated using the taxable REIT subsidiary’s estimated effective tax rate of 40%.

(10)	Reflects number of common shares issued and outstanding as if the Company’s initial public offering and private placement transactions had occurred on January 1, 2009.

(11)	Reflects this offering of 17,000,000 of common shares of the Company at an estimated $18.02 per share (closing share price on July 19, 2010) and assumes that the underwriters’ overallotment option is not exercised, with approximately $292,521 of net proceeds to the Company.

Pebblebrook Hotel Trust

Unaudited Pro Forma Income Statement
For the year ended December 31, 2009
(in thousands, except share and per share data)

Acquisition of
Doubletree
Bethesda	Pro Forma
Hotel and	Acquisition of	Pebblebrook
Historical	Executive	Acquisition of	InterContinental	Acquisition of	Pro Forma	Hotel Trust
Pebblebrook	Meeting	Sir Francis	Buckhead	Hotel Monaco	Pro Forma	Pebblebrook	This	Adjusted for
Hotel Trust	Center(1)	Drake Hotel(2)	Hotel(3)	Washington DC(4)	Adjustments	Hotel Trust	Offering	This Offering

REVENUE

Room	$—	$11,119	$16,065	$16,188	$13,658	$—	$57,030	$—	$57,030

Food and beverage	—	2,184	14,349	12,345	6,630	—	35,508	—	35,508

Other operating department	—	2,406	2,063	2,077	688	—	7,234	—	7,234

Total revenues	—	15,709	32,477	30,610	20,976	—	99,772	—	99,772

EXPENSES

Hotel operating expenses:

Room	—	2,143	6,970	4,775	3,446	57	(5)	17,391	—	17,391

Food and beverage	—	2,014	10,767	7,749	4,795	—	25,325	—	25,325

Other direct expenses	—	648	—	—	—	—	648	—	648

Other indirect expenses	—	5,785	10,450	7,527	6,177	849	(5)	30,788	—	30,788

Total hotel operating expenses	—	10,590	28,187	20,051	14,418	906	74,152	—	74,152

Depreciation and amortization	—	1,926	5,439	5,708	1,130	(4,662	)(6)	9,541	—	9,541

Real estate taxes, personal property taxes & insurance	—	491	1,756	1,261	551	—	4,059	—	4,059

Ground rent	—	—	—	—	383	—	383	—	383

General and administrative	262	—	—	—	7,363	(7)	7,625	—	7,625

Acquisition transaction costs	—	—	—	—	—	4,700	(8)	4,700	—	4,700

Total operating expenses	262	13,007	35,382	27,020	16,482	8,307	100,460	—	100,460

Operating income (loss)	(262)	2,702	(2,905)	3,590	4,494	(8,307)	(688)	—	(688)

Interest income	115	—	—	—	—	—	115	—	115

Interest expense	—	(2,638)	(1,958)	—	(2,095)	4,596	(9)	(2,095)	—	(2,095)

Other income	—	3	5	—	—	—	8	—	8

Income (loss) before income taxes	(147)	67	(4,858)	3,590	2,399	(3,711)	(2,660)	—	(2,660)

Income tax benefit (expense)	—	—	—	—	—	(399	)(10)	(399)	—	(399)

Net income (loss)	$(147)	$67	$(4,858)	$3,590	$2,399	$(4,110)	$(3,059)	$—	$(3,059)

Loss per common share, basic and diluted	$(0.04)	$(0.15)	$(0.08)

Weighted average number of common shares, basic and diluted	4,011,198	20,260,046	(11)	37,260,046	(12)

(1)	Reflects the historical audited statement of operations of the Doubletree Bethesda Hotel and Executive Meeting Center for the year ended December 31, 2009.

(2)	Reflects the historical audited statement of operations of the Sir Francis Drake Hotel for the year ended December 31, 2009.

(3)	Reflects the historical audited statement of operations of the InterContinental Buckhead Hotel for the year ended December 31, 2009.

(4)	Reflects the historical audited statement of operations of the Hotel Monaco Washington DC for the year ended December 31, 2009.

(5)	Reflects adjustment to record management fees, based on the terms of the new management agreement for the InterContinental Buckhead Hotel as the fees were not assessed since the hotel was self-managed.

(6)	Reflects adjustment to depreciation expense based on the Company’s estimated cost basis in the acquired hotel properties and its accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and seven years for furniture, fixtures and equipment.

(7)	Reflects adjustment to record estimated full year corporate general and administrative expenses, including employee payroll and benefits, share-based compensation expense, board of trustee fees, investor relation costs, professional fees, and other costs of being a public company.

(8)	Reflects adjustment to record estimated transaction costs incurred to acquire the four hotels.

(9)	Reflects removal of historical interest expense associated with debt which was not assumed in conjunction with the acquisitions of the Doubletree Bethesda Hotel and Executive Meeting Center and Sir Francis Drake Hotel. The InterContinental Buckhead Hotel did not have historical interest expense therefore no adjustment is required. Historical interest expense of the Hotel Monaco Washington DC was not removed since the Company will assume the existing debt.

(10)	Reflects adjustment to record estimated pro forma income taxes related to the Company’s taxable REIT subsidiary subsequent to the hotel acquisitions. The Company’s taxable REIT subsidiary’s pro forma pre-tax net income was $998 for the year ended December 31, 2009. The pro forma income tax was calculated using the taxable REIT subsidiary’s estimated effective tax rate of 40%.

(11)	Reflects number of common shares issued and outstanding as if the Company’s initial public offering and private placement transactions had occurred on January 1, 2009 .

(12)	Reflects this offering of 17,000,000 of common shares of the Company at an estimated $18.02 per share (closing share price on July 19, 2010) and assumes that the underwriters’ overallotment option is not exercised, with approximately $292,521 of net proceeds to the Company.

HISTORICAL FINANCIAL STATEMENTS

Pebblebrook Hotel Trust

Consolidated Balance Sheets
(In thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)

ASSETS
Cash and cash equivalents	$302,898	$319,119
Investments	85,000	70,000
Prepaid expenses and other assets	409	284

Total assets	$388,307	$389,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,367	$1,927
Accrued underwriter fees	8,050	8,050

Total Liabilities	9,417	9,977

Commitments and contingencies
Shareholders’ equity
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized; 20,260,590 issued and outstanding at March 31, 2010; 20,260,000 issued and outstanding at December 31, 2009	203	203
Additional paid-in capital, net of underwriting discounts and offering costs	379,433	379,370
Retained deficit	(746)	(147)

Total shareholders’ equity	378,890	379,426

Total liabilities and shareholders’ equity	$388,307	$389,403

The accompanying notes are an integral part of these financial statements.

Pebblebrook Hotel Trust

Consolidated Statement of Operations
For the three months ended March 31, 2010
(In thousands, except share data)
(unaudited)

Revenues	$—
Expenses
General and administrative	1,576

Total operating expenses	1,576

Operating loss	(1,576)
Interest income	977

Net loss and net loss attributable to common shareholders	$(599)

Loss per common share, basic and diluted	$(0.03)

Weighted average number of common shares, basic and diluted	20,260,046

The accompanying notes are an integral part of this financial statement.

Pebblebrook Hotel Trust

Consolidated Statement of Cash Flows
For the three months ended March 31, 2010
(In thousands)
(Unaudited)

Operating activities
Net loss	$(599)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	5
Share-based compensation	444
Changes in assets and liabilities
Prepaid expenses and other assets	(112)
Accounts payable and accrued expenses	681

Net cash provided by operating activities	419

Investing activities
Investment in certificates of deposits	(15,000)
Purchase of corporate office equipment and furniture	(158)

Net cash used in investing activities	(15,158)

Financing activities
Offering costs paid	(1,482)

Net cash used in financing activities	(1,482)

Net change in cash and cash equivalents	(16,221)
Cash and cash equivalents, beginning of period	319,119

Cash and cash equivalents, end of period	$302,898

The accompanying notes are an integral part of this financial statement.

PEBBLEBROOK HOTEL TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1.	Organization

Pebblebrook Hotel Trust (the “Company”) was formed as a Maryland real estate investment trust on October 2, 2009 to opportunistically acquire and invest in hotel properties located primarily in major United States cities, with an emphasis on major coastal markets. On December 14, 2009, the Company raised $379.6 million, net of underwriting discounts and offering costs, in an initial public offering and concurrent private placement of common shares of beneficial interest (“common shares”). As of March 31, 2010, the Company had not entered into any contracts to acquire hotel properties.

Substantially all of the Company’s assets are held by, and all of the operations are conducted through, Pebblebrook Hotel, L.P., (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership. At March 31, 2010, the Company owned 100 percent of the Operating Partnership. The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes, commencing with its short taxable year ended December 31, 2009. For the Company to qualify as a REIT under the Code, it cannot operate the hotels it acquires. Therefore, its Operating Partnership and its subsidiaries will lease its hotel properties to its taxable REIT subsidiary (“TRS”) lessees, who will in turn engage eligible third party independent contractors to manage the hotels. Each of these lessees will be treated as a TRS for federal income tax purposes and will be consolidated into the Company’s financial statements for accounting purposes. However, since both the Operating Partnership and TRS lessees are controlled by the Company, the principal source of funds on a consolidated basis will be from the operations of the Company’s hotels.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and in conformity with the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial information. As such, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC. These unaudited consolidated financial statements include all adjustments considered necessary for a fair presentation of the consolidated balance sheets, consolidated statement of operations and consolidated statement of cash flows for the periods presented. Interim results are not necessarily indicative of full year performance due to the impact of seasonal and other short-term variations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The consolidated financial statements include all of the accounts of the Company and its subsidiaries in accordance with U.S. GAAP. All intercompany balances and transactions have been eliminated in consolidation.

The Company’s comprehensive loss equals its net loss available to common shareholders and the Company had no items classified in accumulated other comprehensive loss for the three months ended March 31, 2010.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management’s best judgment, after considering past, current and expected events and economic conditions. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits with financial institutions and short term liquid investments with an original maturity of three months or less. Cash balances in individual banks may exceed federally insurable limits.

Investments

The Company’s investments consist of certificates of deposits with an original maturity of six months from the date of investment. The carrying value of the certificates of deposits approximates fair value due to their short maturity. Interest income is earned on such investments.

Prepaid Expenses and Other Assets

The Company’s prepaid expenses and other assets consist of prepaid insurance, deposits, deferred financing costs, and corporate office equipment and furniture.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing the net income (loss) available for common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) available for common shareholders as adjusted for potentially dilutive securities, by the weighted average number of common shares outstanding plus potentially dilutive securities. Any anti-dilutive securities are excluded from the diluted per share calculation.

Recent Accounting Standards

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009 with early adoption permitted, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of Level 3 activity. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s financial statements.

In June 2009, the FASB issued ASU No. 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities that requires enterprises to perform a more qualitative approach to determining whether or not a variable interest entity will need to be consolidated. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. It requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This accounting standard is effective for fiscal years beginning after November 15, 2009. Early adoption is not permitted. The Company adopted this accounting standard during this quarter and the adoption of this accounting standard did not have impact on the Company’s financial statements.

Note 3.	Share-Based Compensation Plan

The Company maintains the 2009 Equity Incentive Plan to attract and retain independent trustees, executive officers and other key employees and service providers. The plan provides for the grant of options to purchase common shares, share awards, share appreciation rights, performance units and other equity based awards. Share awards under this plan generally vest over three to five years. The Company will pay dividends on unvested shares. Certain share awards may provide for accelerated vesting if there is a change in control. As of March 31, 2010, there were 309,189 common shares available for issuance under the 2009 Equity Incentive Plan.

The following table provides a summary of restricted share activity for 2010:

		Weighted-Average
		Grant Date Fair
	Shares	Value

Unvested at January 1, 2010	15,000	$20.00
Granted	68,747	21.04
Vested	—	—
Forfeited	—	—

Unvested at March 31, 2010	83,747	$20.85

The fair value of each restricted share award is determined based on the trading price of the Company’s common shares on the grant date. For the three months ended March 31, 2010, the Company recognized approximately $51 thousand in expense related to these restricted shares in the consolidated statement of operations. As of March 31, 2010, there was $1.7 million of total unrecognized compensation cost related to unvested restricted shares. The cost is expected to be recognized over the weighted average of 3.1 years.

Long-Term Incentive Partnership Units

Long-Term Incentive Partnership, or “LTIP”, units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. LTIP units are a class of partnership unit in the Company’s Operating Partnership and will receive, whether vested or not, the same per unit profit distributions as the other outstanding units in the Operating Partnership, which equal per share distributions on common shares. Initially, LTIP units have a capital account balance of zero, and do not have full parity with the common Operating Partnership units with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted, at any time, into an equal number of common Operating Partnership units, and thereafter, possess all of the rights and interests of a common Operating Partnership unit, including the right to redeem the common Operating Partnership unit for a common share in the REIT or cash, at the option of the Operating Partnership.

On December 14, 2009, upon completion of the Company’s initial public offering and concurrent private placement, the Company’s Operating Partnership issued 881,750 LTIP units to executives and officers of the Company under the 2009 Equity Incentive Plan. On January 11, 2010, the Company’s Operating Partnership issued 47,349 LTIP units to a new executive officer of the Company. These LTIP units vest ratably on each of the first five anniversaries of the date of grant.

The LTIP units were valued using a Monte Carlo simulation method model. The LTIP grants in December and January were valued at $8.50 per LTIP unit on the respective grant dates. Because the Company is a newly formed entity, the Company used an expected volatility of 55 percent and expected stabilized dividend yield of 5 percent which are based on the published historical data of comparable hospitality REITs. The risk-free interest rate of 3.08 percent is based on the U.S. Treasury yield in effect at the time of grant. The fair value of the award was modeled over an expected life of seven years which is the period of time over which the Company expects that the LTIP units will become expired, converted into common Operating Partnership units or rendered worthless following the occurrence of a transaction.

The fair value estimate also considered the inherent uncertainty that the LTIP units will never reach parity and therefore will have zero economic value to the grantee because either a revaluation event never occurs or because such an event occurs but the value of the business has not increased sufficiently for the LTIP unit holder to reach parity. In reaching the assumption of this uncertainty, the Company considered a number of factors, including but not limited to: the threshold to reach parity would require significant value creation; hotel company stocks are volatile and have trended downward with the Bloomberg REIT Index experiencing an approximately negative 45 percent return over the past 16 years; the Company owned no assets, other than the proceeds from the initial public offering and had no operating history as of the date of grant; the hospitality business continues to face very challenging operating conditions experiencing significant declines in RevPAR and ADR in the last two years and there are no assurances that these declines will not continue; the Company is heavily dependent on the efforts and service of the Company’s CEO and other key members of management to execute the Company’s business plan; the Company had no acquisition pipeline as of the date of grant; a number of other hotel companies and investors are actively pursuing hotel acquisitions which may increase the costs of potential or acquired hotel assets and reduce projected returns; the Company’s financial resources may be less than the financial resources of its peers potentially limiting the Company’s ability to compete for attractive acquisitions, and various other economic factors and conditions that have adversely impacted the hotel industry. The valuation approach assumes that there is a 50 percent chance that a revaluation event will not occur or will occur, but the value of the business will have declined or will not have increased by an amount that allows for the LTIP units to reach parity with the common Operating Partnership unit holders and thus the LTIP units expire worthless. In addition, the valuation approach assumes there is a 50 percent chance that the Company will have sufficient cash flows to pay the assumed dividend rate.

The Company recorded $0.4 million in compensation expense related to the LTIP units for the three months ended March 31, 2010. As of March 31, 2010, there was $7.4 million of total unrecognized compensation cost related to LTIP units. This cost is expected to be recognized over the weighted average of 4.8 years which represents the average remaining vesting period of the LTIP units. As of March 31, 2010, none of the LTIP units have reached parity.

Note 4.	Subsequent Events

On May 6, 2010, a wholly owned subsidiary of the Company entered into an agreement to acquire an upscale full-service hotel in the Washington D.C./Baltimore metropolitan area for $67.1 million. The Company will fund the purchase price from the proceeds of its initial public offering, which was completed in December 2009. The closing is expected to occur within 45 days, however, because the acquisition is subject to customary closing requirements and conditions, the Company can give no assurance that the transaction will be consummated during that time period, or at all.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Pebblebrook Hotel Trust:

We have audited the accompanying consolidated balance sheet of Pebblebrook Hotel Trust and subsidiary as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from October 2, 2009 (inception) through December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pebblebrook Hotel Trust and subsidiary as of December 31, 2009, and the results of their operations and their cash flows for the period from October 2, 2009 (inception) through December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

McLean, Virginia
March 24, 2010

Pebblebrook Hotel Trust

Consolidated Balance Sheet
December 31, 2009
(In thousands)

ASSETS
Cash and cash equivalents	$319,119
Investments	70,000
Prepaid expenses and other assets	284

Total assets	$389,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,927
Accrued underwriter fees	8,050

Total Liabilities	9,977

Commitments and contingencies
Shareholders’ equity
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized, 20,260,000 issued and outstanding	203
Additional paid-in capital, net of underwriting discounts and offering costs	379,370
Retained deficit	(147)

Total shareholders’ equity	379,426

Total liabilities and shareholders’ equity	$389,403

The accompanying notes are an integral part of this financial statement.

Pebblebrook Hotel Trust

Consolidated Statement of Operations
From October 2, 2009 (inception) to December 31, 2009
(In thousands except share data)

Revenues	$—
Expenses
General and administrative	262

Total operating expenses	262

Operating loss	(262)
Interest income	115

Net loss and net loss attributable to common shareholders	$(147)

Loss per common share, basic and diluted	$(0.04)

Weighted average number of common shares, basic and diluted	4,011,198

The accompanying notes are an integral part of this financial statement.

Pebblebrook Hotel Trust

Consolidated Statement of Shareholders’ Equity
From October 2, 2009 (inception) to December 31, 2009
(Dollars in thousands, except share data)

			Additional		Total
	Common Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balance at October 2, 2009 (inception)	1,000	$—	$1	$—	$1
Repurchase of outstanding shares	(1,000)	$—	$(1)	—	$(1)
Issuance of Common shares, net of offering costs in connection with the initial public offering and concurrent private placement	20,260,000	203	379,365	—	379,568
Amortization of restricted shares	—	—	5	—	5
Net loss	—	—	—	(147)	(147)

Balance at December 31, 2009	20,260,000	$203	$379,370	$(147)	$379,426

The accompanying notes are an integral part of this financial statement.

Pebblebrook Hotel Trust

Consolidated Statement of Cash Flows
From October 2, 2009 (inception) to December 31, 2009
(In thousands)

Operating activities:
Net loss	$(147)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	79
Changes in assets and liabilities:
Prepaid expenses and other assets	(284)
Accounts payable and accrued expenses	371

Net cash provided by operating activities	19

Investing activities:
Investment in certificates of deposits	(70,000)

Net cash used in investing activities	(70,000)

Financing activities:
Gross proceeds from issuance of common shares	405,200
Underwriting discounts paid	(16,100)

Net cash provided by financing activities	389,100

Net change in cash and cash equivalents	319,119
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of year	$319,119

Supplemental disclosure of non-cash investing and financing activities:
Accrual of offering costs, including $8.1 million of underwriter commissions	$9,532

The accompanying notes are an integral part of this financial statement.

PEBBLEBROOK HOTEL TRUST

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1.	ORGANIZATION

Pebblebrook Hotel Trust (the “Company”) was formed as a Maryland real estate investment trust on October 2, 2009 to opportunistically acquire and invest in hotel properties located primarily in major United States cities, with an emphasis on major coastal markets. On December 14, 2009, the Company raised $379.6 million, net of underwriting discounts and offering costs, in an initial public offering and concurrent private placement of common shares of beneficial interest (“common shares”). The Company had no business activity prior to the initial public offering. As of December 31, 2009, the Company has not entered into any contracts to acquire hotel properties or other assets.

Substantially all of the Company’s assets are held by, and all of the operations are conducted through, Pebblebrook Hotel, L.P., (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership. At December 31, 2009 the Company owned 100 percent of the Operating Partnership. The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes, commencing with its short taxable year ended December 31, 2009. For the Company to qualify as a REIT under the Code, it cannot operate the hotels it acquires. Therefore, its Operating Partnership and its subsidiaries will lease its hotel properties to its to be formed taxable REIT subsidiary (“TRS”) lessees, who will in turn engage eligible independent contractors to manage the hotels. Each of these lessees will be treated as a TRS for federal income tax purposes and will be consolidated into the Company’s financial statements for accounting purposes. However, since both the Operating Partnership and TRS lessees are controlled by the Company, the principal source of funds on a consolidated basis will be from the operations of the Company’s hotels.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Below is a discussion of significant accounting policies as the Company prepares to acquire hotel assets:

Basis of Presentation

The consolidated financial statements include all of the accounts of the Company and the Operating Partnership. All intercompany balances and transactions have been eliminated in consolidation.

The Company’s comprehensive loss equals its net loss available to common shareholders and the Company had no items classified in accumulated other comprehensive loss for the period ended December 31, 2009.

Use of Estimates

The preparation of the financial statement in conformity with U.S. generally accepted accounting principles (which is referred to as “GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management’s best judgment, after considering past, current and expected events and economic conditions. Actual results could differ from these estimates.

Investment in Hotel Properties

Upon acquisition, the Company allocates the purchase price based on the fair value of the acquired land, building, furniture, fixtures and equipment, identifiable intangible assets, other assets and assumed liabilities. Identifiable intangible assets typically arise from contractual arrangements. Acquisition-date fair values of assets and assumed liabilities is determined based on replacement costs, appraised values, and estimated fair values using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that use appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. Acquisition costs are expensed as incurred.

Hotel renovations and replacements of assets that improve or extend the life of the asset are recorded at cost and depreciated over their estimated useful lives. Furniture, fixtures and equipment under capital leases are carried at the present value of the minimum lease payments. Repair and maintenance costs are charged to expense as incurred.

Hotel properties are carried at cost and depreciated using the straight-line method over an estimated useful life of 25 to 40 years for buildings and one to 10 years for furniture, fixtures and equipment. Intangible assets arising from contractual arrangements are typically amortized over the life of the contract. The Company is required to make subjective assessments as to the useful lives and classification of properties for purposes of determining the amount of depreciation expense to reflect each year with respect to the assets. These assessments may impact the Company’s results of operations.

The Company monitors events and changes in circumstances for indicators that the carrying value of each hotel and related assets may be impaired. If facts and circumstances support the possibility of impairment, the Company will prepare an estimate of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment is made to the carrying value of the hotel to reflect the hotel at fair value. These assessments may impact the results of operations.

A hotel is considered held for sale when a contract for sale is entered into, a substantial, non-refundable deposit has been committed by the purchaser, and sale is expected to close.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits with financial institutions and short term liquid investments with an original maturity of three months or less. Cash balances in individual banks may exceed federally insurable limits.

Investments

The Company’s investments consist of certificates of deposits with a maturity of six months from the date of investment. The carrying value of the certificates of deposits approximate fair value due to their short maturity. Interest income is earned on such investments.

Revenue Recognition

Revenue consists of amounts derived from hotel operations, including the sales of rooms, food and beverage, and other ancillary amenities. Revenue is recognized when rooms are occupied and services have been rendered. The Company collects sales, use, occupancy and similar taxes at its hotels which is presented on a net basis on the statement of operations.

Income Taxes

The Company elected to be taxed as a pass-through entity under subchapter S of the Internal Revenue Code from the period of October 6, 2009 to December 11, 2009. The Company’s loss for that period was passed through to its sole shareholder. The Company revoked its subchapter S election on December 11, 2009, and intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with a short taxable year beginning on December 12, 2009 and ending on December 31, 2009.

To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to the Company’s shareholders and a requirement that the Company cannot operate the hotels it acquires. As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its taxable income to its shareholders. The Company has not recognized any deferred taxes on any temporary differences, as the Company intends to be a treated as a REIT commencing on December 12, 2009.

The Company will form taxable REIT subsidiaries (“TRSs”) to lease the hotels from the Operating Partnership. The TRSs will engage independent hotel managers to operate the properties. The TRSs will generally be subject to federal and state income taxes and will account for such taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

As of December 31, 2009, the Company did not have any unrecognized tax positions and had not incurred any interest or penalties on such positions during the period presented. Interest and penalties related to unrecognized tax benefits, if any, in the future will be recognized as operating expenses.

Share-based Compensation

The Company has adopted an equity incentive plan that provides for the grant of common share options, share awards, share appreciation rights, performance units and other equity-based awards. Equity-based compensation is recognized as an expense in the financial statements and measured at the fair value of the award on the date of grant. The determination of fair value of these awards is subjective and involves significant estimates. The long-term incentive partnership (“LTIP”) units were valued using a Monte Carlo simulation method model, which requires a number of assumptions including expected volatility of the Company’s stock, expected dividend yield, expected term, and assumptions of whether these awards will achieve parity with other operating partnership units.

Organizational and Offering Costs

The Company expenses organization costs as incurred. Underwriting discounts and offering costs of $25.6 million, which include selling commissions, legal fees, and other expenses have been deferred and charged to shareholders’ equity. The Company accrued underwriters’

commissions of $8.1 million that, in accordance with the underwriters’ agreement, will be payable at the time the Company invests the net proceeds from the offering.

Concentration of Credit Risk

The Company maintains cash balances in financial institutions in excess of insured limits. The Company’s cash balances are spread over several investment grade financial institutions.

Non-controlling Interests

Limited partner interests in the Operating Partnership, if any, will be considered non-controlling interests. Generally, non-controlling interests are presented on the balance sheet as either shareholders’ equity or outside of shareholders’ equity depending upon specific provisions of the governing documents related to such an interest. The Operating Partnership may issue limited partnership interests as full or partial consideration to hotel sellers or to employees or other individuals for services performed. These limited partners will have redemption rights which will permit them to redeem their interests in exchange for cash or common shares, on a one-for-one basis, at the option of the Company. Because the Operating Partnership agreement will permit the settlement of the redemption feature for unregistered common shares and because the Company will control the actions and events necessary to issue the maximum number of shares that are required to be delivered at the redemption date, the non-controlling limited partner interests in the Operating Partnership will be presented as a separate component of shareholders’ equity on the balance sheet. The approximate redemption value of the non-controlling interests is equivalent to the units outstanding valued at the closing common share price at the end of the period, which we assume would be equal to the value provided to the limited partners upon liquidation of the Operating Partnership. The Company’s revenues, expenses and net income or loss will include amounts attributable to both the controlling and non-controlling interests. Amounts attributable to non-controlling interests will be deducted from net income or loss to arrive at net income or loss attributable to common shareholders on the statement of operations.

Fair Value of Financial Instruments

Fair value is determined by using available market information and appropriate valuation methodologies. The carrying amounts of the Company’s financial instruments, which consist of cash and cash equivalents, investments, and accounts payable approximate fair value because of the relatively short maturities of these instruments.

Recently Issued Accounting Standards

In May 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It also requires public entities to evaluate subsequent events through the date that the financial statements are issued. The adoption of this accounting standard did not have a material impact on the Company’s financial statements.

In June 2009, the FASB issued an accounting standard that requires enterprises to perform a more qualitative approach to determining whether or not a variable interest entity will need to be consolidated. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. It requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This accounting standard is effective for fiscal years beginning after November 15,

2009. Early adoption is not permitted. The Company is currently evaluating the impact of this accounting standard.

In June 2009, the FASB issued an accounting standard that made the FASB Accounting Standards Codification (the “Codification”) the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. This accounting standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Following the issuance of this accounting standard, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The Board will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. The adoption of this standard did not have a material impact on the Company’s financial statements.

NOTE 3.	SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS

The Company’s declaration of trust provides that the Company may issue up to 500,000,000 common shares, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest (“preferred shares”), $0.01 par value per share. On December 14, 2009, the Company issued 20,260,000 common shares and raised $379.6 million, net of underwriting discounts and offering costs, in an initial public offering and concurrent private placement of the Company’s shares. Underwriting discounts and offering costs of $25.6 million have been recorded as a reduction in additional paid-in capital. This includes unpaid accrued underwriters commissions of $8.1 million that, in accordance with the underwriting agreement, will be payable at the time the Company invests the net proceeds from the offering.

NOTE 4.	SHARE-BASED COMPENSATION PLAN

The Company maintains the 2009 Equity Incentive Plan to attract and retain independent trustees, executive officers and other key employees and service providers. The plan provides for the grant of options to purchase common shares, share awards, share appreciation rights, performance units and other equity based awards. As of December 31, 2009, there were 425,875 common shares available for issuance under the 2009 Equity Incentive Plan. Share awards under this plan generally vest over three to five years. We pay dividends on unvested shares. Certain share awards may provide for accelerated vesting if there is a change in control.

Upon completion of the Company’s initial public offering and concurrent private placement the Company issued 15,000 restricted common shares to the Company’s initial independent Trustees. These shares vest ratably over three years. These common shares were issued under the 2009 Equity Incentive Plan.

The following table provides a summary of restricted share activity for 2009:

		Weighted-Average
		Grant Date Fair
	Shares	Value

Unvested at October 2, 2009 (inception)	—	—
Granted	15,000	$20.00
Vested	—	—
Forfeited	—	—

Unvested at December 31, 2009	15,000	$20.00

The weighted-average grant date fair value of restricted shares awarded in 2009 was $20.00 per share. The fair value of each restricted share award is determined based on the trading price of the Company’s common shares on the grant date. As of December 31, 2009, there was $0.3 million of total unrecognized compensation cost related to unvested restricted shares. The fair value of this award is expected to be recognized over the weighted average of 3 years. For the period ended December 31, 2009, the Company recognized approximately $5 thousand in expense related to these restricted shares in the consolidated statement of operations.

Long-Term Incentive Partnership Units

Long-Term Incentive Partnership, or “LTIP”, units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. LTIP units are a class of partnership unit in the Company’s Operating Partnership and will receive, whether vested or not, the same per unit profit distributions as the other outstanding units in the Operating Partnership, which equal per share distributions on common shares. Initially, LTIP units have a capital account balance of zero, and do not have full parity with the common Operating Partnership units with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted, at any time, into an equal number of common Operating Partnership units, and thereafter, possess all of the rights and interests of a common Operating Partnership unit, including the right to redeem the common Operating Partnership unit for a common share in the REIT or cash, at the option of the Operating Partnership.

In order to reach parity with the common Operating Partnership units, the holder’s LTIP capital account balance (tax basis) must be equal to the capital account balance of the holder of an equivalent number of common Operating Partnership units. At December 31, 2009, Pebblebrook Hotel Trust owned all common Operating Partnership units issued by the Operating Partnership. Under the provisions of this grant and the Internal Revenue Code, upon the occurrence of certain specified events, the Operating Partnership may be required or elect to revalue its assets for tax purposes. Following the acquisition of the first hotel asset and to the date of the next such revaluation event, the increase, if any, in the deemed value of the business and assets from the time of grant until the occurrence of such an event will be allocated first to the common Operating Partnership unit holder (Pebblebrook Hotel Trust) to recover allocated operating losses incurred since the inception of the Company’s operations until such time as the capital account balance returns to a value of $20 per common unit. Remaining value accretion, if any, will then be allocated to the LTIP unit capital accounts until such time as the LTIP unit capital account reaches parity with the common Operating Partnership unit holder capital account. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other common Operating Partnership unit holders, the LTIP units will achieve full parity for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of Operating Partnership units at any time, and thereafter enjoy all the rights of such units, including the redemption rights described above.

Circumstances under which parity will not be reached and the LTIP unit will have no economic value to the LTIP holder include, but are not limited to: the intrinsic value of the business and underlying assets do not increase or do not increase by an amount that is sufficient for the LTIP units to reach parity; dividends are not paid; and, the holder does not meet the vesting criteria.

On December 14, 2009, upon completion of the Company’s initial public offering and concurrent private placement, the Company’s Operating Partnership granted 881,750 LTIP units to executives and officers of the Company under the 2009 Equity Incentive Plan. These LTIP units vest ratably on each of the first five anniversaries of the date of grant.

The LTIP units were valued using a Monte Carlo simulation method model. The LTIP units issued during the period ended December 31, 2009 were valued at $8.50 per LTIP unit. Because the Company is a newly formed entity, the Company used an expected volatility of 55 percent and expected stabilized dividend yield of 5 percent which are based on the published historical data of a sample of hospitality REITs. The risk-free interest rate of 3.08 percent is based on the U.S. Treasury yield in effect at the time of grant. The fair value of the award was modeled over an expected life of seven years which is the period of time over which the Company expects that the LTIP’s will become expired, converted into common Operating Partnership units or rendered worthless following the occurrence of a transaction.

The fair value estimate also considered the inherent uncertainty that the LTIP units will never reach parity and therefore will have zero economic value to the grantee because either a revaluation event never occurs or because such an event occurs but the value of the business has not increased sufficiently for the LTIP unit holder to reach parity. In reaching the assumption of this uncertainty the Company considered a number of factors including, but not limited to: the threshold to reach parity would require significant value creation; hotel company stocks are volatile and have trended downward with the Bloomberg REIT Index experiencing an approximately negative 45 percent return over the past 16 years; the Company owned no assets, other than the proceeds from the initial public offering and has no operating history as of the date of grant; the hospitality business continues to face very challenging operating conditions experiencing significant declines in RevPAR and ADR in the last two years and there are no assurances that these declines will not continue; the Company is heavily dependent on the efforts and service of the Company’s CEO and other key members of management to execute the Company’s business plan; the Company had no acquisition pipeline as of the date of grant; a number of other hotel companies and investors are actively pursuing hotel acquisitions which may increase the costs of the hotel assets and reduce projected returns; the Company’s financial resources may be less than the financial resources of its peers potentially limiting the Company’s ability to compete for attractive acquisitions, and various other economic factors and conditions that have adversely impacted the hotel industry. The valuation approach assumes that there is a 50 percent chance that a revaluation event will not occur or will occur, but the value of the business will have declined or will not have increased by an amount that allows for the LTIP units to reach parity with the common Operating Partnership unit holders. Thus, the LTIP units expire worthless. In addition, the valuation approach assumes there is a 50 percent chance that the Company will have sufficient cash flows to pay the assumed dividend rate.

The following table provides a summary of LTIP unit activity for 2009:

		Weighted-Average
		Grant Date Fair
	Shares	Value

Unvested at October 2, 2009 (inception)	—	—
Granted	881,750	$8.50
Vested	—	—
Forfeited	—	—

Unvested at December 31, 2009	881,750	$8.50

The Company recorded $0.1 million in compensation expense for the period ended December 31, 2009. As of December 31, 2009, there was $7.4 million of total unrecognized compensation cost related to LTIP units. This cost is expected to be recognized over the 5-year vesting of these awards.

NOTE 5.	EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed by dividing the net income available for common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares and then share in the Company’s earnings. The Company has included 15,000 unvested restricted shares in the basic and diluted earnings per share computation as these shares are considered participating securities. LTIP units are not included in the diluted earnings per share computation.

Basic and diluted earnings per share are as follows:

From October 2,
2009 (inception) to
December 31, 2009

Net loss attributable to common shareholders	$(147)
Weighted average number of common shares	4,008,231
Weighted average unvested restricted shares	2,967

Weighted average number of shares — basic and diluted	4,011,198
Earnings per share — basic and diluted	$(0.04)

NOTE 6.	COMMITMENTS AND CONTINGENCIES

The Company is not currently subject to any litigation nor is the Company aware of any threatened litigation.

NOTE 7.	SUBSEQUENT EVENTS

On January 11, 2010, the Company issued an aggregate of 47,349 LTIP units to the Chief Investment Officer. These LTIP units will vest ratably on each of the first five anniversaries of the date of grant and were issued pursuant to the 2009 Equity Incentive Plan.

On March 11, 2010, the Company issued an aggregate of 68,746 restricted common shares to the Company’s executive officers and employees. These common shares were issued pursuant to the 2009 Equity Incentive Plan.

Independent Auditors’ Report

The Manager of
Doubletree Bethesda Hotel and Executive Meeting Center:

We have audited the accompanying balance sheets of Doubletree Bethesda Hotel and Executive Meeting Center (the “Hotel”) as of December 31, 2009 and 2008, and the related statements of operations, owner’s equity in Hotel, and cash flows for the years then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG, LLP

McLean, Virginia
July 9, 2010

DOUBLETREE BETHESDA HOTEL AND EXECUTIVE MEETING CENTER

Balance Sheets

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)

Assets
Cash	$190,387	$826,027	$339,634
Restricted cash	1,029,501	685,181	1,146,210
Accounts receivable, net	1,267,991	691,503	868,403
Reserve funds	281,889	167,766	740,860
Prepaid expenses and other current assets	399,573	442,600	448,797

Total current assets	3,169,341	2,813,077	3,543,904
Property and equipment, at cost	66,122,023	65,972,687	65,443,416
Less: accumulated depreciation	(7,591,964)	(7,111,605)	(5,185,696)

	58,530,059	58,861,082	60,257,720
Other assets	235,464	300,810	652,956

Total assets	$61,934,864	$61,974,969	$64,454,580

Liabilities and Owner’s Equity in Hotel
Note payable	$38,000,000	$38,000,000	$—
Accounts payable	464,616	331,758	294,149
Accrued wages and benefits	362,138	264,756	356,804
Accrued interest payable	165,510	165,510	165,510
Other current liabilities	529,065	301,624	573,098

Total current liabilities	39,521,329	39,063,648	1,389,561
Note payable	—	—	38,000,000

Total liabilities	39,521,329	39,063,648	39,389,561

Owner’s equity in Hotel	22,413,535	22,911,321	25,065,019

Total liabilities and owner’s equity in Hotel	$61,934,864	$61,974,969	$64,454,580

See accompanying notes to financial statements.

DOUBLETREE BETHESDA HOTEL AND EXECUTIVE MEETING CENTER

Statements of Operations

	Three Month Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Revenues:
Rooms	$2,197,496	$2,873,489	$11,118,997	$11,579,628
Food and beverage	503,253	528,198	2,184,447	2,326,770
Conference center	329,821	387,835	1,959,241	1,829,544
Other	135,876	77,653	446,409	554,097

Total revenues	3,166,446	3,867,175	15,709,094	16,290,039

Operating expenses:
Rooms	452,802	599,944	2,143,009	2,121,882
Food and beverage	483,034	508,979	2,013,816	2,080,240
Conference center	151,287	137,455	647,787	651,902
General and administrative	274,354	334,667	1,322,334	1,304,393
Marketing	211,760	224,242	1,071,695	925,103
Royalty fees	87,920	114,952	444,787	449,810
Program fees	107,502	160,268	427,471	506,213
Energy	184,496	216,747	729,072	1,332,155
Property operation and maintenance	199,807	178,951	768,050	721,870
Property taxes and insurance	147,451	129,099	491,026	507,233
Depreciation	480,359	472,047	1,925,909	1,888,190
Management fees	94,931	116,015	471,291	488,701
Other expenses	145,995	173,366	550,429	913,428

Total operating expenses	3,021,698	3,366,732	13,006,676	13,891,120

Other (expenses) income:
Interest expense	(648,728)	(648,728)	(2,638,350)	(2,644,971)
Other income	121	501	2,555	25,638

Total other expenses, net	(648,607)	(648,227)	(2,635,795)	(2,619,333)

Net income (loss)	$(503,859)	$(147,784)	$66,623	$(220,414)

See accompanying notes to financial statements.

DOUBLETREE BETHESDA HOTEL AND EXECUTIVE MEETING CENTER

Statements of Owner’s Equity in Hotel

Balance at December 31, 2007	$25,537,746
Hotel owner distributions, net	(252,313)
Net loss	(220,414)

Balance at December 31, 2008	25,065,019
Hotel owner distributions, net	(2,220,321)
Net income	66,623

Balance at December 31, 2009	22,911,321
Hotel owner distributions, net (unaudited)	6,073
Net loss (unaudited)	(503,859)

Balance at March 31, 2010 (unaudited)	$22,413,535

See accompanying notes to financial statements.

DOUBLETREE BETHESDA HOTEL AND EXECUTIVE MEETING CENTER

Statements of Cash Flows

	Three Month Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(503,859)	$(147,784)	$66,623	$(220,414)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of deferred costs	65,346	65,346	271,718	271,718
Depreciation	480,359	472,047	1,925,909	1,888,190
Changes in operating assets and liabilities:
Accounts receivable	(576,488)	(362,985)	176,900	(121,480)
Restricted cash	(344,320)	157,151	461,029	(146,578)
Prepaid expenses and
other current assets	43,027	47,693	6,197	(73,269)
Other assets	—	25,914	80,428	78,148
Accounts payable	132,858	153,040	37,609	(283,166)
Accrued wages and benefits	97,382	(21,678)	(92,048)	43,569
Other current liabilities	227,441	(45,993)	(271,474)	179,944

Net cash provided by (used in) operating activities	(378,254)	342,751	2,662,891	1,616,662

Cash flows from investing activities:
Change in reserve funds	(114,123)	(114,500)	573,094	(45,361)
Purchases of property and equipment	(149,336)	—	(529,271)	(1,230,121)

Net cash provided by (used in) investing activities	(263,459)	(114,500)	43,823	(1,275,482)

Contributions (distributions) to hotel owner, net	6,073	39,063	(2,220,321)	(252,313)

Net increase (decrease) in cash	(635,640)	267,314	486,393	88,867
Cash and cash equivalents:
Beginning of period	826,027	339,634	339,634	250,767

End of period	$190,387	$606,948	$826,027	$339,634

Supplemental cash flow disclosures:
Cash paid for interest	$595,840	$595,840	$2,416,462	$2,423,083

See accompanying notes to financial statements.

DOUBLETREE BETHESDA HOTEL AND EXECUTIVE MEETING CENTER

Notes to Financial Statements

(1)	Description of Business and Basis of Accounting

The Doubletree Bethesda Hotel and Executive Meeting Center (the Hotel), is a full service 269-room hotel located in Bethesda, Maryland. The Hotel is owned by THI IV Bethesda, LLC (the Company). The Hotel is managed under an agreement with Thayer Lodging Group, Inc. (Thayer), an affiliate of the Company.

The accompanying unaudited financial statements of the Hotel as of March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009, have been prepared pursuant to the Securities and Exchange Commission (SEC) rules and regulations. All amounts included in the notes to the financial statements referring to March 31, 2010, and for the three-month periods ended March 31, 2010 and 2009, are unaudited. The accompanying financial statements reflect, in the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Actual results could differ from those estimates.

The Hotel collateralizes a note payable obligation of a wholly-owned subsidiary of the Company. Cash from the Hotel’s operations is used to fund interest payments. Although technically an obligation of the Company and not the Hotel, the outstanding principal balance of the note payable, interest expense, deferred financing costs and related amortization are presented in the financial statements. The outstanding principal balance on the note payable is $38 million. The note bears interest equal to 6.72%. The note payable requires monthly interest only payments through maturity. The maturity date was scheduled for November 6, 2010.

The note contains a debt covenant requiring the Company to maintain a debt service coverage ratio (DSCR). The Company was not in compliance with this DSCR as of and for the years ending December 31, 2009 and 2008. The violation of the DSCR covenant triggered the cash management agreement discussed in footnote 2(b). There were no other consequences of the violation of the DSCR covenant.

On June 4, 2010, the Hotel was acquired by Pebblebrook Hotel Trust (Pebblebrook) for cash consideration of approximately $67.1 million. Pebblebrook did not assume any amounts due under the note payable obligation. At closing, the settlement agent wired approximately $38 million plus accrued interest to the lender.

(2)	Significant Accounting Policies

(a)	Cash and Cash Equivalents

Includes the Hotel’s operating cash accounts, which may include liquid temporary cash investments with maturities of three months or less at the date of purchase which are considered to be cash and cash equivalents.

(b)	Restricted Cash

Pursuant to the terms of a cash management agreement required by the lender, cash receipts are deposited into a bank account controlled by the lender. On a monthly basis, amounts on deposit are first used to fund required escrow accounts, hotel operating expenses, debt service, and management fees. The remaining cash is transferred to the Hotel’s operating account.

Under the same agreement, monthly deposits to an escrow account are required to fund real estate taxes and insurance premiums. The escrow account also serves as additional collateral for the mortgage loan.

(c)	Reserve Funds

Reserve funds consist of funds required by the lender to be set aside as replacement, renovation, and repair reserves. The required monthly deposits to the replacement reserve account are 4% of hotel gross revenues.

(d)	Property and Equipment

Building and improvements, furniture, fixtures and equipment are stated at cost. The cost of additions, alterations, and improvements is capitalized. Expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed utilizing the straight-line method over lives of 3 to 40 years.

Construction in progress totaling $176,222 (unaudited); $26,885; and $589,380 at March 31, 2010 and December 31, 2009 and 2008, respectively, is included in property and equipment. Construction in progress represents renovations to the hotel and is capitalized as the costs are incurred. Renovation projects are generally less than six months in duration, and the hotel remains fully operational while renovations occur. Upon completion of the renovations, depreciation of the improvements commences.

(e)	Impairment of Long-Lived Assets

The Hotel evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No such impairment losses have been recognized to date.

(f)	Revenue Recognition

Hotel revenues are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, conference center, and other department revenues such as telephone and gift shop. Additionally, the Hotel collects sales, use, occupancy, and similar taxes, which is presented on a net basis (excluded from revenues) on our statements of operations.

(g)	Accounts Receivable

Accounts receivable, which represent amounts due from Hotel guests, are presented net of allowances, which were not material at December 31, 2009 or 2008.

(h)	Deferred Financing Costs

Deferred financing costs incurred in connection with the note payable are amortized to interest expense using the straight-line method over the contractual life of the note payable, which approximates the effective-interest method.

(i)	Marketing and Advertising Expenses

Marketing and advertising costs are expensed as incurred.

(j)	Income Taxes

The Hotel is not directly subject to federal, state or local income taxes. The owner of the Hotel is a limited liability company and is taxed as a partnership and the members are individually responsible for reporting their share of taxable income or loss on their income tax returns.

(3)	Related-Party Transactions

(a)	Management Fees

The term of the management agreement with affiliates of Thayer is five years and it expires on August 12, 2010. The agreement requires the Hotel to pay a management fee equal to 3% of gross revenues.

(b)	Due to Manager

At March 31, 2010 and December 31, 2009 and 2008, the Hotel was obligated to affiliates of Thayer in the amount of $97,966 (unaudited); $66,898; and $26,881, respectively, for management fees and other expenditures made on its behalf.

(4)	Royalty Fee, Program Fee, and Services Contribution

(a)	Royalty Fee

The Hotel entered into a franchise agreement with Hilton Hotels Corporation (HHC) commencing on February 28, 2006, and expiring February 27, 2016. Under the agreement, the Company is required to pay a royalty fee to HHC, as follows:

March 1, 2007 — February 28, 2008	3% of rooms revenue
March 1, 2008 — February 28, 2016	4% of rooms revenue

(b)	Program Fee and Services Contribution

The Hotel is assessed a monthly program fee by HHC for advertising, promotions, marketing, reservation services, and other administrative support services. The assessment is 4% of gross room revenue.

(5)	Subsequent Event

The Hotel has evaluated the need for disclosures and/or adjustments resulting from subsequent events through July 9, 2010, the date the financial statements were available to be issued.

Independent Auditors’ Report

The Manager of
Sir Francis Drake Hotel:

We have audited the accompanying balance sheets of Sir Francis Drake Hotel (the “Hotel”) as of December 31, 2009 and 2008, and the related statements of operations, owner’s equity (deficit) in Hotel, and cash flows for the years then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG, LLP

McLean, Virginia
July 9, 2010

SIR FRANCIS DRAKE HOTEL

Balance Sheets

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)

Assets
Cash and cash equivalents	$930,010	$689,995	$1,945,150
Restricted cash — (replacement reserve fund)	411,900	519,733	344,373
Accounts receivable, net	590,680	636,172	567,956
Deferred financing costs, net	44,173	88,344	94,198
Prepaid expenses	907,980	668,780	561,350

Total current assets	2,884,743	2,603,024	3,513,027

Property and equipment:
Land	23,995,825	23,995,825	23,995,825
Building and improvements	43,947,747	43,947,747	43,755,379
Intangible assets	3,837,946	3,837,946	3,837,946
Furniture, fixtures, and equipment	17,972,226	17,684,955	17,185,669

	89,753,744	89,466,473	88,774,819
Accumulated depreciation	(21,482,664)	(20,107,789)	(14,669,060)

Total property and equipment, net	68,271,080	69,358,684	74,105,759
Restricted cash (tax escrow)	266,820	91,670	142,237
Other assets	507,682	765,848	783,173

Total assets	$71,930,325	$72,819,226	$78,544,196

Liabilities and Owner’s Equity (Deficit) in Hotel
Current liabilities:
Note payable	$68,500,000	$68,500,000	$68,500,000
Accounts payable	1,702,851	1,096,624	659,497
Accrued expenses	1,340,234	1,152,268	1,941,217
Advance deposits	388,129	480,377	664,711
Other liabilities	814,857	1,107,454	617,692

Total current liabilities	72,746,071	72,336,723	72,383,117
Owner’s equity (deficit) in Hotel	(815,746)	482,503	6,161,079

Total liabilities and owners’ equity (deficit) in Hotel	$71,930,325	$72,819,226	$78,544,196

See accompanying notes to financial statements.

SIR FRANCIS DRAKE HOTEL

Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Revenue:
Room	$3,353,558	$3,406,087	$16,064,602	$21,386,617
Food and beverage	3,249,420	3,426,079	14,348,867	17,438,459
Other	482,277	588,688	2,063,677	1,820,070

Total revenues	7,085,255	7,420,854	32,477,146	40,645,146

Operating expenses:
Room	1,598,133	1,669,270	6,969,660	7,098,155
Food and beverage	2,539,290	2,696,618	10,766,856	12,264,512
General and administrative	767,657	949,764	3,501,234	4,397,960
Asset management fees	106,277	111,311	487,148	610,573
Depreciation and amortization	1,374,875	1,347,369	5,438,729	5,449,555
Management fees	282,523	293,300	1,291,732	1,612,614
Property management	362,399	383,221	1,478,808	1,674,333
Utilities	323,890	308,026	1,300,182	1,248,530
Marketing and advertising	486,435	378,649	1,632,501	1,671,584
Liability insurance	135,636	168,333	756,309	673,106
Property taxes	250,185	246,336	1,000,128	651,204
Other	256,170	368,688	758,977	934,400

Total operating expenses	8,483,470	8,920,885	35,382,264	38,286,526

Other (expenses) income:
Interest expense	(460,494)	(503,019)	(1,957,757)	(3,530,303)
Other income	107	2,367	5,326	18,861

Total other expenses	(460,387)	(500,652)	(1,952,431)	(3,511,442)

Net loss	$(1,858,602)	$(2,000,683)	$(4,857,549)	$(1,152,822)

See accompanying notes to financial statements.

SIR FRANCIS DRAKE HOTEL

Statements of Owner’s Equity (Deficit) in Hotel

Balance at December 31, 2007	$10,760,159
Net loss	(1,152,822)
Hotel owner distribution, net	(3,446,258)

Balance at December 31, 2008	6,161,079
Net loss	(4,857,549)
Hotel owner distribution, net	(821,027)

Balance at December 31, 2009	482,503
Hotel owner funding, net (unaudited)	560,353
Net loss (unaudited)	(1,858,602)

Balance at March 31, 2010 (unaudited)	$(815,746)

See accompanying notes to financial statements.

SIR FRANCIS DRAKE HOTEL

Statements of Cash Flows

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(1,858,602)	$(2,000,683)	$(4,857,549)	$(1,152,822)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,374,875	1,347,369	5,438,729	5,449,555
Amortization of deferred financing costs	44,171	49,241	182,544	85,625
Changes in operating assets and liabilities:
Accounts receivable, net	45,492	(479,072)	(68,216)	(79,420)
Prepaid expenses	(239,200)	48,587	(107,430)	(152,828)
Other assets	258,166	306,232	17,325	(186,998)
Accounts payable	606,227	303,182	437,127	(1,226,648)
Advance deposits	(92,248)	(80,666)	(184,334)	(68,824)
Accrued expenses and other liabilities	(104,631)	391,202	(299,187)	(991,008)
Restricted cash (tax escrow)	(175,150)	(236,533)	50,567	1,214,076

Net cash (used in) provided by operating activities	(140,900)	(351,141)	609,576	2,890,708

Cash flows from investing activities:
Additions to property and equipment	(287,271)	(463,125)	(691,654)	(1,770,019)
Change in restricted cash (reserve replacement fund)	107,833	38,806	(175,360)	825,162

Net cash used in investing activities	(179,438)	(424,319)	(867,014)	(944,857)

Cash flows from financing activities:
Deferred financing costs	0	0	(176,690)	(179,823)
Hotel owner (distribution) funding, net	560,353	(184,674)	(821,027)	(3,446,258)

Net cash (used in) provided by financing activities	560,353	(184,674)	(997,717)	(3,626,081)
Net change in cash and cash equivalents	240,015	(960,134)	(1,255,155)	(1,680,230)
Cash and cash equivalents:
Beginning of period	689,995	1,945,150	1,945,150	3,625,380

End of period	$930,010	$985,016	$689,995	$1,945,150

Supplemental disclosure of cash flow information:
Cash paid for interest	$460,494	$503,019	$1,615,180	$3,222,502

See accompanying notes to financial statements.

SIR FRANCIS DRAKE HOTEL

Notes to Financial Statements

(1)	Description of Business and Basis of Accounting

The Sir Francis Drake Hotel (the Hotel), is a full service 416-room hotel located at 450 Powell Street, San Francisco, California. The Hotel is owned by SFD Partners, LLC, a Delaware limited liability company (the Company).

The accompanying unaudited financial statements of the Hotel as of March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009, have been prepared pursuant to the Securities and Exchange Commission (SEC) rules and regulations. All amounts included in the notes to the financial statements referring to March 31, 2010, and for the three-month periods ended March 31, 2010 and 2009, are unaudited. The accompanying financial statements reflect, in the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Actual results could differ from those estimates.

The Hotel collateralizes a note payable obligation of SFD Partners, LLC. Cash from the Hotel’s operations account is used to fund interest payments. Although technically an obligation of SFD Partners, LLC and not the Hotel, the outstanding principal balance of the note payable, interest expense, deferred financing costs and related amortization are presented in the financial statements. The outstanding principal balance on the note payable is $68.5 million. The note bears interest equal to 30-day LIBOR plus 220 basis points, or 2.43% and 3.49%, at December 31, 2009 and 2008, respectively. The note payable requires monthly interest only payments through maturity. The maturity date was scheduled for July 7, 2010.

On June 22, 2010, the Hotel was acquired by Pebblebrook Hotel Trust (Pebblebrook) for cash consideration of approximately $90 million. Pebblebrook did not assume any amounts due under the note payable obligation. At closing, the settlement agent wired $68.5 million plus accrued interest to the lender.

(2)	Summary of Accounting Policies

(a)	Cash and Cash Equivalents

Includes the Hotel’s operating cash accounts, which may include liquid temporary cash investments with maturities of three months or less at the date of purchase which are considered to be cash and cash equivalents.

(b)	Replacement Reserve Fund and Tax Escrow

In accordance with the management agreement with the Kimpton Hotels & Restaurant Group, LLC (the Management Company), a replacement reserve fund for the purpose of replacements to, and additions of, property improvements, adjacent grounds, furniture, fixtures, and equipment is required. The replacement reserve fund is funded with an amount equal to 3% of gross revenue, as defined, on a monthly basis.

In accordance with the loan agreement between the Hotel’s owner and Column Financial Inc. (the Lender), a tax escrow account is required.

(c)	Property and Equipment

Building and improvements, furniture, fixtures, and equipment are stated at cost. The cost of additions, alterations, and improvements is capitalized. Expenditures for repairs and maintenance are expensed as incurred.

Depreciation and amortization are computed on the straight-line basis over the following estimated useful lives:

Building and improvements	15 — 39 years
Intangible assets — trade names and franchise value	20 years
Furniture, fixtures and equipment	5 years

Construction in progress totaling $0 and $241,291 at December 31, 2009 and 2008, respectively, and $0 at March 31, 2010 (unaudited), is included in furniture, fixtures and equipment. Construction in progress represents renovations to the Hotel and is capitalized as the costs are incurred. Renovation projects are generally less than six months in duration, and the Hotel remains fully operational while renovations occur. Upon completion of the renovations, depreciation of the improvements commences.

(d)	Deferred Financing Costs

Deferred financing costs incurred in connection with the note payable are amortized to interest expense using the straight-line method over the contractual life of the note payable, which approximates the effective-interest method.

(e)	Other Assets

Other assets consist of inventories and the Hotel liquor license. Inventories are stated at the lower of cost or market, with market determined on a first-in, first-out basis.

(f)	Revenue Recognition

Hotel revenues are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and gift shop.

(g)	Accounts Receivable

Accounts receivable, which represent amounts due from Hotel guests, are presented net of allowances, which were not material at December 31, 2009 or 2008.

(h)	Impairment of Long-Lived Assets

The Hotel evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No such impairment losses have been recognized to date.

(i)	Marketing and Advertising Expenses

Marketing and advertising costs are expensed as incurred.

(j)	Income Taxes

The Hotel is not directly subject to federal, state or local income taxes. However the owner of the Hotel is a limited liability company and may be subject to certain income taxes and the members of the limited liability company are responsible for reporting their share of taxable income or loss on their respective income tax returns.

(3)	Related-Party Transactions

The Charters Lodging Group, LLC, an investor in SFD Partners, LLC, provides asset management services for the Hotel for a fee equal to 1.5% of gross revenues as defined in the agreement. The Hotel incurred asset management fees of $487,148 and $610,573 for the years ended December 31, 2009 and 2008, respectively, and $106,277 and $111,313 for the quarters ended March 31, 2010 and 2009 (unaudited), respectively.

(4)	Management Agreement with Kimpton Hotel and Restaurant Group, LLC

The owner of the Hotel entered into a management agreement with Kimpton Hotels & Restaurant Group, LLC (the Management Company) for the operation, management, maintenance, and marketing of the Hotel. The agreement expires on April 30, 2024. Under the agreement, the Management Company manages the Hotel for a base fee equal to 3% of the Gross Revenue, as defined, and an incentive fee equal to 1% of the Gross Revenue up to the amount of cash available from Cash Flow, as defined, after debt service. The Management Company is reimbursed for its costs and expenses, including but not limited to compensation of its employees, up to 1% of Gross Revenue. Total reimbursable expenses for the years ended December 31, 2009 and 2008 were $250,047 and $290,870, respectively. Base management fees totaling $968,797 and $1,209,462 were incurred for the years ended December 31, 2009 and 2008, respectively, and are included in management fees in the accompanying statements of operations. Incentive management fees totaling $322,935 and $403,152 were earned for the years ended December 31, 2009 and 2008, respectively, and are included in management fees in the accompanying statements of operations.

Certain of the Hotel’s expenses were paid on behalf of the Hotel by affiliates of SFD Partners, LLC in the normal course of business. The Hotel reimburses these affiliates on a regular basis for disbursements made on its behalf. All such disbursements and reimbursements are accounted for by the Hotel as due to or from affiliates of SFD Partners, LLC and presented net of management fees due to affiliates. These amounts were $57,619 and $135,516 at December 31, 2009 and 2008, respectively, and included in accounts payable in the accompanying balance sheets.

(5)	Subsequent Events

The Hotel has evaluated the need for disclosures and/or adjustments resulting from subsequent events through July 9, 2010, the date the financial statements were available to be issued.

Independent Auditors’ Report

The Manager of
the InterContinental Buckhead Hotel:

We have audited the accompanying balance sheets of the InterContinental Buckhead Hotel (the “Hotel”) as of December 31, 2009 and 2008, and the related statements of operations, owner’s equity in Hotel, and cash flows for the years then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG, LLP

McLean, Virginia
July 9, 2010

InterContinental Buckhead Hotel

Balance Sheets

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)

Assets
Cash and cash equivalents	$85,356	$109,646	$150,136
Accounts receivable, net	1,451,578	471,173	1,832,067
Prepaid expenses	224,753	299,817	405,383

Total current assets	1,761,687	880,636	2,387,586

Property and equipment:
Land	9,742,453	9,742,453	9,742,453
Building and improvements	68,526,838	68,526,838	68,452,458
Furniture, fixtures, and equipment	33,898,162	33,901,070	33,769,969

	112,167,453	112,170,361	111,964,880
Accumulated depreciation	(29,495,385)	(28,499,981)	(22,792,395)

Total property and equipment, net	82,672,068	83,670,380	89,172,485
Other assets	264,346	223,639	109,707

Total assets	$84,698,101	$84,774,655	$91,669,778

Liabilities and Owner’s Equity in Hotel
Current liabilities:
Accounts payable	$509,898	$412,093	$227,142
Accrued expenses	1,565,470	1,304,651	1,318,139
Advance deposits	964,572	373,129	821,210
Other liabilities	605,614	255,950	254,029

Total current liabilities	3,645,554	2,345,823	2,620,520
Owner’s Equity in Hotel	81,052,547	82,428,832	89,049,258

Total liabilities and owner’s equity in Hotel	$84,698,101	$84,774,655	$91,669,778

See accompanying notes to financial statements.

InterContinental Buckhead Hotel

Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Revenue:
Room	$4,302,604	$4,567,532	$16,188,439	$20,887,725
Food and beverage	3,340,804	3,235,374	12,344,683	15,086,269
Other	475,071	420,912	2,077,462	2,050,888

Total revenues	8,118,479	8,223,818	30,610,584	38,024,882

Operating expenses:
Room	1,281,393	1,290,551	4,774,663	6,111,494
Food and beverage	2,069,504	2,052,108	7,749,219	9,878,389
General and administrative	651,025	781,860	2,572,470	3,742,779
Depreciation	995,404	1,466,545	5,707,586	5,840,285
Property management	287,474	292,170	1,052,915	1,211,991
Utilities	297,220	297,009	1,166,102	1,528,306
Marketing and advertising	514,603	526,802	2,086,031	2,221,358
Insurance	174,429	111,254	473,074	447,874
Property taxes	271,836	371,403	787,532	965,973
Other	149,723	169,408	650,423	842,627

Total operating expenses	6,692,611	7,359,110	27,020,015	32,791,076

Net income	$1,425,868	$864,708	$3,590,569	$5,233,806

See accompanying notes to financial statements.

InterContinental Buckhead Hotel

Statements of Owner’s Equity in Hotel

Balance at December 31, 2007	$95,244,437
Hotel owner distributions	(11,428,985)
Net income	5,233,806

Balance at December 31, 2008	89,049,258
Hotel owner distributions	(10,210,995)
Net income	3,590,569

Balance at December 31, 2009	82,428,832
Hotel owner distributions (unaudited)	(2,802,153)
Net income (unaudited)	1,425,868

Balance at March 31, 2010 (unaudited)	$81,052,547

See accompanying notes to financial statements.

InterContinental Buckhead Hotel

Statements of Cash Flows

	Three Month Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$1,425,868	$864,708	$3,590,569	$5,233,806
Adjustments to reconcile net income to net cash provided operating activities:
Depreciation	995,404	1,466,545	5,707,586	5,840,285
Changes in operating assets and liabilities:
Accounts receivable, net	(980,405)	(1,518,413)	1,360,894	525,749
Prepaid expenses	75,064	(196,846)	105,566	(13,441)
Other assets	(40,707)	(128,326)	(113,932)	297,251
Accounts payable	97,805	132,833	184,951	(453,735)
Advance deposits	591,443	(46,053)	(448,081)	306,539
Accrued expenses and other liabilities	613,391	977,613	(11,567)	(272,826)

Net cash provided by operating activities	2,777,863	1,552,061	10,375,986	11,463,628
Cash flows from investing activities — purchase of property and equipment	—	(27,688)	(205,481)	(168,072)
Cash flows from financing activities — Hotel owner distributions	(2,802,153)	(1,506,947)	(10,210,995)	(11,428,985)

Net change in cash and cash equivalents	(24,290)	17,426	(40,490)	(133,429)
Cash and cash equivalents:
Beginning of period	109,646	150,136	150,136	283,565

End of period	$85,356	$167,562	$109,646	$150,136

See accompanying notes to financial statements.

INTERCONTINENTAL BUCKHEAD HOTEL

Notes to Financial Statements

(1)	Description of Business and Basis of Accounting

The Intercontinental Buckhead Atlanta hotel (the Hotel), is a full service 422-room hotel located at 3315 Peachtree Road, Atlanta, Georgia. The Hotel is owned by IHC Buckhead, LLC, a Georgia limited liability company (the Company).

The accompanying unaudited financial statements of the Hotel as of March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009, have been prepared pursuant to the Securities and Exchange Commission (SEC) rules and regulations. All amounts included in the notes to the financial statements referring to March 31, 2010, and for the three-month periods ended March 31, 2010 and 2009, are unaudited. The accompanying financial statements reflect, in the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Actual results could differ from those estimates.

On July 1, 2010, the Hotel was acquired by Pebblebrook Hotel Trust (Pebblebrook) for cash consideration of approximately $105 million.

IHC Buckhead, LLC was a party to a title/leasehold interest exchange arrangement with the Development Authority of Fulton County. The purpose of the arrangement was to obtain a reduction of real estate taxes through 2014. A subsidiary of Pebblebrook was assigned the rights under the agreement in connection with the acquisition of the Hotel. The arrangement with the Development Authority of Fulton County is cancelable by Pebblebrook at any time.

(2)	Summary of Accounting Policies

(a)	Cash and Cash Equivalents

Includes the Hotel’s operating cash accounts, which may include liquid temporary cash investments with maturities of three months or less at the date of purchase which are considered to be cash and cash equivalents.

(b)	Property and Equipment

Building and improvements, furniture, fixtures, and equipment are stated at cost. The cost of additions, alterations, and improvements is capitalized. Expenditures for repairs and maintenance are expensed as incurred.

Depreciation and amortization are computed on the straight-line basis over the following estimated useful lives:

Building and improvements	20 — 50 years
Furniture, fixtures and equipment	3 — 10 years

(c)	Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No such impairment losses have been recognized to date.

(d)	Revenue Recognition

Hotel revenues are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and gift shop. Additionally, we collect sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on our statements of operations.

(e)	Accounts Receivable

Accounts receivable, which primarily represent amounts due from Hotel guests, are presented net of allowances, which were not material at December 31, 2009 or 2008.

(f)	Marketing and Advertising Expenses

Marketing and advertising costs are expensed as incurred.

(g)	Income Taxes

The Hotel is not directly subject to federal, state or local income taxes. However the owner of the Hotel is a limited liability company and may be subject to certain income taxes and the members of the limited liability company are responsible for reporting their share of taxable income or loss on their respective income tax returns.

(3)	Subsequent Events

The Hotel has evaluated the need for disclosures and/or adjustments resulting from subsequent events through July 9, 2010, the date the financial statements were available to be issued.

Independent Auditors’ Report

The Manager of
the Hotel Monaco Washington DC:

We have audited the accompanying balance sheets of the Hotel Monaco Washington DC (the “Hotel”) as of December 31, 2009 and 2008, and the related statements of operations, owner’s deficit in Hotel, and cash flows for the years then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG, LLP

McLean, Virginia
July 9, 2010

HOTEL MONACO WASHINGTON DC

Balance Sheets

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)

Assets
Cash	$3,667,107	$3,282,911	$2,889,810
Restricted cash	3,198,602	3,245,719	3,110,747
Accounts receivable, net	360,192	147,229	253,674
Prepaid expenses	285,940	229,239	238,261
Other assets	368,534	267,756	490,220

Total current assets	7,880,375	7,172,854	6,982,712
Leasehold improvements	$25,437,000	$25,437,000	$25,437,000
Furniture, fixtures, and equipment	9,508,993	9,370,752	9,406,330

	34,945,993	34,807,752	34,843,330
Accumulated depreciation	(12,672,212)	(12,363,632)	(12,275,975)

Property and equipment, net	22,273,781	22,444,120	22,567,355
Deferred financing fees, net	141,136	159,545	233,181

Total assets	$30,295,292	$29,776,519	$29,783,248

Liabilities and Owner’s Deficit in Hotel
Accounts payable	$342,594	$352,065	$319,410
Accrued liabilities	1,350,802	1,073,590	1,315,453
Advance deposits	436,208	241,537	989,943
Due to affiliates	78,777	31,357	90,431

Total current liabilities	2,208,381	1,698,549	2,715,237
Long-term debt	$35,000,000	$35,000,000	$35,000,000

Total liabilities	37,208,381	36,698,549	37,715,237

Owner’s deficit in Hotel	(6,913,089)	(6,922,030)	(7,931,989)

Total liabilities and owner’s deficit in Hotel	$30,295,292	$29,776,519	$29,783,248

See accompanying notes to financial statements.

HOTEL MONACO WASHINGTON DC

Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Revenues:
Rooms	$2,896,569	$3,849,692	$13,657,620	$14,267,879
Food and beverage	1,201,608	1,561,359	6,629,809	7,087,025
Other	135,865	187,635	687,761	733,144

Total revenues	4,234,042	5,598,686	20,975,190	22,088,048

Operating expenses:
Rooms	780,807	891,618	3,445,646	3,521,067
Food and beverage	989,209	1,203,420	4,795,368	4,991,971
General and administrative	420,142	526,317	1,960,763	2,021,776
Marketing	256,076	322,505	1,059,079	1,034,262
Energy	322,790	327,463	790,452	1,074,043
Property operation and maintenance	179,986	210,816	855,431	728,604
Property taxes and insurance	120,873	133,916	551,131	253,451
Depreciation and amortization	308,579	218,406	1,130,461	942,911
Rent	44,988	106,844	383,374	534,942
Management fee	170,846	351,584	1,063,856	1,368,201
Other	115,396	129,145	447,218	424,032

Total operating expenses	3,709,692	4,422,034	16,482,779	16,895,260

Other expenses:
Interest expense	(515,409)	(520,931)	(2,094,769)	(2,107,327)

Net income	$8,941	$655,721	$2,397,642	$3,085,461

See accompanying notes to financial statements.

HOTEL MONACO WASHINGTON DC

Statements of Owner’s Deficit in Hotel

Balance at December 31, 2007	$(8,513,326)
Hotel owner distributions	(2,504,124)
Net income	3,085,461

Balance at December 31, 2008	(7,931,989)
Hotel owner distributions	(1,387,683)
Net income	2,397,642

Balance at December 31, 2009	(6,922,030)
Net income (unaudited)	8,941

Balance at March 31, 2010 (unaudited)	$(6,913,089)

See accompanying notes to financial statements.

HOTEL MONACO WASHINGTON DC

Statements of Cash Flows

	Three Month Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$8,941	$655,721	$2,397,642	$3,085,461
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred costs	18,409	18,409	73,636	73,636
Depreciation and amortization	308,579	218,406	1,130,461	942,911
Changes in operating assets and liabilities:
Accounts receivable	(212,963)	(146,353)	106,445	(18,593)
Prepaid expenses	(56,701)	44,314	9,022	25,691
Other assets	(100,778)	33,079	222,464	(201,464)
Accounts payable	(9,471)	(30,957)	32,655	(148,010)
Other current liabilities	519,303	(379,290)	(1,049,343)	846,153

Net cash provided by operating activities	475,319	413,329	2,922,982	4,605,785

Cash flows from investing activities:
Change in restricted cash (FFE reserve)	47,117	(191,068)	(134,972)	273,552
Additions to leasehold improvements and furniture, fixtures, and equipment	(138,240)	(491,145)	(1,007,226)	(1,228,564)

Net cash used in investing activities	(91,123)	(682,213)	(1,142,198)	(955,012)

Cash flows from financing activities — Hotel owner distributions	—	(387,924)	(1,387,683)	(2,504,124)

Net increase (decrease) in cash	384,196	(656,808)	393,101	1,146,649
Cash and cash equivalents:
Beginning of period	3,282,911	2,889,810	2,889,810	1,743,161

End of period	$3,667,107	$2,233,002	$3,282,911	$2,889,810

Supplemental cash flow disclosures:
Cash paid for interest	$478,591	$478,590	$2,015,610	$2,026,656

See accompanying notes to financial statements.

HOTEL MONACO WASHINGTON DC

Notes to Financial Statements

(1)	Description of Business and Basis of Accounting

The Hotel Monaco Washington DC (the Hotel), is a full service 183-room hotel located at 700 F Street, NW, Washington, DC. The Hotel is owned by Tariff Building Associates, L.P., a California limited partnership (the Partnership). The Partnership is an affiliate of Kimpton Group, the manager of the Hotel.

The accompanying unaudited financial statements of the Hotel as of March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009, have been prepared pursuant to the Securities and Exchange Commission (SEC) rules and regulations. All amounts included in the notes to the financial statements referring to March 31, 2010, and for the three-month periods ended March 31, 2010 and 2009, are unaudited. The accompanying financial statements reflect, in the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Actual results could differ from those estimates.

The Hotel collateralizes a note payable obligation of the Partnership. Cash from the Hotel’s operations account may be used to fund debt service. Although technically an obligation of the Partnership and not the Hotel, the outstanding principal balance of the note payable, interest expense, deferred financing costs, and related amortization are presented in the financial statements of the Hotel. Pebblebrook Hotel Trust has signed an agreement to acquire the Hotel and is negotiating the assumption of this note payable obligation (see note 5). The outstanding principal balance on the note payable is $35 million. The note bears interest equal to 5.68%. The note payable requires monthly interest only payments through March 2012, the maturity date.

(2)	Significant Accounting Policies

(a)	Cash and Cash Equivalents

Includes the Hotel’s operating cash accounts, which may include liquid temporary cash investments with maturities of three months or less at the date of purchase which are considered to be cash and cash equivalents.

(b)	Restricted Cash

In accordance with the operating agreement, a replacement reserve fund for the purpose of replacements to, and additions of, furniture, fixtures and equipment (FFE fund) is required. The replacement reserve fund is funded with an amount equal to 3% of gross revenue, as defined, on a monthly basis.

(c)	Leasehold Improvements and Furniture, Fixtures and Equipment

The Partnership owns a leasehold interest in the Hotel, which is subject to a leasehold with the U.S. Government (see note 3). Leasehold improvements, furniture, fixtures and equipment are stated at cost. The cost of additions, alterations, and improvements is capitalized. Expenditures for repairs and maintenance are expensed as incurred. Amortization of the leasehold interest and depreciation of the furniture, fixtures and equipment is computed utilizing the straight-line method over lives of 3 to 40 years.

Construction in progress totaling $177,748 (unaudited), $77,749 and $838,044 at March 31, 2010, December 31, 2009 and 2008, respectively, is included in leasehold improvements and furniture, fixtures and equipment. Construction in progress represents renovations to the hotel and is capitalized as the costs are incurred. Renovation projects are generally less than six months in duration, and the hotel remains fully operational while renovations occur. Upon completion of the renovations, depreciation of the improvements commences.

(d)	Impairment of Long-Lived Assets

The Hotel evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No such impairment losses have been recognized to date.

(e)	Revenue Recognition

Hotel revenues are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and audio/visual. Additionally, we collect sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on our statements of operations.

(f)	Accounts Receivable

Accounts receivable, which represent amounts due from Hotel guests, are presented net of allowances, which were not material at December 31, 2009 or 2008.

(g)	Deferred Financing Costs

Deferred financing costs incurred in connection with the note payable are amortized to interest expense using the straight-line method over the contractual life of the note payable, which approximates the effective-interest method.

(h)	Marketing and Advertising Expenses

Marketing and advertising costs are expensed as incurred.

(i) Income Taxes

The Hotel is not directly subject to federal, state or local income taxes. However the owner of the Hotel is a limited partnership and may be subject to certain income or other taxes, and the members of the limited partnership are responsible for reporting their share of taxable income or loss on their respective income tax returns.

(3)	Ground Lease

The owner of the Hotel leases the building structure and land under a noncancelable lease with the United States General Services Administration, expiring on November 30, 2059. The lease has been accounted for as an operating lease. The Hotel is required to pay the greater of a base rent or a percentage of gross hotel revenues in excess of $10,000,000 (as adjusted for CPI increases) and gross food and beverage revenues in excess of $4,000,000 (as adjusted for CPI increase), as defined. The percentage of gross hotel revenues and food and beverage revenues ranges from 3% in the initial years to 8.5% in the later years of the lease. In addition, the Hotel is also required to pay a Participation Rent that equals to 20% – 25% of net cash flow, as defined in the lease, if certain thresholds are exceeded. Under the lease agreement, the Hotel is also required to distribute to the landlord a portion of the net cash proceeds generated upon the sale or refinancing of the Hotel, after the partners in the Hotel receive their capital and achieve a certain internal rate of return on their investment as described in the lease. There was no percentage rent in 2009 and 2008. Base rent exceeded percentage rent for both 2009 and 2008, and no cash proceeds from refinancing were distributed during 2009 or 2008. Participation rent was $203,422 and $354,990 as of March 31, 2009, December 31, 2009 and 2008, respectively.

Base rent was approximately $180,000 for both 2009 and 2008, respectively. Base rent is adjusted upward for the increase, if any, in the Consumer Price Index.

(4)	Related-Party Transactions

The Hotel has entered into a hotel operating agreement with the Kimpton Group to manage the Hotel. In accordance with the hotel operating agreement, the Hotel pays a base management fee of 4% of gross revenues and an incentive fee of 16% of the Hotel’s distributable cash, as defined in the agreement, after payment of a preferred return to the owner of the Hotel.

Under the operating agreement, the Hotel also reimburses the Kimpton Group for the Hotel’s pro rata share of certain group service costs, as defined in the agreement. In addition, the Hotel reimburses the Kimpton Group for the Hotel’s pro rata share of initial development costs and recurring operating costs related to the central reservation system, and costs associated with the guest loyalty program Kimpton In-Touch. Total reimbursements were $150,111 and $134,384 for the years ended December 31, 2009 and 2008, respectively.

The Hotel shares certain costs with other hotels and entities that are managed by or affiliated with the Kimpton Group. The Hotel has total outstanding payables due to the Kimpton Group of $31,357 and $90,431 as of December 31, 2009 and 2008, respectively.

(5)	Subsequent Event

The Hotel has evaluated the need for disclosures and/or adjustments resulting from subsequent events through July 9, 2010, the date the financial statements were available to be issued. On May 13, 2010, Pebblebrook Hotel Trust (Pebblebrook) entered into an agreement to acquire the Hotel for $74 million. The transaction is expected to close before the end of the third quarter of 2010. Pebblebrook may assume the existing note payable. However, no definite agreement has been reached with the lender.

17,000,000 Shares

Common Shares

PROSPECTUS

Raymond James

BofA Merrill Lynch

Baird

Credit Agricole CIB

Janney Montgomery Scott

Piper Jaffray

July   , 2010

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee	$25,118
FINRA filing fee	35,500
NYSE fees	79,200
Printing and engraving fees	100,000
Legal fees and expenses	350,000
Accounting fees and expenses	100,000
Blue Sky fees and expenses (including legal fees)	10,000
Miscellaneous expenses	100,182

Total	$800,000

All expenses, except the SEC registration fee and FINRA filing fee, are estimated.

Item 32.	Sales to Special Parties.

On October 6, 2009, we issued 1,000 common shares to Mr. Bortz in connection with the formation and initial capitalization of our company for an aggregate purchase price of $1,000. We redeemed the shares from Mr. Bortz for $1,000 upon completion of our initial public offering.

Item 33.	Recent Sales of Unregistered Securities.

We have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On October 6, 2009, we issued 1,000 common shares to Mr. Bortz in connection with the formation and initial capitalization of our company for an aggregate purchase price of $1,000. We redeemed the shares from Mr. Bortz for $1,000 upon completion of our initial public offering.

The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Mr. Bortz is our Chairman, President and Chief Executive Officer and has represented to us that he is an “accredited investor” as defined in Rule 501 under the Securities Act.

On December 14, 2009, we sold 125,000 common shares to Mr. Bortz and 10,000 common shares to Mr. Martz, our Executive Vice President and Chief Financial Officer, in a private placement concurrently with the closing of our initial public offering at a price per share of $20.00, which was equal to the public offering price in that offering. The shares were sold to Messrs. Bortz and Martz in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of Mr. Bortz and Mr. Martz has represented to us that he is an “accredited investor” as defined in Rule 501 under the Securities Act.

Item 34.	Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer, member, manager or partner and who is made or is threatened to be made a party to the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the Maryland General Corporation Law and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933 is against public policy and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Shares Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Exhibit Description

1	.1***	Form of Underwriting Agreement by and among Pebblebrook Hotel Trust, Pebblebrook Hotel, L.P. and the Underwriters named herein
3	.1*	Articles of Amendment and Restatement of Pebblebrook Hotel Trust
3	.2*	Bylaws of Pebblebrook Hotel Trust
3.3		First Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P.(1)
5	.1**	Opinion of Venable LLP
8	.1**	Tax opinion of Hunton & Williams LLP
10	.1*	Pebblebrook Hotel Trust 2009 Equity Incentive Plan
10.2		Change in Control Severance Agreement between Pebblebrook Hotel Trust and Jon E. Bortz(2)
10.3		Change in Control Severance Agreement between Pebblebrook Hotel Trust and Raymond D. Martz(2)
10.4		Change in Control Severance Agreement between Pebblebrook Hotel Trust and Thomas C. Fisher(2)
10.5		Form of Indemnification Agreement between Pebblebrook Hotel Trust and its officers and trustees(3)
10.6		Form of Share Award Agreement for officers and employees(4)
10.7		Form of Share Award Agreement for trustees(4)
10.8		Form of LTIP Unit Vesting Agreement(5)
10.9		Form of Subscription Agreement(5)
10.10		Credit Agreement (senior secured revolving credit facility)(6)
10	.11*	Purchase and Sale Agreement (Hotel Monaco Washington DC)
10.12		Purchase and Sale Agreement (Doubletree Bethesda Hotel and Executive Meeting Center)(7)

Exhibit
Number		Exhibit Description

10.13		Purchase and Sale Agreement (Sir Francis Drake Hotel)(7)
10.14		Purchase and Sale Agreement (InterContinental Buckhead Hotel)(7)
10.15		LTIP Unit Vesting Agreement between Pebblebrook Hotel Trust and Jon E. Bortz(2)
10.16		LTIP Unit Vesting Agreement between Pebblebrook Hotel Trust and Raymond D. Martz(2)
10.17		LTIP Unit Vesting Agreement between Pebblebrook Hotel Trust and Thomas C. Fisher(2)
10.18		Share Award Agreement between Pebblebrook Hotel Trust and Jon E. Bortz(8)
10.19		Share Award Agreement between Pebblebrook Hotel Trust and Raymond D. Martz(8)
10.20		Share Award Agreement between Pebblebrook Hotel Trust and Thomas C. Fisher(8)
21	.1*	List of Subsidiaries of Pebblebrook Hotel Trust
23	.1**	KPMG LLP Consent
23	.2**	Venable LLP Consent (included in Exhibit 5.1)
23	.3**	Hunton & Williams LLP Consent (included in Exhibit 8.1)
24	.1*	Power of Attorney (included on signature page)

*	Previously filed.

**	Filed herewith.

***	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2010 (File No. 001-34571).

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 24, 2010 (File No. 001-34571).

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on November 10, 2009 (File No. 333-162412).

(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on November 25, 2009 (File No. 333-162412).

(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on December 3, 2009 (File No. 333-162412).

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on July 9, 2010 (File No. 001-34571).

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed with the SEC on July 12, 2010 (File No. 001-34571).

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2010 (File No. 001-34571).

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on the 19th day of July, 2010.

PEBBLEBROOK HOTEL TRUST

By:	/s/ Jon E. Bortz
Jon E. Bortz
Chairman of the Board, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-11 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon E. Bortz Jon E. Bortz	Chairman of the Board, President, Chief Executive Officer and Trustee (Principal Executive Officer)	July 19, 2010

/s/ Raymond D. Martz Raymond D. Martz	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	July 19, 2010

* Cydney C. Donnell	Trustee	July 19, 2010

* Ron E. Jackson	Trustee	July 19, 2010

* Michael J. Schall	Trustee	July 19, 2010

* Earl E. Webb	Trustee	July 19, 2010

* Laura H. Wright	Trustee	July 19, 2010

By: /s/ Jon E. Bortz Jon E. BortzAs Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1***	Form of Underwriting Agreement by and among Pebblebrook Hotel Trust, Pebblebrook Hotel, L.P. and the Underwriters named herein
3	.1*	Articles of Amendment and Restatement of Pebblebrook Hotel Trust
3	.2*	Bylaws of Pebblebrook Hotel Trust
3.3		First Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P.(1)
5	.1**	Opinion of Venable LLP
8	.1**	Tax opinion of Hunton & Williams LLP
10	.1*	Pebblebrook Hotel Trust 2009 Equity Incentive Plan
10.2		Change in Control Severance Agreement between Pebblebrook Hotel Trust and Jon E. Bortz(2)
10.3		Change in Control Severance Agreement between Pebblebrook Hotel Trust and Raymond D. Martz(2)
10.4		Change in Control Severance Agreement between Pebblebrook Hotel Trust and Thomas C. Fisher(2)
10.5		Form of Indemnification Agreement between Pebblebrook Hotel Trust and its officers and trustees(3)
10.6		Form of Share Award Agreement for officers and employees(4)
10.7		Form of Share Award Agreement for trustees(4)
10.8		Form of LTIP Unit Vesting Agreement(5)
10.9		Form of Subscription Agreement(5)
10.10		Credit Agreement (senior secured revolving credit facility)(6)
10	.11*	Purchase and Sale Agreement (Hotel Monaco Washington DC)
10.12		Purchase and Sale Agreement (Doubletree Bethesda Hotel and Executive Meeting Center)(7)
10.13		Purchase and Sale Agreement (Sir Francis Drake Hotel)(7)
10.14		Purchase and Sale Agreement (InterContinental Buckhead Hotel)(7)
10.15		LTIP Unit Vesting Agreement between Pebblebrook Hotel Trust and Jon E. Bortz(2)
10.16		LTIP Unit Vesting Agreement between Pebblebrook Hotel Trust and Raymond D. Martz(2)
10.17		LTIP Unit Vesting Agreement between Pebblebrook Hotel Trust and Thomas C. Fisher(2)
10.18		Share Award Agreement between Pebblebrook Hotel Trust and Jon E. Bortz(8)
10.19		Share Award Agreement between Pebblebrook Hotel Trust and Raymond D. Martz(8)
10.20		Share Award Agreement between Pebblebrook Hotel Trust and Thomas C. Fisher(8)
21	.1*	List of Subsidiaries of Pebblebrook Hotel Trust
23	.1**	KPMG LLP Consent
23	.2**	Venable LLP Consent (included in Exhibit 5.1)
23	.3**	Hunton & Williams LLP Consent (included in Exhibit 8.1)
24	.1*	Power of Attorney (included on signature page)

*	Previously filed.

**	Filed herewith.

***	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2010 (File No. 001-34571).

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 24, 2010 (File No. 001-34571).

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on November 10, 2009 (File No. 333-162412).

(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on November 25, 2009 (File No. 333-162412).

(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on December 3, 2009 (File No. 333-162412).

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on July 9, 2010 (File No. 001-34571).

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed with the SEC on July 12, 2010 (File No. 001-34571).

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2010 (File No. 001-34571).